Banco Bradesco S.A. Exhibit 4.1. EXECUTION VERSION STRICTLY CONFIDENTIAL
Dated 31 July 2015
HSBC LATIN AMERICA HOLDINGS (UK) LIMITED and HSBC HOLDINGS PLC and BANCO BRADESCO S.A.
SHARE PURCHASE AGREEMENT relating to the sale and purchase of HSBC Bank Brasil S.A. – Banco Múltiplo and HSBC Serviços e Participações Ltda

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref L-235382

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Table of Contents
Contents		Page
1	Interpretation	1
2	Agreement to Sell and Purchase the Shares	16
3	Consideration	16
4	Conditions	16
5	Pre-Closing Obligations	21
6	Closing	24
7	Post-Closing Adjustments	26
8	Post-Closing Obligations	27
9	Warranties	33
10	Limitation of Seller’s Liability	37
11	Claims	37
12	Restrictions on the Seller and the Purchaser	41
13	Confidentiality	47
14	Insurance	49
15	Other Provisions	50
	Schedule 1 Target Group	66
	Schedule 2 Closing Obligations (Clause 6.2)	71
	Schedule 3 Part 1 Closing Statement (Clause 7)	74
	Schedule 3 Part 2 Form of Closing Statement	78
	Schedule 3 Part 3 Example Calculation	81
	Schedule 4 Tax	83
	Schedule 5 Warranties given by the Seller under Clause 9.1	90
	Schedule 6 Warranties given by the Purchaser and Holdings under Clause 9.3	99
	Schedule 7 Limitations of Liability under Clause 10	103
	Schedule 8 Parties’ Knowledge	107
	Schedule 9 Migration Plan	109
	Schedule 10 Sale Branches	112

i

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Share Purchase Agreement

This Agreement is made on 31 July 2015 between:

(1)	HSBC LATIN AMERICA HOLDINGS (UK) LIMITED, a company incorporated in England and Wales with registered number 01475009 and whose registered office is at 8 Canada Square, London E14 5HQ (the “Seller”);

(2)	HSBC HOLDINGS PLC, a company incorporated in England and Wales with registered number 00617987 and whose registered office is at 8 Canada Square, London E14 5HQ (“Holdings”); and

(3)

BANCO BRADESCO S.A.,a financial institution (instituição financeira) organized and existing under the Laws of Brazil, with principal offices in the City of Osasco, State of São Paulo, Brazil, at Cidade de Deus, Vila Yara, enrolled with CNPJ/MF under No. 60.746.948/0001-12 (the “Purchaser”).

Whereas:

(A)	The Seller has agreed to sell, or procure the sale of, the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	Holdings is a party to this Agreement solely for the purposes of Clause 9.4.2.

(C)	The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.

(D)

The transactions contemplated by this Agreement have been proposed by the Seller to the Purchaser for the purposes of paragraph 2 of Article 9 of Brazilian Decree-Law No. 4,657 dated 4 September 1942, as amended, and for no other purpose or reason whatsoever.

(E)	On the date hereof, Holdings has delivered the Comfort Letter to the Purchaser in relation to the Acquisition.

It is agreed as follows:

1             Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply.

1.1         Definitions

“Accounts” means the consolidated audited financial statements of the Target Companies as at the Accounts Date included in the Data Room at references 12.1.1.4.1 and 12.1.2.4.1;

“Accounts Date” means 31 December 2014;

“Acquisition” means the acquisition of the Shares in the Target Companies by the Purchaser in accordance with the terms of this Agreement;

“Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person. For the purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of more than 50 (fifty) per cent. of the voting stock in such person;

“Agreed Form” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and signed for identification by the Seller and the Purchaser with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time taking into account the requirements of Applicable Law;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Agreement” means this Share Purchase Agreement;

“Anti-Bribery Laws” means:

(i)            the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(ii)           the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)          the UK Bribery Act 2010;

(iv)          Brazilian Law No. 12,846, of 1 August 2013, and Decree No. 8,420, of 18 March 2015; and

(v)           any other Applicable Law which:

(a)          prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(b)          is broadly equivalent to paragraph (ii), (iii) or (iv) or was intended to enact the provisions of the OECD Convention described in paragraph (i) or which has as its objective the prevention of corruption;

“Applicable Law” means any applicable federal, state, local, foreign, international or multinational treaty, constitution, statute or other law, ordinance, code, decree, rule, regulation, communiqué, circular, standard, municipal by-law, judicial or arbitral or administrative or ministerial or departmental or regulatory judgment, order, injunction, decision, ruling or award, policy or other requirement of any Governmental Entity;

“Approval Date” has the meaning set out in Clause 8.2.2;

“Award Employees” has the meaning set out in Clause 12.4.2;

“Award Plan” means the HSBC Share Plan 2011;

“BACEN” or “BCB” means the Central Bank of Brazil (Banco Central do Brasil);

“Base Amount” means BRL11,187,200,000 (eleven billion one hundred and eighty-seven million two hundred thousand BRLs) being the amount of shareholders' equity as shown in the IFRS Proforma Accounts;

“Brazilian Corporations Law” means Brazilian Law No. 6,404, of 15 December 1976, as amended;

“Business Day” means a day which is not a Saturday, a Sunday or a public or national holiday in England or the city of São Paulo, in the State of São Paulo, Brazil;

“CADE” means the Brazilian Administrative Council for Economic Defence (Conselho Administrativo de Defesa Econômica), Brazil’s antitrust authority;

“Cayman Business” means the branch of HSBC Bank Brasil S.A. – Banco Múltiplo located in the Cayman Islands and the associated operations, employees, systems and infrastructure of the Target Group located in the Cayman Islands;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Closing” means the completion of the sale of the Shares pursuant to Clauses 6.1, 6.2 and 6.3;

“Closing Amount” has the meaning given in Clause 6.3;

“Closing Date” means the date on which Closing takes place;

“Closing Statement” means the balance sheet to be prepared as of the Closing Date to value the Shareholders Equity in accordance with Clause 7.1 and Part 1 of Schedule 3 (Closing Statement (Clause 7));

“Closing Statement Relief” means any Relief which is shown as an asset (including as a deferred tax asset) in the Closing Statement or has been taken into account in computing (or reducing) a provision for deferred tax which appears in the Closing Statement or has resulted in no provision for deferred tax being made in the Closing Statement;

“Comfort Letter” means the letter from Holdings addressed to the Purchaser dated as of the date hereof;

“Competing Activities” means the onshore business of offering and providing retail banking, private banking, commercial banking, asset management products and services, credit cards, broker dealer products and services, custodial services or insurance products and services, as carried on by the Target Group and the Retained Subsidiary as at the date of this Agreement as part of its ordinary and usual business in Brazil and “Competing Activity” means any one of them;

“Conditions” has the meaning given in Clause 4.1;

“Confidentiality Agreement” means the confidentiality agreement dated 20 April 2015 between Holdings and the Purchaser relating to the provision to the Purchaser of certain confidential information relating to the Target Group and the Retained Subsidiary;

“Consent” means any material consent, approval, clearance, waiver, permit, authorisation, licence, registration, non-objection or judgment from a Governmental Entity;

“Consideration Amount” means the aggregate consideration payable pursuant to Clause 3.1;

“Continuing Intra-Group Agreement” has the meaning given in Clause 8.3.1;

“Corresponding Saving” means any Tax (other than Tax for which the Seller would have been liable under paragraph 1 of Schedule 4 (Tax)) saved by utilisation of a Relief (other than a Closing Statement Relief) to which the Purchaser’s Group or any Target Group Company becomes entitled as a direct or indirect result of any Tax Liability to which paragraph 1 of Schedule 4 (Tax) to this Agreement relates;

[***];

“Data Room” means the electronic data room containing documents and information relating to the Target Group and the Retained Subsidiary made available by the Seller and hosted by Merrill Corporation, the contents of which as of 23:59pm (UK time) on 30 July 2015 are listed as schedule 2 to the Disclosure Letter and as provided by the Seller to the Purchaser on CDs and/or USB drives, and the Q&A responses provided by the Seller set out at schedule 3 to the Disclosure Letter;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Deferred Prosecution Agreement” means the deferred prosecution agreement entered into between Holdings, HSBC Bank USA N.A. and the United States Department of Justice on 11 December 2012;

“Director” means a director (membro do Conselho de Administração) of any Target Group Company;

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing:

(i)            information constituting exceptions to the Seller’s Warranties; and

(ii)           details of other matters referred to in this Agreement;

“Draft Closing Statement” has the meaning given in Clause 7.1;

“Due Diligence” means the review and examination made by the Purchaser and any and all of its professional, legal, financial, tax and other advisers in relation to, among others, the legal, regulatory, fiscal, financial, technical, and commercial affairs of the Target Group;

“Economic Sanctions Law” means any laws, codes, regulations, decrees, orders, decisions, rules or requirements of any nature relating to economic or financial sanctions or restrictive measures which are administered from time to time by the United Nations, Office of Foreign Assets Control of the US Department of the Treasury, the US State Department, the European Union or any member state thereof, the Asset Freezing Unit of Her Majesty’s Treasury or any other national or supranational economic sanctions authority regulating the behaviour of a party to this Agreement (and including any member of the Seller’s Group or the Purchaser’s Group or any Target Group Company);

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal, attachment (penhora), bond (caução), fiduciary transfer of collateral (alienação fiduciária em garantia), fiduciary assignment (cessão fiduciária em garantia) or other third party right or security interest of any kind (direito real sobre coisa alheia), or an agreement, arrangement or obligation to create any of the foregoing;

“Estimated Adjustment Amount” means an amount (being a positive or negative amount) in BRL equal to the Shareholders Equity, derived from the column entitled ‘IFRS Proforma Accounts’ in the Pre-Closing Statement minus the Base Amount and converted into USD in accordance with Clause 1.10 on the Business Day prior to the Seller’s notification pursuant to Clause 6.4.1;

“Estimated Intra-Group Finance Payables” means the Intra-Group Finance Payables as set out in the Pre-Closing Statement;

“Estimated Intra-Group Finance Receivables” means the Intra-Group Finance Receivables as set out in the Pre-Closing Statement;

“Estimated Intra-Group Payables” means the Estimated Intra-Group Finance Payables plus the Estimated Intra-Group Trading Payables;

“Estimated Intra-Group Receivables” means the Estimated Intra-Group Finance Receivables plus the Estimated Intra-Group Trading Receivables;

“Estimated Intra-Group Trading Payables” means the Intra-Group Trading Payables as set out in the Pre-Closing Statement;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Estimated Intra-Group Trading Receivables” means the Intra-Group Trading Receivables as set out in the Pre-Closing Statement;

“Event” means any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature;

[***];

“Fairly Disclosed” means disclosed in sufficient detail and specificity to allow a reasonable person to identify the relevant facts, nature and scope of the matters disclosed;

“FATCA” means:

(i)            sections 1471 to 1474 of the US Internal Revenue Code (also known as Title 26 of the United States Code) or any associated regulations;

(ii)           any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (i) above; or

(iii)          any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraph (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“Filing” means any registration, declaration, notice, report, submission, application or other filing with a Governmental Entity;

“Final Adjustment Amount” means an amount (being a positive or negative amount) in BRL equal to the Shareholders Equity derived from the column entitled “IFRS Proforma Accounts” in the Closing Statement, as finally determined pursuant to Clause 7.2, minus the Base Amount and converted into USD on the Closing Date in accordance with Clause 1.10;

“Final Payment Date” means 10 (ten) Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 3 (Closing Statement (Clause 7)) is complete;

“Fundamental Warranties” means the Seller’s Warranties given in [***] and “Fundamental Warranty” means any one of them;

“Governmental Entity” means any government or any arbitrator, tribunal or court of competent jurisdiction, securities exchange, stock exchange, securities commission, foreign exchange authority, foreign investment authority, competition or anti-trust authority, administrative agency or commission, regulator or other governmental authority department or instrumentality or any banking or financial services or other regulatory or supervisory authority which regulates or supervises any member of the Seller’s Group or the Purchaser’s Group or any Target Group Company as the case may be (in each case whether federal, state, local, foreign, international or multinational);

“Guarantees” has the meaning given in Clause 8.1.1;

“Holdings' Associates” means all associated persons, agents or subcontractors of Holdings as may be used in relation to its fulfilment of its obligations under this Agreement and “Holdings' Associate” means any one of them;

“HSBC Trade Marks” means any Trade Marks owned by any member of the Seller’s Group as at the date hereof or any time up until the later of Closing or termination of this Agreement, and any trade marks that are confusingly similar to any such Trade Marks;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“IFRS” means the International Financial Reporting Standards issued by the International Accounting Standards board as amended from time to time and as endorsed by the European Union;

“IFRS Proforma Accounts” means the adjusted IFRS Reconciliation Accounts as at the Accounts Date included in the “Pro forma” tab of the spreadsheet at item 1.2.1 of the Data Room;

“IFRS Reconciliation Accounts” means the reconciliation of the Accounts to IFRS for the purposes of preparing the Seller’s Group consolidated IFRS financial statements as at the Accounts Date and included in the “Equity Reconciliation” tab of the spreadsheet at item 1.2.1 of the Data Room;

“Indemnified Matters” has the meaning given in Clause 9.4.2;

“Intellectual Property” means all of the following: (a) patents, patent applications (including patents issued thereon) and statutory invention registrations, including reissues, renewals, divisions, continuations, continuations in part, extensions and re-examinations thereof, all rights therein provided by international treaties or conventions; (b) trade marks, service marks, trade names, service names, domain names, trade dress, brand names, logos and other indicia of origin and identifiers of same, including all goodwill associated therewith, and any and all common law rights, and registrations and applications for registration thereof, all rights therein provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing (collectively, “Trade Marks”); (c) published and unpublished works of authorship, copyrights therein, moral rights, mask work rights, database rights and design rights, in each case whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions; (d) intellectual property rights arising from or in respect of software; (e) confidential and proprietary information, including trade secrets, processes and know-how; and (f) all intellectual property rights arising from or in respect of technology;

“International Sharesave Awards” mean all equity-settled awards granted under the HSBC Holdings Savings-Related Share Option Plan (International) prior to Closing to Award Employees;

“Intra-Group Finance Payables” means all outstanding loans, other financing liabilities or obligations or other financing amounts (including, for the avoidance of doubt, interest accrued thereon) owed by a Target Group Company to any member of the Seller’s Group as at Closing (or, in the case of the Intra-Group Finance Payables set out in the Pre-Closing Statement, as at the date the Pre-Closing Statement is prepared) (other than amounts in respect of the Continuing Intra-Group Agreements and the Subordinated Debt);

“Intra-Group Finance Receivables” means all outstanding loans, other financing liabilities or obligations or other financing amounts (including, for the avoidance of doubt, interest accrued thereon) owed by any member of the Seller’s Group to a Target Group Company as at Closing (or, in the case of the Intra-Group Finance Receivables set out in the Pre-Closing Statement, as at the date the Pre-Closing Statement is prepared) (other than amounts in respect of the Continuing Intra-Group Agreements);

“Intra-Group Payables” means the Intra-Group Finance Payables plus the Intra-Group Trading Payables;

“Intra-Group Receivables” means the Intra-Group Finance Receivables plus the Intra-Group Trading Receivables;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Intra-Group Trading Payables” means all outstanding amounts (including, for the avoidance of doubt, interest accrued thereon) owed by a Target Group Company to any member of the Seller’s Group as at Closing (or, in the case of the Intra-Group Trading Payables set out in the Pre-Closing Statement, as at the date the Pre-Closing Statement is prepared), which are not Intra-Group Finance Payables or amounts in respect of the Continuing Intra-Group Agreements or the Subordinated Debt;

“Intra-Group Trading Receivables” means all outstanding amounts (including, for the avoidance of doubt, interest accrued thereon) owed by any member of the Seller’s Group to a Target Group Company as at Closing (or, in the case of the Intra-Group Trading Receivables set out in the Pre-Closing Statement, as at the date the Pre-Closing Statement is prepared) which are not Intra-Group Finance Receivables or amounts in respect of the Continuing Intra-Group Agreements;

“IOF Tax” means a Brazilian federal tax levied on foreign exchange transactions, imposed by Law No. 8,894, of 21 June 1994, as amended, and regulated by Decree No. 6,306, of 14 December 2007;

“Key Employee” means any employee of any Target Group Company who is a member of the “Executive Committee” of the Target Group;

“Leased Properties” means the properties set out in item 3.7, 3.8, 3.10, 3.12, 3.15, 26.3.1.2, 26.3.1.3 and 26.3.1.4 of the Data Room and “Leased Property” means any one of them;

“LIBOR” means the rate for deposits in USD for a period of 3 (three) months which appears on the display page designated LIBOR01 on Reuters (or such other page as may replace that page on that service, or such other service as may be nominated as the information vendor, for the purpose of displaying comparable rates) as of 11:00 a.m. (London time) on the relevant day, provided that if such rate does not appear, then LIBOR for any relevant period shall be determined on such other basis as the Seller and the Purchaser shall agree;

“Local Retained Employees” means those employees of the Target Group listed in item 38.4.1 of the Data Room;

“Long Stop Date” means the date falling 24 months following the date of this Agreement;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees and reasonable out-of-pocket expenses), charges, expenses, interests, penalties, actions, proceedings, claims and demands;

“Material Adverse Effect” means any material adverse effect:

(a)          on the business, assets or liabilities of the Target Group; or

(b)          on the ability of the Seller to timely consummate the Acquisition and to perform its obligations under this Agreement, in either case excluding any material adverse effects caused by:

(i)            this Agreement or the transactions contemplated hereby or the announcement thereof;

(ii)           any change in any of the following: general political or economic conditions, the financial, securities or currency markets, prevailing interest rates or exchange rates, or general conditions in Brazil, the United States of America, England or any other European country (including catastrophe, war, civil unrest or terrorism);

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iii)         any change or condition affecting the relevant person’s industries generally or changes in general industry conditions affecting financial institutions, including banks and insurance companies generally;

(iv)         any change in Applicable Law or in the official interpretation thereof;

(v)          any act or omission by the Seller or any Target Group Company taken with the prior consent or at the direction of the Purchaser;

(vi)         changes in generally accepted accounting principles applicable to the Seller or the Purchaser or any change in the authoritative interpretation of any of the foregoing;

(vii)        matters Fairly Disclosed in the Schedules hereto and/or the Disclosure Letter; or

(viii)       any action or omission required to be taken or not taken pursuant to the express terms of this Agreement;

“Material Agreements” means:

(i)            any services or licensing agreement between a Target Group Company and a third party (being a person who is not an Affiliate of the Seller) involving, individually, or in a series of related agreements relating to the same counterparty and subject matter, aggregate annual payments in excess of USD25 million, or which is critical to the business of the Target Group;

(ii)           any agreement providing for any obligation to register any shares of the capital or other securities of any Target Group Company with any securities exchange or otherwise relating to such stock or other securities;

(iii)          any agreement that contains a material non-compete provision relating to the business of the Target Group or any other agreement materially restricting the right of the Target Group to conduct business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business, or that grants the other party or any third person “most favoured nation” status, in each case where the non-compete or other restriction or preferential status in question has resulted in a loss of business or revenue to the Target Group in excess of USD25 million on an annualised basis;

(iv)          any agreement that is a partnership, joint venture or similar agreement to which a Target Group Company is a party (other than any agreement entered into by any Target Group Company with or in connection with a recognised trade association or similar body pursuant to which no Target Group Company has any liability or obligation except for the payment of annual subscription or membership fees);

(v)           any agreement for the public issuance of debt by the Target Group; or

(vi)          any other agreement, or series of related agreements entered into by a Target Group Company relating to the same counterparty and subject matter which, if terminated would have a Material Adverse Effect on the business of the Target Group;

“Migration Plan” has the meaning given in paragraph 1.1 of Schedule  9 (Migration Plan);

“Negative Adjustment Amount” has the meaning given in Clause 7.3.2;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Net After-Tax Basis” means, with respect to any calculation of any payment, calculation thereof in a manner that will ensure, so far as possible, that after taking into account any Taxes actually owing by the recipient of the payment as a result of receipt or accrual of the payment (including as a result of any reduction in Tax benefits otherwise available) and any savings in Taxes actually realised by the recipient of the payment resulting from the matter giving rise to that payment, the recipient is left in the position it would have been in had the matter giving rise to the payment not occurred;

“Notice” has the meaning given in Clause 15.13.1;

“Offer Price” means USD 5,186,080,089.58;

“Officer” means a statutory officer (diretor estatutário) of any Target Group Company;

“Overprovision” has the meaning given in paragraph 7.1 of Schedule 4 (Tax);

“Owned Properties” means the properties set out in item 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.15, 26.3.1.1, 26.3.1.3 and 26.3.1.4 of the Data Room and “Owned Property” means any one of them;

“Parties” means the parties to this Agreement and each of the Parties shall be a “Party”;

“Payment Books” has the meaning given in Clause 8.2.4;

“Payment Cards” has the meaning given in Clause 8.2.3;

“PIS/COFINS” means any (a) claims arising from the following tax proceedings: [***], together with any related administrative and judicial proceedings, including requests for off-set (pedidos de compensação) of credits before Tax Authorities and (b) claims related to PIS/COFINS Credits;

“PIS/COFINS Credits” means any credit arising from the following tax proceedings: [***], which have not been refunded or used by a Target Group Company to off-set Tax debts prior to Closing, including any related administrative and judicial proceeding related to (a) requests for allowance (pedidos de habilitação) of credits and (b) requests for off-set (pedidos de compensação) that will be filed before Tax Authorities to use such credits;

“Positive Adjustment Amount” has the meaning given in Clause 7.3.1;

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the close of business on the Closing Date;

“Pre-Closing Reorganisation” means:

(i)             the transfer of the entire legal and beneficial interest in the issued capital of the Retained Subsidiary by HSBC Bank Brasil S.A. – Banco Múltiplo to a member of the Seller’s Group, in consideration for (i) in the case where the transfer occurs prior to Closing, such amount as shall be determined by the Seller and reflected in the Closing Statement; and (ii) in the case where the transfer occurs after Closing, an amount equal to the book value of the Retained Subsidiary; and

(ii)           the transfer of all of the assets and liabilities of the Retained Subsidiary to a Target Group Company,

in each case in accordance with the terms set out in the Pre-Closing Reorganisation Documents;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Pre-Closing Reorganisation Documents” means the documents setting out the terms on which the shares of the Retained Subsidiary are transferred to a member of the Seller’s Group and the assets and liabilities of the Retained Subsidiary are transferred to a Target Group Company;

“Pre-Closing Statement” means the balance sheet to be prepared by the Seller as of the last day of the nearest possible full month prior to Closing and which has had a limited review by the Brazilian branch of any one of PricewaterhouseCoopers, EY, Deloitte or KPMG, to value the Shareholders Equity in a manner consistent with paragraphs 1 and 2 of Part 1 of Schedule 3 (Closing Statement (Clause 7)) as if references to Closing Statement were to the Pre-Closing Statement;

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the close of business on the Closing Date;

[***];

“Prior Year Variable Pay Awards” means Variable Pay Awards granted prior to Closing and made under the Award Plan in respect of periods ending prior to the first day of the calendar year in which Closing takes place;

“Properties” means the Owned Properties and the Leased Properties and “Property” means any one of them;

“Purchaser” has the meaning given in the Recitals to this Agreement;

“Purchaser’s Associates” means all associated persons, agents or subcontractors of the Purchaser as may be used in relation to its fulfilment of its obligations under this Agreement and “Purchaser’s Associate” means any one of them;

“Purchaser’s Disagreement Notice” has the meaning given in paragraph 3.3 of Part 1 of Schedule 3 (Closing Statement (Clause 7));

“Purchaser’s Group” means the Purchaser, its subsidiaries or subsidiary undertakings and its holding companies or parent undertakings and any subsidiary of such holding companies or parent undertakings, in each case from time to time;

“Purchaser’s Relief” means:

(i)            any Relief of a Target Group Company to the extent that it arises in respect of a Post-Closing Tax Period;

(ii)           any Relief that, having regard to paragraph 1.6 of Schedule 4 (Tax), is allocated to the period beginning following Closing and ending with the end of the Straddle Period; or

(iii)         any Relief arising to any member of the Purchaser’s Group (other than the Target Group Companies) that is available to set off against a liability to Tax of the Target Companies;

“Regional Employees” means those employees of the Target Group listed on page 2 of item 37.1.8 of the Data Room under the heading “Regional Employees”;

“Relevant Amount” has the meaning given in paragraph 7.2 of Schedule 4 (Tax);

“Relevant Claim” means any claim whatsoever made by the Purchaser or any Target Group Company against the Seller for breach of, or in connection with, this Agreement (including for breach of the Seller’s Warranties) whether in contract or tort (including negligence) or in respect of any claim under an indemnity (other than a claim under Clause 9.4.2), covenant or undertaking given by the Seller under this Agreement;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Relief” includes any relief, loss, allowance, exemption, set-off, right to repayment, repayments of judicial deposit, or credit in respect of Tax and any deduction in computing or against profits or Taxation;

“Repeated Warranties” means [***];

“Reporting Accountants” means the Brazilian team of any of (i) PricewaterhouseCoopers, (ii) EY, (iii) Deloitte & Touche, or (iv) KPMG as agreed by the Seller and the Purchaser within 5 (five) Business Days of a notice by one to the other requiring such agreement or, failing such agreement, to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales, provided such nomination shall be the Brazilian team of one of the aforementioned firms of accountants;

“Retained Employees” means:

(i)            the Local Retained Employees;

(ii)           the Regional Employees; and

(iii)          the Seconded Employees notified by the Seller to the Purchaser in accordance with Clause 12.3.3;

“Retained Subsidiary” means HSBC Leasing Arrendamento Mercantil (Brasil) S.A., details of which are set out in Part 2 of Schedule 1 (Target Group) or, such other Target Group Financial Company (other than HSBC Bank Brasil S.A. - Banco Múltiplo) as the Seller and the Purchaser may agree (each acting reasonably and without delay) having due regard to any preference expressed by any Governmental Entity and the aim of implementing the Pre-Closing Reorganisation in a timely manner;

"Sale Branches" means the bank branches set out in Schedule 10 (Sale Branches);

“Sanctioned Person” means, at any time:

(i)             any person listed in, or otherwise identified for the purposes of, any Economic Sanctions Law and including, without limitation, any relevant list of designated persons maintained by the Office of Foreign Assets Control of the US Department of the Treasury, the US State Department, the United Nations Security Council, the European Union or any EU member state;

(ii)           any person operating, organised or resident in a country or territory which is the subject or target of any Economic Sanction Law; or

(iii)          any person under paragraph (i) or (ii) above controlled by any such person;

“Seconded Employees” means the Seconded In Employees and the Seconded Out Employees;

“Seconded In Employees” means those employees of the Seller’s Group listed on page 1 of item 37.1.8 of the Data Room under the heading “Seconded In Employees”;

“Seconded Out Employees” means those employees of the Target Group listed on page 1 of item 37.1.8 of the Data Room under the heading “Seconded Out Employees”;

“Security Tokens” has the meaning given in Clause 8.2.4;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“SELIC” means interest computed in accordance with the interest rate of the Sistema Especial de Liquidação e Custódia, as published from time to time by Brazilian Council of Monetary Policy (Comite de Politica Monetaria); in the event that SELIC ceases to exist, it shall be replaced by the interest rate which officially replaces it in Brazil or, if no interest rate officially replaces SELIC in Brazil, it shall be replaced by the Brazilian interest rate which is closest to the concept of SELIC;

“Seller” has the meaning given in the Recitals to this Agreement;

“Seller Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group), other than Target Group Insurance Policies, maintained by the Seller’s Group under which, immediately prior to the Closing Date, any Target Group Company is entitled to any benefit, and “Seller Insurance Policy” means any one of them;

“Seller’s Group” means Holdings, any holding company of Holdings from time to time and their respective subsidiaries and subsidiary undertakings from time to time (including the Seller), excluding the Target Group Companies, and “Seller’s Group Company” means any of them;

“Seller’s Refund” has the meaning given in paragraph 6.1 of Schedule 4 (Tax);

“Seller’s Relief” means any Relief which is or becomes available to a Target Group Company, other than a Closing Statement Relief and a Purchaser’s Relief;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 9 (Warranties) and Schedule 5 (Warranties given by the Seller under Clause 9.1) and “Seller’s Warranty” means any one of them;

"Share Transfers" has the meaning given in paragraph 1.1.3 of Schedule 2 (Closing Obligations);

“Shareholders Equity” means the aggregate amount expressed in BRL of the shareholders equity of the Target Companies as at the Closing Date (or in the case of the Shareholder Equity set out in the Pre-Closing Statement, as at the last date the Pre- Closing Statement is prepared) (as determined in accordance with the accounting policies, procedures and methodologies set out in paragraph 2 of Part 1 of Schedule 3 (Closing Statement (Clause 7)) applied on a consistent basis) as shown in the Closing Statement. An example calculation of Shareholders Equity as at 31 December 2014 is shown, for illustrative purposes only, in Part 3 of Schedule 3 (Closing Statement (Clause 7));

“Shares” means: (i) the 2,949,532,445 shares in the capital of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) the 14,924,165,327 quotas in the capital of HSBC Serviços e Participações Ltda., being the entire issued capital of the Target Companies;

“Straddle Period” has the meaning given in paragraph 1.6 of Schedule 4 (Tax);

“Subordinated Debt” means:

(i)            the subordinated debt issued by:

(a)           HSBC Bank Brasil S.A. – Banco Múltiplo, acting through its Cayman branch, to Holdings on 22 March 2011 in the amount of USD300 million;

(b)          HSBC Bank Brasil S.A. – Banco Múltiplo, acting through its Cayman branch, to Holdings on 22 August 2011 in the amount of USD250 million;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(c)          HSBC Bank Brasil S.A. – Banco Múltiplo, acting through its Cayman branch, to Holdings on 29 September 2011 in the amount of USD100 million;

(d)          HSBC Bank Brasil S.A. – Banco Múltiplo, acting through its Cayman branch, to Holdings on 7 February 2014 in the amount of USD610 million;

(e)          HSBC Bank Brasil S.A. – Banco Múltiplo to the Seller on 7 February 2014 in the amount of USD300 million; and

(f)            HSBC Bank Brasil S.A. – Banco Múltiplo to the Seller on 30 October 2014 in the amount of USD400 million; and

(ii)           any other subordinated debt or similar instrument issued by a Target Group Company to a member of the Seller’s Group between the date of this Agreement and Closing;

“Subsidiaries” means the entities listed in Part 2 of Schedule 1 (Target Group) but excluding, if the Seller has completed the Pre-Sale Reorganisation prior to Closing, the Retained Subsidiary, and “Subsidiary” means any one of them;

“SUSEP” means the Brazilian Private Insurance Superintendency (Superintendência de Seguros Privados), Brazil’s insurance regulator;

“Target Companies” means HSBC Bank Brasil S.A. – Banco Múltiplo and HSBC Serviços e Participações Ltda., details of which are set out in Part 1 of Schedule 1 (Target Group) and “Target Company” means any one of them;

“Target Group” means the Target Group Companies, taken as a whole;

“Target Group Companies” means the Target Companies and the Subsidiaries and “Target Group Company” means any one of them, and following Closing also includes any successor thereof, including by way of merger;

“Target Group Financial Companies” means:

(i)            HSBC Bank Brasil S.A. – Banco Múltiplo;

(ii)           Banco Losango S.A. – Banco Múltiplo;

(iii)          HSBC (Brasil) Administradora de Consórcio Ltda.;

(iv)          HSBC Corretora de Títulos e Valores Mobiliários S.A.; and

(v)           HSBC Leasing Arrendamento Mercantil (Brasil) S.A., but excluding, if the Seller has completed the Pre-Sale Reorganisation prior to Closing, the Retained Subsidiary,

and “Target Group Financial Company” means any one of them;

“Target Group Insurance Companies” means:

(i)            HSBC Empresa de Capitalização (Brasil) S.A.;

(ii)           HSBC Seguros (Brasil) S.A.;

(iii)          HSBC Vida e Previdência (Brasil) S.A.; and

(iv)          HSBC Corretora de Seguros (Brasil) S.A.,

and “Target Group Insurance Company” means any one of them;

“Target Group Insurance Policies” means all insurance policies held by Target Group Companies and “Target Group Insurance Policy” means any one of them;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

“Taxation”, “Tax” or “Taxes” means all forms of taxation (other than deferred tax) and statutory, national, governmental, state, provincial, local governmental or municipal impositions, duties, charge, contributions, levies, whether levied by reference to actual or deemed income, profits, gains, net wealth, asset values, turnover, gross receipts, sales, payroll, added value or otherwise (including social security, stamp or registration taxes), regardless of whether any of the same are imposed and chargeable directly or primarily against or attributable directly or primarily to a Target Group Company or any other person and all penalties, surcharges and interest relating thereto (including, without limitation, income tax – legal entities (Imposto de Renda – Pessoa Jurídica), social contribution on net profits (Contribuição Social sobre o Lucro Líquido), contribution to the social integration programme (Contribuição ao Programa de Integração Social (PIS)), contribution to social security (Contribuição para Financiamento da Seguridade Social – COFINS), Tax on services (Imposto sobre Serviço Qualquer Natureza), tax on distribution of goods and services (Imposto sobre Circulação de Mercadorias e Serviços), severance indemnity fund (Fundo de Garantia por Tempo de Serviço – FGTS) and contribution to the national institute of social security (Contribuição ao Instituto Nacional do Seguro Social) and IOF Tax);

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

“Tax Document” means a Tax Return, any other claim, computation, election, surrender, disclaimer, statement, notice and consent for Tax purposes and any correspondence with a Tax Authority;

“Tax Liability” means:

(i)            Tax payable or suffered;

(ii)           costs and expenses within paragraph 1.5 of Schedule 4 (Tax); or

(iii)          loss or non-availability of, or a reduction in the amount of, a Closing Statement Relief;

“Tax Return” means any return (including estimated returns), declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto;

“Terminating Intra-Group Agreements” has the meaning given in Clause 8.3.2;

“Third Party Claim” has the meaning given in Clause 11.5;

“Trade Mark Licence” means the trade mark licence to be entered into at Closing between the Seller and the Target Group Companies in the Agreed Form;

“Trade Marks” has the meaning given in the definition of Intellectual Property;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Trade Mark Licence and all documents entered into pursuant to this Agreement and “Transaction Document” means any one of them;

“Variable Pay Awards” means discretionary pay awards (including both non-deferred cash awards and all awards granted under the Award Plan) excluding, for the avoidance of doubt, International Sharesave Awards; and

“VAT” means any Taxation levied by reference to added value or sales including tax on distribution of goods and services (Imposto sobre Circulação de Mercadorias e Serviços) and tax on services (Imposto sobre Serviços).

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

1.2         Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3         References to persons and companies

References to:

1.3.1        a person include any individual, firm, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2        a company include any company, corporation or body corporate (including a limited liability company), wherever incorporated.

1.4         References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.5         Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6         Headings

Headings shall be ignored in interpreting this Agreement.

1.7         Reference to documents

References to any document (including this Agreement), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8         Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9         Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10      Currency

In this Agreement, references to “US Dollars”, “USD” and “US$” are to the lawful currency of the United States of America, and references to “BRL” are to the lawful currency of Brazil. Any monetary sum to be converted from one currency into another currency for the purposes of this Agreement shall be converted at the average rate for the purchase and sale of USD quoted by BACEN via Central Bank Information System – SISBACEN, PTAX code 220, on the relevant date identified in this Agreement or, to the extent the conversion relates to the payment of an Intra-Group Receivable or an Intra-Group Payable that is provided for in an agreement other than this Agreement, on the date prescribed in any such other agreement.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

1.11      Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.12      Statutory provisions

Except as otherwise expressly provided in this Agreement, a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced.

2             Agreement to Sell and Purchase the Shares

2.1         On and subject to the terms of this Agreement, the Seller agrees to sell, or procure the sale of, and the Purchaser agrees to purchase, the Shares.

2.2         The Shares shall be sold by, or at the direction of, the Seller free and clear of any and all Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid at or after Closing).

3             Consideration

3.1         Amount

The consideration for the purchase of the Shares under this Agreement (the “Consideration Amount”) shall be an amount in cash equal to the sum of:

3.1.1        the Offer Price; plus

3.1.2        the Final Adjustment Amount.

3.2         Payment of Consideration Amount

The consideration shall be paid by way of cash payments pursuant to Clauses 6.3, 7.3.1 and 7.3.2.

3.3         Adjustment of Consideration

If any payment is made by the Seller to the Purchaser or, as the case may be, by the Purchaser to the Seller, in respect of Clauses 3.1, 6.3, 7.3.1, 7.3.2, and 7.4.1 of this Agreement, then the payment shall be treated as an adjustment of the Consideration Amount and the Consideration Amount shall be deemed to be adjusted by the amount of such payment to the extent permissible under Applicable Law.

3.4         Allocation of Consideration Amount

The Consideration Amount shall be allocated to the Shares as set out in Part 3 of Schedule 1 (Target Group).

4             Conditions

4.1         Conditions Precedent

The agreement to sell and purchase the Shares in accordance with the terms of this Agreement is conditional upon the satisfaction of the following conditions (the “Conditions” and each a “Condition”):

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4.1.1         approval from BACEN for the transfer of control of the Target Group Financial Companies to the Purchaser, in accordance with the applicable provisions of Resolution No. 4,122, of 2 August 2012 and Circular No. 3,649, of 11 March 2013, both of the Brazilian Monetary Council;

4.1.2          antitrust approval from BACEN, in accordance with the applicable provisions of Circular No. 3,590, of 26 April 2012, of the Brazilian Monetary Council;

4.1.3          approval from CADE for the transfer of the control of the Target Group to the Purchaser, as required in article 88 of Federal Law No. 12,529, of 30 November 2011;

4.1.4           approval from SUSEP, in accordance with the procedures set forth in Resolution No. 166 of the Private Insurance National Council, of 17 July 2007 and Circular No. 260, of 8 July 2004, as amended, supplemented or substituted, for the indirect transfer of control of the Target Group Insurance Companies to the Purchaser, for the purposes of (i) item “a” of Article 36 Decree-Law No. 73, of 21 November 1966, as amended; (ii) Article 3, paragraph 2 and Article 4 of Decree-Law No. 261, of 28 February 1967, as amended; and (iii) item “IV” of Article 38 of Complementary Law No. 109, of 29 May 2001, as amended (“Complementary Law 109”); and

4.1.5          written confirmation from the Cayman Islands Monetary Authority that it has consented to the transfer of the shares of HSBC Bank Brasil S.A. – Banco Múltiplo to the Purchaser, and each approval and authorisation set out in Clauses 4.1.1 to 4.1.5 above remaining in full force and effect.

4.2         Co-operation to satisfy Conditions

4.2.1          The Seller and the Purchaser shall co-operate with each other and use their best endeavours to achieve satisfaction of the Conditions set out in Clauses 4.1.1 to 4.1.5 as soon as reasonably practicable after the date of this Agreement and in any event before the Long Stop Date, provided that if this Agreement has not been terminated on or before the Long Stop Date, the obligation to use best endeavours in this Clause 4.2.1 shall continue to apply between the Seller and the Purchaser. The Seller and the Purchaser shall procure that all relevant Filings required to achieve satisfaction of the Conditions set out in Clauses 4.1.1 to 4.1.5 are submitted by the responsible entity as soon as reasonably practicable following the date of this Agreement.

4.2.2          The obligation of the Seller and the Purchaser to use their best endeavours under Clause 4.2.1 means submitting, or procuring the submission of, all appropriate and required documentation within the control of such Party regarding the Acquisition and, in relation to the Purchaser:

(i)            agreeing to any proposal, negotiation, commitment, undertaking, hold separate order or any other equivalent act for the sale, divestiture or disposition of, or the imposition of any limitation upon, any of its assets, businesses or behaviour required by any Governmental Entity in Brazil or the Cayman Islands;

(ii)           committing to any Governmental Entity in Brazil or the Cayman Islands with regulatory or supervision authority over the Purchaser (or any member of the Purchaser’s Group) or the Target Group to maintain capital levels and capital ratios at a level specified by such Governmental Entity, either formally or informally, and either currently or as a result of the Acquisition;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iii)         creating a capital plan that is acceptable to any Governmental Entity in Brazil or the Cayman Islands with regulatory or supervision authority over the Purchaser (or any member of the Purchaser’s Group) or the Target Group, either by entering into a new capital plan or modifying an existing capital plan; and

(iv)         taking all actions reasonably necessary, including by raising capital through a public or private equity or debt offering, to fully satisfy and achieve the regulatory capital expectations of any Governmental Entity in Brazil or the Cayman Islands with regulatory or supervision authority over the Purchaser (or any member of the Purchaser’s Group) or the Target Group,as may be required to obtain the Consent of any Governmental Entity in Brazil or the Cayman Islands required in connection with the Acquisition.

4.2.3          Other than in respect of the specific obligations of the Seller and the Purchaser set out in this Agreement, neither the Seller nor the Purchaser shall have any liability towards the other arising out of or relating to any Filing with, or the failure to obtain any Consent from, any Governmental Entity or other person that may be required to be made or obtained by or with respect to the other in connection with the execution, delivery and performance hereof or the consummation of the Acquisition or because of the termination of any agreement as a result thereof, except to the extent that such liability has arisen due to the information provided by the Seller or the Purchaser to the other for the purposes of such Filing or application for Consent.

4.2.4          Subject to Applicable Laws, including in relation to the sharing of information, the Seller and the Purchaser shall each have the right to review in advance, and to the extent practicable each will consult the other in advance on, all material information relating to the Seller, the Target Group or the Purchaser, as the case may be, and any of their respective Affiliates, excluding any customer records or other commercially sensitive information, that is included in any Filing made with, or written materials submitted to, any Governmental Entity in connection with the Acquisition, and the Purchaser and the Seller agree that all requests and enquiries from any Governmental Entity shall be dealt with by the Purchaser and the Seller as soon as is reasonably practicable and, to the extent practicable, in consultation with each other, in each case; provided, however, that any such information or documents may be provided subject to appropriate redaction if providing such information or documents could prejudice or waive any legal or litigation privilege.

4.2.5          If, at any time, the Seller or the Purchaser becomes aware of a fact, matter or circumstance that could reasonably prevent any of the Conditions from being satisfied, it shall promptly inform the other in writing.

4.2.6           Any and all expenses and costs, including filing fees (but excluding (i) the Seller’s costs and expenses, including the Seller’s accountants’, investigatory and consultants’ fees arising in relation to any filing obligations of the Seller, and (ii) the Seller’s legal fees), relating to obtaining the Consent of any Governmental Entity or other person in connection with the Acquisition and making the Filings and publications required for the consummation of the Acquisition will be exclusively borne by the Purchaser.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4.3         Conditions Satisfaction Progress

4.3.1          Subject to Applicable Law and without prejudice to the provisions of Clause 4.2, each of the Seller and the Purchaser shall keep the other informed as to the progress towards satisfaction of the Conditions and shall, as soon as reasonably practicable:

(i)            notify the other of the content of any meeting or verbal communication between such Party or any of its Affiliates and any Governmental Entity in relation to obtaining any Consent in connection with the Acquisition;

(ii)           provide the other with copies of any correspondence and documents or any other communications received from or sent to any Governmental Entity in relation to obtaining any Consent from such Governmental Entities in connection with the Acquisition where such communications have not been independently or simultaneously supplied to the other;

(iii)         provide the other with draft copies of all Filings with Governmental Entities in relation to obtaining any Consent from such Governmental Entities in connection with the Acquisition at such time as will allow the other a reasonable opportunity to provide comments on such Filings before they are filed, submitted or sent and promptly provide the other with copies of all such Filings in the form filed, submitted or sent;

(iv)          where requested, allow persons nominated by the other to attend any meeting or telephone call with any Governmental Entity in relation to obtaining any Consent from such Governmental Entities in connection with the Acquisition unless such meeting or telephone call is expected to involve materials relating to the Seller’s Group or the Purchaser’s Group or any Target Group Company that are subject to legal or litigation privilege;

(v)          give notice to the other of the satisfaction of a Condition within 5 (five) Business Days of becoming aware of the same;

(vi)          not, without the prior consent of the other, withdraw any Filing made in connection with any Condition unless requested by the relevant Governmental Entity, in which case the relevant Party shall notify the other Party of such request in advance of such withdrawal being made and, if practicable, give the other reasonable opportunity to comment; and

(vii)        except as required by any Governmental Entity, not take any action (nor permit any of its Affiliates to take any action) that could be reasonably likely to prevent or delay the receipt of any Consent from any Governmental Entity in connection with the Acquisition, to the extent necessary for the timely consummation of the Acquisition.

4.3.2          Any information or documents to be provided by either the Seller or the Purchaser to the other pursuant to this Clause 4.3 may be provided subject to appropriate redaction if providing such information or documents could prejudice or waive any legal or litigation privilege.

4.4         Termination for non-satisfaction

4.4.1          Subject to Clause 4.4.2, if Closing has not occurred on or before the Long Stop Date, the Purchaser or the Seller shall be entitled, in its sole discretion and without prejudice to either of their right to claim damages or other compensation for any prior breach of this Agreement, by notice in writing to the other to terminate this Agreement (other than Clauses 1, 4.8, 10, 13, 15.2 to 15.21 and Schedule 7 (Limitations of Liability under Clause 10); provided, however, that the right to terminate this Agreement under this Clause 4.4 shall not be available to (i) the Purchaser if the failure by the Purchaser to perform its obligations under Clauses 4 or 6.2 has been the cause of or resulted in the failure of Closing to occur on or before the Long Stop Date; or (ii) the Seller if the failure by the Seller to perform its obligations under this Clause 4 or Clause 6.2 has been the cause of or resulted in the failure of Closing to occur on or before the Long Stop Date.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4.4.2           In the event that, at the time all of the Conditions are satisfied, the consummation of the Acquisition is prohibited by any judgment, law, court order or regulation applicable to the Seller, the Purchaser or the Target Group, Closing will be postponed until such date as consummation of the Acquisition is no longer so prohibited provided that if such prohibition has not been removed by the date falling 30 months following the date of this Agreement, the termination rights of the Purchaser and the Seller under Clause 4.4.1 shall apply. The Seller and the Purchaser agree to use their respective reasonable endeavours to procure that any such prohibition is removed as soon as possible.

4.5         Seller’s termination right

Notwithstanding any other provision in this Agreement to the contrary, the Seller may, prior to Closing, terminate this Agreement (other than Clauses 1, 4.8, 10, 13, 15.2 to 15.21 and Schedule 7 (Limitations of Liability under Clause 10)) with immediate effect if (i) the Purchaser or any of the Purchaser’s Associates has become a Sanctioned Person, or (ii) upon the Seller’s reasonable determination, the Purchaser or any of the Purchaser’s Associates has, in connection with the entry into of this Agreement, the transactions contemplated by this Agreement and/or any matter pertaining directly or indirectly to this Agreement, including the negotiation of this Agreement and the fulfilment of the Purchaser’s obligations hereunder, violated or caused the Seller to violate; (a) any Anti-Bribery Law; (b) any Economic Sanctions Law; (c) the US Export Administration Regulations or the US International Traffic in Arms Regulations; or (d) any applicable anti-money laundering or anti-terrorist financing law or regulation of any relevant country.

4.6         Purchaser’s termination right

Notwithstanding any other provision in this Agreement to the contrary, if, at any time prior to Closing the Seller is in breach of the Seller’s Warranties given in paragraphs 1, 2, 4 and 30 of Schedule 5 (Warranties given by the Seller under Clause 9.1) the Purchaser may by notice in writing to the Seller, elect to proceed to Closing or terminate this Agreement.

4.7         No other right of termination

Notwithstanding that the Purchaser becomes aware at any time before or after Closing of a fact or circumstance which gives rise to or which would or might give rise to a Relevant Claim, the Purchaser acknowledges and agrees that, except as expressly provided in Clauses 4.4 and 4.6, it shall not be entitled to terminate or rescind this Agreement, and its only recourse shall be to bring a Relevant Claim in respect of such matter (in accordance with, and subject to, the terms of this Agreement) and, accordingly, the Purchaser acknowledges and agrees that it shall not have, and shall not seek to claim, any right of termination or rescission in respect of any such matter (howsoever arising or deemed to arise) and hereby waives all and any rights it may have in this regard.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4.8         Effect of termination

4.8.1          Nothing in Clauses 4.4, 4.5 or 4.6 shall be deemed to release any Party from liability for any prior breach by such Party of any provision of this Agreement, and the rights of the other Parties to pursue remedies for any such breach pursuant to the terms of this Agreement will survive the termination of this Agreement.

4.8.2          Following any termination pursuant to Clauses 4.4, 4.5 or 4.6, the Purchaser shall return to the Seller or destroy (as directed by the Seller), and continue to treat as confidential, all information, documentation and other materials received by it or its Affiliates from or on behalf of the Seller, any Target Group Company or any of their respective Affiliates relating to or in respect of the Acquisition, whether obtained before or after the date of this Agreement.

5             Pre-Closing Obligations

5.1         The Seller’s Obligations in relation to the Conduct of Business

5.1.1          The Seller will procure that between the date of this Agreement and Closing each Target Group Company shall carry on its business: (i) as a going concern in the ordinary course as carried on prior to the date of this Agreement, (ii) in a manner consistent with past practice of the Target Group’s business in the previous 3 (three) years before the date hereof, (iii) in accordance with all Applicable Laws (other than minor infractions) in any relevant jurisdiction, save in so far as agreed in writing by the Purchaser (such consent not to be unreasonably withheld or delayed and save as provided in Clause 5.2).

5.1.2         Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2, between the date of this Agreement and Closing, the Seller shall not with respect to any Target Group Company, and undertakes to procure that each Target Group Company shall not, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed):

(i)            other than in the ordinary course of business, terminate, enter into, amend, or materially extend or waive any Material Agreement;

(ii)           other than in the ordinary course of business, or where consistent with the past practice of the Target Group’s business in the 3 (three) years prior to the date of this Agreement [***];

(iii)          [***];

(iv)         except in the ordinary course of business, enter into any transaction or series of related transactions involving the acquisition or disposition by it of property, assets, revenues, business, undertakings or rights having a value of more than USD25 million in the aggregate;

(v)          make any material change to its accounting policies, procedures and methodologies or amend its constitutional documents (except as required by Applicable Law or generally accepted accounting principles applicable to either the Seller or the Purchaser);

(vi)         institute or settle any legal proceedings in relation to claims (except for debt collection proceedings and any other claims brought by individual consumers in the ordinary course of business) involving equitable relief that would be applicable to any Target Group Company, that would continue to apply after Closing and that would have a Material Adverse Effect on the Target Group;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(vii)        change its residence for Tax purposes;

(viii)       adopt a plan for, or commence, or complete, a liquidation, bankruptcy, merger, consolidation or dissolution of any of the Target Group Companies;

(ix)         other than pursuant to this Agreement, directly or indirectly, sell or promise to sell, transfer, assign, or dispose of any of the Shares or any of the share capital of the Subsidiaries to any person (other than to another member of the Target Group);

(x)          create, allot, issue, acquire, repay, redeem or repurchase its share capital or its loan capital (other than in accordance with the terms of issue of such loan capital or as required by Applicable Law), merge or consolidate with a corporate body or any other person, enter into any demerger transaction or participate in any other type of corporate reconstruction (save, in each case, in relation to any such action between members of the Target Group);

(xi)         other than in the ordinary course of business, or where consistent with past practice of the Target Group’s business in the 3 (three) years prior to the date of this Agreement, create or amend a material Encumbrance over the Properties;

(xii)       other than in the ordinary course of business, amend, or agree to amend, the terms of its borrowing or indebtedness or create, incur, or agree to create or incur, borrowing or indebtedness (except pursuant to facilities Fairly Disclosed in the Disclosure Letter where the borrowing or indebtedness does not exceed the amount available to be drawn by a Target Group Company under those facilities);

(xiii)      terminate, enter into, or amend, extend or waive any agreement which would oblige any member of the Target Group to expend capital of an amount in excess of the amount specified in the Target Group’s internal treasury rules and procedures;

(xiv)       amend the Target Group’s internal treasury rules and procedures, including, without limitation, any increase to the risk limitations of the Target Group’s credit trading portfolio;

(xv)        except in the ordinary course of business, enter into any transaction with a member of the Seller’s Group which is not on arm’s length terms provided that any such transaction which is entered into in the ordinary course of business shall not have a penalty which may be incurred by any member of the Target Group on or after Closing;

(xvi)       sell or close or relocate branches or other real estate held for its own use (uso proprio) of the Target Group except for the Sale Branches; and

(xvii)      enter into any agreement, arrangement or understanding or series of related agreements, arrangements or understandings to do any of the foregoing.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

5.2         Permitted Actions

Notwithstanding anything to the contrary in this Agreement, the Seller and the Purchaser acknowledge and agree that nothing contained in Clause 5.1 shall operate so as to restrict the Seller, any Target Group Company or any other member of the Seller’s Group from taking any action:

5.2.1        which is necessary to comply with or increase compliance with Applicable Law or the policies and procedures generally accepted by and applied within the Seller’s Group or the Target Group from time to time (including, for the avoidance of doubt, the Deferred Prosecution Agreement and in relation to compliance with FATCA);

5.2.2        which is considered by the Seller to be necessary for the purposes of capitalising the Target Group or the reserves of any member of the Target Group;

5.2.3        required pursuant to a binding agreement, commitment or arrangement existing as at the date of this Agreement;

5.2.4        required pursuant to this Agreement, the Migration Plan or any other document entered into pursuant to this Agreement;

5.2.5        at the written request, or with the written consent, of the Purchaser;

5.2.6        to repay any amount of the Intra-Group Receivables or Intra-Group Payables;

5.2.7        to enforce security held in connection with loans to which a member of the Target Group is party as lender in the ordinary course of business;

5.2.8        to dispose of any loan portfolios (including, for the avoidance of doubt, any portfolios of non-performing loans), trust portfolios, or public and private pension funds, or any part thereof, in each case in the ordinary course of business and consistent with past practice of the Target Group in the 3 (three) years prior to the date of this Agreement;

5.2.9        [***];

5.2.10      [***];

5.2.11      [***];

5.2.12      to, at any time prior to the Closing Date, close any “nostro” or other deposit accounts held by any Target Group Company with any member of the Seller’s Group, or any member of the Seller’s Group with any Target Group Company;

5.2.13      which would be market practice for two of the three largest non-government controlled financial institutions in Brazil, including banks or insurance companies, to take as a consequence of events affecting the financial services sector in Brazil generally;

5.2.14      which is necessary to facilitate or implement the Pre-Closing Reorganisation provided there is no cost to the Target Group after Closing (other than in connection with assuming the assets and liabilities of the Retained Subsidiary in the ordinary course); or

5.2.15      which is necessary in connection with the implementation of any of the matters set out in this Clause 5.2.

5.3         Other Obligations prior to Closing

5.3.1        The Seller and the Purchaser shall each perform its obligations in accordance with the requirements in Schedule 9 (Migration Plan). Such activities shall at all times be carried out with due and proper regard to Applicable Law and prudent commercial behaviour.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

5.3.2          The Seller and the Purchaser shall use their reasonable endeavours to procure the completion of the Pre-Closing Reorganisation prior to Closing. To the extent that the Pre-Closing Reorganisation is not complete prior to Closing, the Seller and the Purchaser shall continue to use their reasonable endeavours to complete the Pre-Closing Reorganisation as soon as practicable following Closing in accordance with the Seller’s instructions.

5.3.3         To the extent the Pre-Closing Reorganisation is implemented prior to Closing, (i) the Seller shall consult the Purchaser as far as reasonably practicable in the drafting of the Pre-Closing Reorganisation Documents; and (ii) the share purchase agreement which implements the Pre-Closing Reorganisation shall only transfer title to the shares in the Retained Subsidiary from the Purchaser to the Seller and shall not contain any other provisions (including warranties or indemnities).

5.3.4          The Purchaser undertakes not to take any action to create any Encumbrance over the shares of the Retained Subsidiary between Closing and the date on which the Pre-Completion Reorganisation is completed.

6             Closing

6.1         Date and Place

Closing shall take place at 10:00 a.m. (São Paulo time) in São Paulo, Brazil, at the offices of Pinheiro Guimaraes – Advogados at Av. Paulista 1842, 24o andar – Torre Norte, 01310-923 São Paulo, Brazil, on the first Friday falling at least 20 (twenty) Business Days following the fulfilment of the Conditions or, if applicable, the removal of a prohibition as referred to in Clause 4.4.2, or at such other location, time or date as may be agreed in writing between the Purchaser and the Seller having regard to the period required by the Seller and the Purchaser to complete the orderly migration of the Target Group in accordance with the Migration Plan.

6.2         Closing Events

On Closing, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 2 (Closing Obligations (Clause 6.2)) and shall provide evidence of their ability to satisfy their respective obligations under Clause 6.4.3 and Clause 6.5.

6.3         Payment on Closing

On Closing, and subject to Clause 15.7 of this Agreement (including the payment reductions under Clause 15.7.4), the Purchaser shall pay an amount in cash (in USD) to the Seller which is equal to the sum of:

6.3.1        the Offer Price; plus

6.3.2        the Estimated Adjustment Amount,

(the “Closing Amount”).

6.4         Notifications to determine payments on Closing

6.4.1        10 (ten) Business Days prior to Closing, the Seller shall prepare and send the Pre-Closing Statement to the Purchaser and shall notify the Purchaser in writing of:

(i)            the Estimated Adjustment Amount;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           the Estimated Intra-Group Receivables; and

(iii)          the Estimated Intra-Group Payables.

6.4.2        The Seller’s notification pursuant to Clause 6.4.1 shall specify the relevant debtor and creditor for each Estimated Intra-Group Payable and Estimated Intra-Group Receivable and shall include the working papers and data that support the applicable calculation of the items set out in Clause 6.4.1 (and the currencies of such items).

6.4.3

(i)               The Purchaser shall procure that each relevant Target Group Company repays to the relevant member of the Seller’s Group the amount of any Estimated Intra-Group Finance Payables immediately following Closing and shall acknowledge on behalf of each relevant Target Group Company the payment of the Estimated Intra-Group Finance Receivables in accordance with Clause 6.4.3(ii) below.

(ii)              The Seller shall procure that each relevant member of the Seller’s Group pays to the relevant Target Group Company the amount of any Estimated Intra-Group Finance Receivables immediately following Closing and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Intra-Group Finance Payables in accordance with Clause 6.4.3(i) above.

(iii)             The Purchaser shall procure that each relevant Target Group Company repays to the relevant member of the Seller’s Group the amount of any Estimated Intra-Group Trading Payables immediately following Closing or as soon as practicable thereafter (unless otherwise agreed between the Purchaser and the Seller) and shall acknowledge on behalf of each relevant Target Group Company the payment of the Estimated Intra-Group Trading Receivables in accordance with Clause 6.4.3(iv) below.

(iv)             The Seller shall procure that each relevant member of the Seller’s Group pays to the relevant Target Group Company the amount of any Estimated Intra-Group Trading Receivables immediately following Closing or as soon as practicable thereafter (unless otherwise agreed between the Purchaser and the Seller) and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Intra-Group Trading Payables in accordance with Clause 6.4.3(iii) above.

6.4.4          The repayments made pursuant to Clause 6.4.3 shall be paid in their respective underlying currencies and shall be adjusted in accordance with Clause 7.3 when the Closing Statement becomes final and binding in accordance with Clause 7.2.

6.5         Subordinated Debt

The Purchaser shall, at Closing, subscribe for new subordinated debt to be issued by the Target Companies in an amount equal to the greater of the amount of the Subordinated Debt and any amount as may be required by any Governmental Entity and the Seller and the Purchaser shall procure that each relevant Target Group Company repays to the relevant member of the Seller’s Group all amounts outstanding in respect of the Subordinated Debt (including any interest accrued thereon) at Closing, payable in the underlying currency of such Subordinated Debt.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

7             Post-Closing Adjustments

7.1         Closing Statement

The Seller shall procure that as soon as practicable following the Closing Date there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Part 1 of Schedule 3 (Closing Statement (Clause 7)).

7.2         Determination of the Closing Statement

7.2.1        The Draft Closing Statement shall, once agreed or determined pursuant to paragraph 3 of Part 1 of Schedule 3 (Closing Statement (Clause 7)):

(i)            constitute the Closing Statement; and

(ii)           be final and binding on the Seller and the Purchaser.

7.2.2        The Final Adjustment Amount, the Intra-Group Receivables and the Intra-Group Payables shall be derived from the Closing Statement.

7.3         Adjustments to Consideration Amount

7.3.1           If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, or in the event that both are negatives, the Final Adjustment Amount is less negative than the Estimated Adjustment Amount, (the difference between these two amounts being the “Positive Adjustment Amount”), the Purchaser shall pay, or cause to be paid, to the Seller, an amount in cash equal to the Positive Adjustment Amount (payable in USD). Any such payment shall be subject to Clause 15.7.4.

7.3.2          If the Final Adjustment Amount is less than the Estimated Adjustment Amount, or in the event that both are negatives, the Final Adjustment Amount is more negative than the Estimated Adjustment Amount (the difference between these two amounts being the “Negative Adjustment Amount”), the Seller shall pay, or cause to be paid, to the Purchaser, an amount in cash equal to the Negative Adjustment Amount (payable in USD).

7.3.3          Following determination of the Closing Statement pursuant to Clause 7.2, if the amount of the Intra-Group Payables or the Intra-Group Receivables as shown in the Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Payable or Estimated Intra-Group Receivable, then the Seller and the Purchaser shall procure that, within 5 (five) Business Days after the date on which the Closing Statement is determined pursuant to Clause 7.2, such payments are made as are necessary, and in accordance with Clause 15.7.1, to ensure that the actual amount of each Intra-Group Payable and each Intra-Group Receivable has been repaid (or refunded, to the extent of any overpayment) by each relevant Target Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Target Group Company, as the case may be.

7.3.4           Any payment pursuant to Clause 7.3.1 or 7.3.2 and any interest payable in respect of such payments pursuant to Clause 15.12, shall be made on or before the Final Payment Date, by wire transfer or delivery of other immediately available funds to such account as may be nominated by the Seller by written notice and notified to the Purchaser in writing at least 5 (five) Business Days prior to the final Payment Date.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

7.3.5        Notwithstanding any of the foregoing, the Parties agree that in no event shall the Consideration Amount, as adjusted pursuant to this Clause 7.3, exceed USD 8.5 billion.

7.4         Interest

7.4.1          Any payment to be made in accordance with Clause 7.3.1 or 7.3.2 shall include interest thereon calculated from Closing to the Final Payment Date at a rate per annum of:

(i)            in respect of payments made in any currency other than BRL, 2 (two) per cent. above LIBOR from time to time; or

(ii)           in respect of payments made in BRL, SELIC from time to time,

such interest to accrue from day to day.

7.4.2          Any payment to be made in accordance with Clause 7.3.3 shall include interest thereon calculated from Closing to the Final Payment Date at a rate per annum applicable to the relevant Intra-Group Payables or Intra-Group Receivables or, where the relevant Intra-Group Payables or Intra-Group Receivables are non-interest bearing, at a rate per annum of:

(i)            in respect of payments made in any currency other than BRL, 2 (two) per cent. above LIBOR from time to time; or

(ii)           in respect of payments made in BRL, SELIC from time to time,

such interest to accrue from day to day.

8             Post-Closing Obligations

8.1         Release of Guarantees

8.1.1          The Seller and the Purchaser shall use their respective reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as reasonably practicable thereafter, the release with effect from Closing (i) of the Seller and all other members of the Seller’s Group from any security arrangements, guarantees or indemnities given by or binding upon the Seller or other members of the Seller’s Group in respect of any obligations related to any Target Group Company and/or the activities conducted by the Target Group Companies to the extent such security arrangements, guarantees or indemnities are not transferred to such Target Group Company prior to Closing; and (ii) of each Target Group Company from any security arrangements, guarantees or indemnities given by or binding upon such Target Group Company in respect of any obligations related to the Seller and of all other members of the Seller’s Group and/or the activities conducted by them to the extent such security arrangements, guarantees or indemnities are not transferred to the Seller or other member of the Seller’s Group prior to Closing (items (i) and (ii), collectively, the “Guarantees”).

8.1.2          Notwithstanding the foregoing, Clause 8.1.1 shall not apply in respect of any guarantees or indemnities entered into pursuant to this Agreement.

8.1.3          For the purposes of this Clause 8.1, the Seller and the Purchaser acknowledge and agree that:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(i)            as soon as practicable following the execution of this Agreement the Seller shall provide to the Purchaser a list of all the Guarantees in place at such time of which the Seller is aware and which the Seller reasonably believes will remain in place at Closing;

(ii)           one or more Guarantees may become known to the Seller or the Purchaser on or after Closing or following the provision of the list of Guarantees pursuant to paragraph (i); and

(iii)          upon becoming so aware of such Guarantee or Guarantees, the Seller or the Purchaser (as applicable) shall notify the other Party in writing as soon as practicable of its or their existence, and the obligations under Clause 8.1.1 shall apply in respect of such Guarantee or Guarantees.

8.1.4          With effect from Closing, pending release by the Seller of any Guarantee pursuant to Clause 8.1.1, the Seller shall indemnify each member of the Target Group against, and promptly pay and reimburse, all amounts properly paid or incurred by any Target Group Company pursuant to any such Guarantee.

8.1.5          With effect from Closing, pending release by the Purchaser of any Guarantee pursuant to Clause 8.1.1, the Purchaser shall indemnify the Seller and each other member of the Seller’s Group against, and promptly pay and reimburse, all amounts properly paid or incurred by any of them pursuant to any such Guarantee.

8.1.6          Prior to Closing, the Seller and the Purchaser agree to discuss, in good faith, the treatment of any Guarantee which is either (i) given by or binding upon the Seller or other member of the Seller’s Group in respect of obligations of a Target Group Company for the benefit of a customer of the Seller or a member of the Seller’s Group; or (ii) given by or binding upon a Target Group Company in respect of obligations of the Seller or other member of the Seller’s Group for the benefit of a customer of the Target Group, including without limitation the potential treatment of any such arrangement as a Continuing Intra-Group Agreement.

8.2         Restrictions on continued use of HSBC Trade Marks

8.2.1          Except as otherwise permitted by Clauses 8.2.2, 8.2.3, 8.2.4, 8.2.6 and 8.2.7, the Purchaser shall not, and shall procure that none of its Affiliates (including the Target Group Companies) shall, with respect to the Target Group Companies, at any time after Closing:

(i)            use or display any Trade Marks which include (in whole or in part) any HSBC Trade Marks;

(ii)           hold itself out as having any current affiliation with any member of the Seller’s Group; or

(iii)          use any HSBC Trade Marks on any materials in any form, including any business stationery (including business cards, schedules, inventories, periodic statements, cardholder or customer agreements, packaging materials, publicity releases and forms), card plastics, displays, signs, informational, promotional or marketing materials, websites, email, computer software and systems.

8.2.2          Pursuant to and on the terms of the Trade Mark Licence, each Target Group Financial Company and Target Group Insurance Company shall have the right for the period between the Closing Date and the date that is 5 (five) Business Days after such date as the change of name of such company has been approved by BACEN or SUSEP (as applicable) (the “Approval Date”) to continue to use the HSBC Trade Mark in its legal company name provided that the Purchaser shall procure that between the Closing Date and the Approval Date each Target Group Financial Company and Target Group Insurance Company shall only use its legal company name (whether in documents, other materials or otherwise) to the extent required by Applicable Law and not otherwise.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

8.2.3        The Purchaser and the Target Group Companies shall have the right, pursuant to and on the terms of the Trade Mark Licence, until the date that is 1 (one) month following Closing or, if Closing occurs prior to the date that is 11 (eleven) months after the date of this Agreement, until the first anniversary of the date of this Agreement, to use the HSBC Trade Marks on any credit, debit or other payment cards (together, “Payment Cards”) which have been issued to customers of the Target Group Companies prior to Closing, in the form and manner used prior to the Closing Date, provided that:

(i)            neither the Purchaser nor any of its Affiliates (including the Target Group Companies) may issue any Payment Cards bearing any HSBC Trade Marks at any time following the Closing Date, whether to customers of the Target Group Companies as replacements for lost or stolen Payment Cards or renewals in the ordinary course, or to new customers of the Target Group Companies or otherwise; and

(ii)           until such date, all Payment Cards which have been issued to the customers of the Target Group Companies prior to the Closing Date and which bear any HSBC Trade Marks shall:

(a)           be cancelled and deactivated; and

(b)           to the extent that such Payment Cards pass the Purchaser’s reissue criteria, be replaced with Payment Cards which do not bear any HSBC Trade Marks (provided that, with respect to any such Payment Cards that do not pass the Purchaser’s standard reissue criteria, the Purchaser shall notify the relevant customers and otherwise comply with all Applicable Law in connection therewith).

8.2.4        The Purchaser and the Target Group Companies shall have the right, pursuant to and on the terms of the Trade Mark Licence, following the Closing Date, to use the HSBC Trade Marks on any cheque-books and other payment books (“Payment Books”) and any internet access security or authentication tokens (“Security Tokens”) which, in each case, have been issued to the Target Group’s customers prior to the Closing Date, in the form and manner used prior to the Closing Date, until the earlier of (i) the date falling 1 (one) month following the Closing Date or, if Closing occurs prior to the date that is 11 (eleven) months after the date of this Agreement, until the first anniversary of the date of this Agreement and (ii) such time as they are replaced, reissued or renewed in the ordinary course of the business of the Target Group Companies, provided that no Payment Books or Security Tokens issued to any customers of the Target Group Companies at any time following the Closing Date, whether as replacements for lost or stolen Payment Books or Security Tokens, replacements for malfunctioning Security Tokens or renewals in the ordinary course of business or otherwise, shall bear any HSBC Trade Marks.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

8.2.5          Except as otherwise expressly provided in this Agreement, the Purchaser acknowledges and agrees that neither it nor any of its Affiliates (including the Target Group Companies) have any right, title or interest in or to, or right to use, any HSBC Trade Marks and the Purchaser agrees that, following Closing, it shall not, and shall procure that none of its Affiliates (including the Target Group Companies) shall, apply to register, cause or assist any other person to register or apply to register any HSBC Trade Marks.

8.2.6          Subject to Clause 8.2.7, nothing in this Clause 8.2 shall prevent the Purchaser or the Target Group Companies from using, and the Purchaser or the Target Group Companies shall have the right to use, any Trade Mark following Closing where such Trade Mark:

(i)            is owned by the Target Group;

(ii)           does not contain (a) the name “HSBC” or (b) any logo or other identifier identifying “HSBC” used by any other member of the Seller’s Group prior to Closing; and

(iii)          is used solely by the Target Group Companies and is not used by any other member of the Seller’s Group prior to Closing.

8.2.7           If, for whatever reason, after Closing, a Target Group Company continues to own any Trade Mark that contains, or is confusingly similar to, the name “HSBC” or any logo or other identifier identifying “HSBC” used by any other member of the Seller’s Group prior to Closing then the Purchaser shall procure that such Target Group Company shall take all reasonably necessary actions to, as soon as reasonably practicable, transfer its right in such Trade Mark to the Seller (or to whom the Seller may designate) at the Seller’s or its designee’s sole cost and expense.

8.2.8          Notwithstanding any provision of this Agreement, the Purchaser shall not be precluded from using any Intellectual Property (including any Trade Mark, branding or colour used in such Trade Marks or branding) which is owned, or otherwise used by it as of the date of this Agreement.

8.3         Termination of Intra-Group Agreements

8.3.1          Not less than 30 (thirty) days prior to Closing, the Seller shall provide the Purchaser with a list (such list to be updated as agreed by the JESC as defined in Schedule 9 (Migration Plan)) of all intra-group agreements and arrangements between the Target Group Companies (on the one hand) and any member of the Seller’s Group (on the other hand) which shall remain in force after Closing (any such arrangement or arrangement being a “Continuing Intra-Group Agreement”), such list to contain any Guarantees which are identified and determined as being treated as a Continuing Intra-Group Agreement pursuant to Clause 8.1.6 and the Seller shall procure that such Continuing Intra-Group Agreements shall continue for such period as is agreed by the Seller and the Purchaser, both acting reasonably.

8.3.2          Except as set forth in this Agreement, including Clauses 8.1 and 8.4, the Seller and the Purchaser agree and shall procure that, other than the Continuing Intra-Group Agreements and the Guarantees, all licences of any Intellectual Property rights and all other intra-group arrangements between the Target Group Companies (on the one hand) and any member of the Seller’s Group (on the other hand) which are in force immediately prior to Closing, shall terminate immediately on Closing without liability to any parties thereto (but without prejudice to any payments already accrued thereunder) and the orderly termination of such licences and other intra-group arrangements shall be discussed pursuant to the Migration Plan (collectively, but for the avoidance of doubt, excluding the Continuing Intra-Group Agreements and the Guarantees, the “Terminating Intra-Group Agreements”).

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

8.3.3        To the extent that any Terminating Intra-Group Agreement cannot be terminated on Closing, the Seller and the Purchaser shall use reasonable endeavours to procure such termination as soon as practicable following Closing, and for the purposes of this Clause 8.3.3, the Purchaser and the Seller acknowledge and agree that:

(i)            as soon as practicable following the execution of this Agreement, the Seller shall provide to the Purchaser a list of all the Terminating Intra-Group Agreements in place at such time of which the Seller is aware and which the Seller reasonably believes will remain in place at Closing;

(ii)           one or more Terminating Intra-Group Agreements may become known to the Seller or the Purchaser on or after Closing or following the provision of the list of Terminating Intra-Group Agreements pursuant to paragraph (i); and

(iii)          upon becoming so aware of such Terminating Intra-Group Agreement or Terminating Intra-Group Agreements, the Seller or the Purchaser (as applicable) shall notify the other Party in writing as soon as practicable of its or their existence, and the obligations under Clause 8.3.2 shall apply in respect of such Terminating Intra-Group Agreement or Terminating Intra-Group Agreements.

8.4         Treatment of Market Swaps

8.4.1        Save as determined pursuant to Clause 8.4.2 and agreed in writing by the Seller and the Purchaser, any derivative, swap or equivalent arrangement between a Target Group Company and any member of the Seller’s Group which is in force immediately prior to Closing shall constitute a Continuing Intra-Group Agreement pursuant to Clause 8.3.1 (whether or not such derivative, swap or arrangement is included in the list referred to in Clause 8.3.1).

8.4.2        Prior to Closing, the Seller and the Purchaser agree to discuss, in good faith, the treatment of any derivative, swap or equivalent arrangement between a Target Group Company and any member of the Seller’s Group, including without limitation: (i) the potential treatment of any such arrangement as a Terminating Intra-Group Agreement; (ii) the potential transfer by the relevant member of the Seller’s Group of any such arrangement to the Purchaser or a member of the Purchaser’s Group at Closing; and/or (iii) the potential transfer of, or entry into of back to back arrangements to economically match any third party market swap that a member of the Seller’s Group may have in place at Closing in relation to any such arrangement.

8.5         Post-Closing Filings and Notifications

8.5.1        The Purchaser shall to the extent required to implement or register the change in name of any Target Group Company:

(i)            procure that the applicable Target Group Company files with the relevant Governmental Entity all documents and Fillings required to effect the change in name of the Target Group Company immediately following Closing and in any case no later than the regulatory or statutorily imposed time period in which such Filings are required to be made;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           procure that each Target Group Financial Company and Target Group Insurance Company:

(a)           co-operates with BACEN or SUSEP (as applicable) and does all such other things as are relevant or necessary to ensure that, insofar as it is able, the Approval Date occurs as soon as possible after the Closing Date; and

(b)           enters into an amendment to change its by-laws to change its legal name by no later than the Approval Date.

8.5.2          Notwithstanding Clause 8.5.1, the Seller and the Purchaser agree to co-operate to explore ways to enable the change of name of each of the Target Group Financial Companies and Target Group Insurance Companies to become effective on or prior to Closing, or to the extent not feasible, on the earliest possible date thereafter, including making representations to BACEN or SUSEP (as applicable).

8.5.3        The Purchaser shall:

(i)            procure that all Filings with BACEN and/or SUSEP that are required to be made to obtain BACEN’s and/or SUSEP’s approval (as required) for the appointment of the new directors and statutory officers of the Target Group Financial Companies and the Target Group Insurance Companies are made immediately following Closing;

(ii)           procure that all relevant documents, including resignation letters and instruments of investiture (termos de posse) are filed with the relevant board of trade in connection with the resignation of the Directors or Officers of the Target Group Financial Companies and Target Group Insurance Companies, to the extent permitted by Applicable Law, on Closing and failing which no later than 5 (five) Business Days following receipt of the approvals referred to in Clause 8.5.3(i);

(iii)          procure that all other notices and Filings which may be required under Applicable Law in relation to the Acquisition are given or made as soon as reasonably practicable following Closing and in any case no later than the regulatory or statutorily imposed time period in which such notices or Filings are required to be made; and

(iv)         provide the Seller with proof that all Filings and notifications referred to in Clauses 8.5.1 and 8.5.3 and any other notification or Filing as required under Applicable Law has been made in accordance with Clauses 8.5.1 and 8.5.3.

8.5.4          The Purchaser shall deliver details of the intended new corporate name of each Target Group Company to the Seller, which in each case shall not, in the reasonable determination of the Seller, be a name which contains, or is confusingly similar to, the name “HSBC” or any other identifier identifying HSBC used by any other member of the Seller’s Group or the Target Group, as soon as practicable after the date of this Agreement and in any event at least 1 (one) month prior to Closing. The Seller and the Purchaser shall take all reasonable steps to obtain any necessary approval of any Governmental Entity in relation to the change of name of the Target Group Financial Companies and Target Group Insurance Companies as soon as practicable following the date of this Agreement and, in any event, in sufficient time for the changes of name to be implemented, subject to Clause 8.5.1, at Closing.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

8.5.5        The Seller shall use, and shall procure that each member of the Seller’s Group shall use, its reasonable endeavours to co-operate with the Purchaser to procure the satisfaction of its obligations pursuant to this Clause 8.5.

8.6         Tax Covenant

The provisions of Schedule 4 (Tax) shall apply in relation to Taxation and shall (with the exception of paragraph 4.3 of Schedule 4 (Tax), which shall come into effect on the date of this Agreement) come into effect at Closing.

8.7         Post-Closing Confirmation

The Seller confirms that, following Closing, no Target Group Company shall be bound by the terms of the Deferred Prosecution Agreement.

9             Warranties

9.1         The Seller’s Warranties

9.1.1          Subject to Clause 9.2, the Seller warrants to the Purchaser that each statement set out in Schedule 5 (Warranties given by the Seller under Clause 9.1) is true, accurate and not misleading as at the date of this Agreement.

9.1.2          Immediately before Closing, the Seller is deemed to warrant to the Purchaser that each statement set out in the Repeated Warranties is true, accurate and not misleading by reference to the facts and circumstances as at Closing. For this purpose only, where there is an express or implied reference in any of the Repeated Warranties to the “date of this Agreement”, that reference is to be construed as a reference to the Closing Date.

9.1.3          Where any statement in the Warranties is qualified by the expression “to the best of the knowledge of the Seller” or “so far as the Seller is aware” or any similar expression, the knowledge or awareness of the Seller shall be deemed to refer to the actual knowledge, as of the date of this Agreement and at Closing (if such Warranty is a Repeated Warranty), of each of the persons identified in Part A of Schedule 8 (Parties’ Knowledge).

9.1.4        The only Seller’s Warranties given:

(i)            in respect of Taxation are those contained in paragraph 18 of Schedule 5(Warranties given by the Seller under Clause 9.1)and each of the other Seller’s Warranties shall be deemed not to be given in respect of Taxation;

(ii)           in respect of the Properties are those contained in paragraph 11 of Schedule 5(Warranties given by the Seller under Clause 9.1) and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Properties;

(iii)          in respect of Intellectual Property are those contained in paragraph 25 of Schedule 5(Warranties given by the Seller under Clause 9.1) and each of the other Seller’s Warranties shall be deemed not to be given in respect of Intellectual Property;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iv)         in respect of employment matters are those contained in paragraph 26 of Schedule 5(Warranties given by the Seller under Clause 9.1) and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters; and

(v)          in respect of pension matters are those contained in paragraph 27 of Schedule 5(Warranties given by the Seller under Clause 9.1) and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters.

9.1.5        Without prejudice to the Purchaser’s rights under Schedule 4 (Tax), the Purchaser acknowledges and agrees that:

(i)            the Seller’s Warranties set forth in Schedule 5(Warranties given by the Seller under Clause 9.1)are the only warranties or other assurances of any kind given by or on behalf of the Seller;

(ii)           notwithstanding anything to the contrary set out in this Agreement, no other statement, promise or forecast made by or on behalf of the Seller may form the basis of, or be pleaded in connection with, any Relevant Claim and, without prejudice to the provisions of Clause 15.2, the Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to (a) any projections, forecasts, estimates or budgets delivered to or made available to the Purchaser of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of any Target Group Company or their future business and operations; or (b) any other information or documents made available to the Purchaser with respect to the Seller, the Target Group Companies or any of their businesses, assets, liabilities or operations;

(iii)          as of the date hereof, the Purchaser does not have any knowledge that any Seller’s Warranty is untrue, inaccurate or misleading except as set out in the Disclosure Letter or with respect to the Indemnified Matters and for the purposes of this paragraph (iii) the Purchaser’s knowledge is deemed to be the actual knowledge of those individuals identified in Part B of Schedule 8 (Parties’ Knowledge); and

(iv)         the Purchaser has conducted Due Diligence in relation to the Target Group Companies and has been provided with, and has evaluated, the documents and information in the Data Room.

9.2         Seller’s Disclosures

9.2.1        The Seller’s Warranties are subject to the following matters:

(i)            any matter which is contained in this Agreement or which is Fairly Disclosed in the Disclosure Letter, in the documents listed in schedule 2 to the Disclosure Letter or the documents provided in the Data Room including, for the avoidance of doubt, the Q&A responses provided by the Seller set out at schedule 3 to the Disclosure Letter; and

(ii)           all matters appearing in the by-laws, articles of association or statutory books (including all registers and minute books) of the Target Group Companies as at the date of this Agreement.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

9.2.2          Nothing disclosed by the Seller to the Purchaser other than in accordance with this Clause 9.2 or the Disclosure Letter shall constitute disclosure for the purpose of this Agreement.

9.2.3          References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 5 (Warranties given by the Seller under Clause 9.1) to which the disclosure relates. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

9.2.4          Notwithstanding any other provision in this Agreement, no fact or circumstance disclosed shall limit the liability of the Seller for any Relevant Claim made by the Purchaser pursuant to Schedule 4 (Tax) or any breach of a Fundamental Warranty set out in paragraphs 1, 2, 4, 5.2, 7.1 and 30 of Schedule 5 (Warranties given by the Seller under Clause 9.1) or any claim under Clause 9.4, 12.4.11 or 15.7.4(v).

9.3         The Purchaser’s and Holding’s Warranties

9.3.1          The Purchaser warrants to the Seller that the statements set out in Part A of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) are true, accurate and not misleading as at the date of this Agreement. Immediately before Closing, the Purchaser is deemed to warrant to the Seller that each statement set out in Part A of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) is true, accurate and not misleading by reference to the facts and circumstances as at Closing. For this purpose only, where there is an express or implied reference in a statement set out in Part A of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) to the “date of this Agreement”, that reference is to be construed as a reference to the Closing Date.

9.3.2          Holdings warrants to the Purchaser that the statements set out in Part B of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) are true, accurate and not misleading as at the date of this Agreement. Immediately before Closing, Holdings is deemed to warrant to the Purchaser that each statement set out in Part B of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) is true, accurate and not misleading by reference to the facts and circumstances as at Closing. For this purpose only, where there is an express or implied reference in a statement set out in Part B of Schedule 6 (Warranties given by the Purchaser and Holdings under Clause 9.3) to the "date of this Agreement', that reference is to be construed as a reference to the Closing Date.

9.4         Specific Indemnities

9.4.1          Save to the extent that specific allowance, provision or reserve is made in the Closing Statement (so as to avoid any double counting), the Seller shall indemnify and keep indemnified the Purchaser and each Target Group Company for all Losses (including legal costs, filing or any other fees and any liability to Tax) incurred by the Purchaser or a Target Group Company to the extent resulting from the implementation of the Pre-Closing Reorganisation but, for the avoidance of doubt, the Seller shall not indemnify the Purchaser or any Target Group Company in respect of any liabilities of the Retained Subsidiary assumed by the Purchaser in connection with the activities carried out by the Retained Subsidiary before the Pre-Closing Reorganisation.

9.4.2          With effect from Closing, the Seller and Holdings shall jointly and severally indemnify the Purchaser, each member of the Purchaser’s Group (including without limitation, each member of the Target Group), and each of their respective directors, officers and employees (other than any such individual involved in any wrongdoing in respect of the Indemnified Matters, as defined below), for any Losses incurred by the Purchaser and/or any such member of the Purchaser’s Group or the Target Group resulting from any fines, penalties or criminal, administrative, regulatory or disciplinary proceedings imposed by, and/or any claims, suits, actions (including class actions) and proceedings brought by, any Governmental Entity and/or any other third party arising from or related to:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

[***]

together, the “Indemnified Matters”.

9.4.3          In the period from the date of this Agreement until Closing, the Seller and Holdings shall procure that the Target Group shall act in accordance with Applicable Laws in relation to all Indemnified Matters.

9.4.4          The Purchaser and the Seller hereby agree that the Seller, at its own cost and expense, shall at all times have conduct of any criminal, administrative, regulatory or disciplinary proceedings imposed by, and/or any claims, suits, actions (including class actions) and proceedings brought by, any Governmental Entity and/or any other third party arising from or related to the Indemnified Matters and shall be entitled to avoid, dispute, deny, defend, contest, resist, appeal, settle, compromise or pursue any such proceedings, claims, suits and actions and the provisions of Clauses 11.5.1 to 11.5.3 and 11.5.5 shall apply to the Indemnified Matters as if references therein to “Third Party Claim” were to the “Indemnified Matters”.

9.4.5          The Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such reasonable action as it shall deem necessary or appropriate to pursue, enforce, avoid, dispute, deny, defend, resist, appeal, compromise or contest any Indemnified Matter in the name of and on behalf of the Purchaser or member of the Purchaser’s Group (including, after Closing, the Target Group Companies) concerned and to have the conduct of and assume control over any related proceedings, negotiations or appeals provided that the Seller shall, in relation to the conduct of such Indemnified Matter (except in relation to item (iv) of the Indemnified Matters, only to the extent such proceedings, claims, suits or actions may adversely affect any Target Group Company or otherwise relates to Brazil):

(i)            consult so far as is reasonably practicable with the Purchaser;

(ii)           provide the Purchaser with copies of material documents, correspondence and communications in connection with such Indemnified Matters at such time as will allow the Purchaser a reasonable opportunity to provide comments;

(iii)          where requested by the Purchaser, allow persons nominated by the Purchaser to attend a sufficient number of meetings and calls with the lawyers conducting the proceedings, suit or claim to enable the Purchaser to stay informed of the status and progress of such Indemnified Matter; and

(iv)         where the Indemnified Matter is brought by or primarily concerns [***], take reasonable account in good faith of any concerns raised by, or comments and/or proposals made by, the Purchaser and, in the event the Seller decides  not to take account of any such comments or proposals, the matter shall be elevated for discussion between the General Counsel of the Purchaser’s Group and the Chief Legal Officer of the Seller’s Group.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

9.4.6        To the extent that [***] commences or threatens to commence any claim, suit or action or any criminal, civil or regulatory proceedings against any member of the Purchaser’s Group (including any Target Group Company) in respect of the activities of any Target Group Company prior to Closing in connection with the Indemnified Matters referred to in paragraphs (i) and (ii) of Clause 9.4.2, Holdings shall use, and shall procure that each member of the Seller's Group shall use, all reasonable  endeavours to substitute such member of the Purchaser’s Group with a member of the Seller’s Group.

9.4.7        Notwithstanding the foregoing, where any settlement or compromise of a claim relating to the Indemnified Matters would result in the enactment or issue of any order, injunction, decree or ruling by any [***] that would result in:

(i)            the licence of any Target Group Company being revoked, suspended or otherwise restricted or amended; or

(ii)           any Target Group Company or any member of the Purchaser’s Group being required to give an undertaking to [***] that would materially restrict the current or future operations of the Purchaser’s Group, the Seller shall not be entitled to settle or compromise such Indemnified Matter without the prior written consent of the Purchaser (not to be unreasonably withheld or delayed).

9.4.8        Neither the Seller nor Holdings shall be liable in respect of any claims under Clause 9.4.2, with effect from the earlier of:

(i)            the date that is [***] following Closing, provided that the Seller shall remain liable after such date for claims made by the Purchaser under Clause 9.4.2 before such date; and

(ii)           such time as the Purchaser and the Seller shall agree in writing that the relevant Indemnified Matters have been satisfactorily resolved.

9.4.9        [***].

9.4.10      Notwithstanding any other provision in this Agreement, no fact or circumstance disclosed in any manner whatsoever, shall limit the liability of the Seller or Holdings for any claim made by the Purchaser pursuant to Clause 9.4.2.

10          Limitation of Seller’s Liability

The provisions of Schedule 7 (Limitations of Liability under Clause 10) shall apply in respect of claims made against the Seller under this Agreement.

11          Claims

11.1      Notification of Potential Claims

If the management of the Purchaser or, after Closing, of any Target Group Company is informed or becomes aware of any fact or matter that may give rise to a claim against the Seller or Holdings under this Agreement, the Purchaser shall as soon as reasonably practicable, and in any event within 60 (sixty) days, give notice in writing to the Seller setting out such information as is available to the Purchaser or any Target Group Company as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary; provided that the failure of the Purchaser to give such notice shall not invalidate such claim and shall only limit the Seller’s liability for such claim to the extent provided under paragraph 11 of Schedule 7 (Limitations of Liability under Clause 10). Where the claim relates to a matter which could give rise to a liability under Schedule 4 (Tax) or paragraph 18 of Schedule 5 (Warranties given by the Seller under Clause 9.1), the Purchaser shall procure that this written notice also sets out the due date for payment and the time limits for any appeal if the Purchaser is aware of such information. The Seller will acknowledge receipt of any notice received by the Purchaser pursuant to this Clause 11.1 as soon as reasonably practicable.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

11.2      Notification of Claims under this Agreement

Notices of claims under this Agreement shall be given by the Purchaser to the Seller in accordance with Clause 15.13.3 within the time limits specified in paragraph 1 of Schedule 7 (Limitations of Liability under Clause 10) and shall, to the extent known by the Purchaser, specify the legal and factual basis of the claim by the Purchaser (and, where the claim by the Purchaser is the result of or in connection with a Third Party Claim, attaching copies of all documents (without translating them into English) received by the Purchaser in connection with the Third Party Claim) and, to the extent practicable, setting out the Purchaser’s estimate of the amount of Losses which is, or is to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event). The Seller will acknowledge receipt of any notice received by the Purchaser pursuant to this Clause 11.2 as soon as reasonably practicable.

11.3      Commencement of Proceedings

11.3.1       Subject to Clause 11.3.2, any claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) cease to be enforceable against the Seller 60 days after the Seller provides notice to the Purchaser that it is denying liability in respect of such claim, unless at the relevant time legal or arbitral proceedings against the Seller in respect of the claim have been commenced.

11.3.2       Where the Purchaser’s ability to commence proceedings in respect of a claim is dependent upon a contingent liability becoming an actual liability, any such claim notified in accordance with Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) remain enforceable against the Seller:

(i)            in respect of a Third Party Claim, if legal or arbitral proceedings in relation to such Third Party Claim have been commenced by the third party before the expiry of the relevant time limit referred to in paragraph 1 of Schedule 7 (Limitations of Liability under Clause 10); or

(ii)           in respect of all other claims, until the earlier of: (a) the date falling 120 days after such contingent liability becomes an actual liability; and (b) the expiry of the relevant time limit referred to in paragraph 1 of Schedule 7(Limitations of Liability under Clause 10).

11.4      Investigation by the Seller

In connection with any matter or circumstance that may give rise to a claim against the Seller or Holdings under this Agreement, to the extent permitted by Applicable Law:

11.4.1      the Purchaser shall allow, and after Closing shall procure that the relevant Target Group Company allows, the Seller and its financial, accounting or legal advisers to investigate the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

11.4.2      the Purchaser shall disclose to the Seller all material information of which the Purchaser or any Target Group Company is aware which relates to the claim and shall, and shall procure that any other relevant members of the Purchaser’s Group (including, after Closing, the Target Group Companies) shall, give, subject to their being paid all reasonable costs and expenses, all material information and assistance reasonably requested by the Seller, including reasonable access to premises and personnel, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it solely for the purpose of investigating and defending the claim in question.

11.5      Conduct of Third Party Claims

Subject to Clauses 11.6 and 11.7, if the matter or circumstance that may give rise to a claim against the Seller under this Agreement is a result of or in connection with a claim by a third party (including a claim by a Tax Authority which could result in the Seller being liable under Clause 15.7.4, Schedule 4 (Tax) or for breach of a Seller’s Warranty in paragraph 18 of Schedule 5 (Warranties given by the Seller under Clause 9.1)) (a “Third Party Claim”) then:

11.5.1      until such time (if any) as the Seller assumes control of a Third Party Claim in accordance with Clause 11.5.4, the Purchaser shall assume conduct of all Third Party Claims (including taking all such actions as set out in Clause 11.5.3) and the Purchaser shall consult with the Seller so far as reasonably practicable in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Seller before taking any action in relation to the Third Party Claim;

11.5.2      no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group (including, after Closing, the Target Group Companies) and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Seller;

11.5.3      the Purchaser shall, or the Purchaser shall procure that the members of the Purchaser’s Group (including, after Closing, the Target Group Companies) shall, take such reasonable action (or procure the taking of such action) as the Seller may consider necessary or appropriate to pursue, enforce, avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim provided that the Seller shall pay and indemnify the Purchaser and each member of the Purchaser’s Group (on a Net After-Tax Basis) upon request for any costs or expenses reasonably incurred (including, without limitation, the amount of any judicial deposits, and/or the cost of any bank guarantees, or insurance bonds required to litigate certain matters, or court fees, opposing party fees (sucumbência) and/or any other legal fees) in relation thereto;

11.5.4      the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such reasonable action as it shall deem necessary or appropriate to pursue, enforce, avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim in the name of and on behalf of the Purchaser or member of the Purchaser’s Group (including, after Closing, the Target Group Companies) concerned and to have the conduct of and assume control over any related proceedings, negotiations or appeals provided that the Seller shall, in relation to the conduct of such Third Party Claim:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(i)            consult so far as is reasonably practicable with the Purchaser;

(ii)           provide the Purchaser with copies of material documents, correspondence and communications in connection with such Third Party Claim at such time as will allow the Purchaser a reasonable opportunity to provide comments;

(iii)          conduct such Third Party Claim in a manner materially consistent with the past practice of the Target Group;

(iv)         where requested by the Purchaser, allow persons nominated by the Purchaser to attend a sufficient number of meetings and calls with the lawyers conducting the claim to enable the Purchaser to stay informed of the status and progress of the Third Party Claim; and

(v)           where the Third Party Claim is brought by or primarily concerns a Governmental Entity in Brazil, take reasonable account in good faith of any concerns raised by, or comments and/or proposals made by, the Purchaser and, in the event the Seller decides  not to take account of any such comments or proposals, the matter shall be elevated for discussion between the General Counsel of the Purchaser’s Group and the Chief Legal Officer of the Seller’s Group; and

11.5.5      if the Seller sends a notice to the Purchaser pursuant to Clause 11.5.4, the Seller will not hold the Purchaser and/or any Target Group Company liable for any reasonable action taken in good faith by the Purchaser in defending such Third Party Claim before the Seller elected to assume control. In the event that the Seller sends a notice to the Purchaser pursuant to Clause 11.5.4, the Purchaser shall give, and the Purchaser shall procure that any member of the Purchaser’s Group shall give, all such reasonable information and assistance that is permitted by Applicable Law (including, during normal business hours and upon reasonable notice, access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records) as the Seller may reasonably request, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions subject to the Purchaser being indemnified (on a Net After-Tax Basis) by the Seller against the Purchaser’s reasonable legal costs and expenses incurred in relation thereto.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

11.6      Third Party Claims in respect of Clause 15.7.4

In respect of any Third Party Claim which would result in the Seller being liable under Clause 15.7.4, the Seller will take conduct of such Third Party Claim pursuant to Clause 11.5.4 and Clauses 11.5.1 to 11.5.5 shall apply, provided that the Seller shall not take any action (and shall not require the Purchaser to take any action) in connection with such Third Party Claim that would be materially detrimental to the business of the Purchaser’s Group or the Target Group Companies. For the avoidance of doubt, for the purposes of this Clause 11.6, actions based on the interpretation of Applicable Law related to Tax shall not be deemed to be materially detrimental to the business of the Purchaser’s Group or the Target Group Companies.

11.7      Conduct of [***] Claims

The Seller will take conduct of all claims in relation to [***] and Clauses 11.5.1 to 11.5.5 shall apply to such claims as if references therein to “Third Party Claim” were to claims in relation to [***], provided that the Seller shall not take any action (and shall not require the Purchaser to take any action) in connection with such claims that would be materially detrimental to the business of the Purchaser’s Group (including the Target Group Companies). For the avoidance of doubt, for the purposes of this Clause 11.7, actions based on the interpretation of Applicable Law related to [***] shall not be deemed to be materially detrimental to the business of the Purchaser’s Group (including the Target Group Companies).

12          Restrictions on the Seller and the Purchaser

12.1      Non-compete

12.1.1      Subject to Clauses 12.1.2 and 12.1.3, for a period of [***] months after Closing, or if earlier, until the consummation of the sale of the Shares or substantially all of the business of the Target Group to a third party by the Purchaser, the Seller undertakes to the Purchaser, the Purchaser acting for itself and as agent and trustee for each Target Group Company, that it shall not, and shall procure that no member of the Seller’s Group shall, either alone or jointly with, through an or as agent of, or manager for any person, carry on or be engaged or interested, directly or indirectly, in any Competing Activities in Brazil.

12.1.2      Notwithstanding Clause 12.1.1, it is hereby agreed that nothing in this Agreement shall prevent any member of the Seller’s Group located outside of Brazil from carrying on or being engaged or interested in any of the following activities in Brazil or elsewhere (none of which, for the avoidance of doubt, shall be a breach of Clause 12.1.1):

(i)            conducting any activity (including but not limited to marketing, promotion, solicitation, sale, client advisory services or any other provision of services in general) in Brazil which involves the provision of services to any Governmental Entity or any other entity which is substantially owned, controlled or financed by any Governmental Entity, whether in Brazil or elsewhere;

(ii)           conducting any activity which a legal entity which does not hold a banking or insurance licence in Brazil is authorised, allowed or not prevented from conducting with any individuals or legal entities resident or domiciled in Brazil;

(iii)          conducting any activity (including but not limited to the Competing Activities) outside of Brazil for individuals or legal entities resident or domiciled in Brazil;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iv)         acquiring any business in Brazil which is engaged in business which is the same as, or substantially similar to, the Competing Activities, provided that such acquisition involves at least one jurisdiction other than Brazil and is part of a global or regional acquisition of a group which has its headquarters located outside of Brazil;

(v)          holding less than [***] of any class of shares of a person (including a bank subsidiary) in Brazil which is dealt on any investment exchange, provided that such member of the Seller’s Group has no control or any other management influence;

(vi)         acquiring the ownership of less than [***] of the voting capital of any entity which is engaged in business which is the same as, or substantially similar to, the Competing Activities in Brazil, provided that such voting capital is owned by a member of the Seller’s Group within the Seller’s private equity or asset management businesses, and it is not transferred to any member of the Seller’s Group who is not carrying on any such business until the date that is [***] months after Closing;

(vii)        owning less than [***] of the voting capital of any entity which is carrying on or engaged in business which is the same as, or substantially similar to, the Competing Activities in Brazil, provided that such voting capital is owned by a member of the Seller’s Group on the date of this Agreement, and such member of the Seller’s Group has no control or any other management influence with respect to such entity;

(viii)       establishing a new, or operating an existing, representative office in Brazil of the Seller or any member of the Seller’s Group located outside of Brazil;

(ix)         establishing a new, or retaining an existing, licensed subsidiary in Brazil to conduct activities permitted under Clause 12.1.1;

(x)          carrying on or being engaged in its present businesses (other than in respect of the Target Group) or any development or expansion of its present businesses outside of Brazil;

(xi)         carrying on or being engaged or interested in any other activity, product or service which is not a Competing Activity; or

(xii)        owning the Retained Subsidiary.

12.1.3      Notwithstanding Clause 12.1.1, it is hereby agreed that nothing in this Agreement shall prevent any member of the Seller’s Group that is licensed in Brazil from carrying on or being engaged or interested in any of the following activities in Brazil or elsewhere (none of which, for the avoidance of doubt, shall be a breach of Clause 12.1.1):

(i)            conducting any activity (including but not limited to marketing, promotion, solicitation, sale, client advisory services or any other provision of services in general) in Brazil which:

(a)           involves the provision of any international capital markets services to any Governmental Entity or any other entity which is substantially owned, controlled or financed by any Governmental Entity, whether in Brazil or elsewhere; or

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(b)           involves the provision, whether in Brazil or elsewhere, of any transaction, product, services or business in respect of any offshore or cross-border transaction, product or business structured, offered or operated at present or any time in the future by any member of the Seller’s Group located outside of Brazil;

(ii)           conducting any activity (including but not limited to the Competing Activities) outside of Brazil for individuals or legal entities resident or domiciled in Brazil; or

(iii)         conducting any proprietary non-client facing activity to manage its status as a regulated entity in Brazil (including, without limitation, market hedging, liquidity, balance sheet and cash management and other treasury activities).

12.1.4      For the avoidance of doubt, the Purchaser acknowledges and agrees that the above exclusions from the non-compete undertaking will involve the Seller’s Group and the Purchaser’s Group having mutual clients in Brazil following the Closing Date.

12.1.5      The prohibition referred to in Clause 12.1.1 shall cease to apply to any member of the Seller’s Group with immediate effect if that member ceases to be a member of the Seller’s Group.

12.1.6      On and from the Closing Date, neither the Seller nor the Purchaser shall, and the Seller and the Purchaser shall procure that none of its Affiliates (nor any of the directors, officers or employees of such Party or its Affiliates) shall, make or cause to be made or condone the making of any statement, comment or other communication, written or otherwise, that is disparaging, critical, derogatory or detrimental to, or otherwise reflect adversely on, harm the reputation of, or encourage any adverse action against, the Seller, the Purchaser or the Target Group Companies or any of their respective Affiliates or any of their representatives or any of the products or services of any of them.

12.2      Seller non-solicitation of employees

12.2.1      The Seller undertakes to the Purchaser that neither it nor any Seller’s Group Company shall for a period of [***] months following Closing, directly or indirectly, solicit or entice away from the employment of any Target Group Company any employee who is at HSBC’s internal management grade known as [***] and all other employees more senior than [***], or any [***], who is employed by any Target Group Company as of the date of this Agreement; provided that any member of the Seller’s Group may:

(i)            hire employees of any Target Group Company who respond to a bona fidegeneral public advertisement not specifically directed at employees of the Target Group Companies;

(ii)           hire employees of any Target Group Company who respond to an approach made by a recruitment agent, provided that such employees were not identified to the recruitment agent by or on behalf of the Seller or any member of the Seller’s Group; or

(iii)          hire employees of any Target Group Company who approach the Seller or any member of the Seller’s Group without solicitation by any of them.

12.2.2      The Purchaser acknowledges that nothing in this Clause 12.2 or any other provision of this Agreement shall prevent the Seller or any member of the Seller’s Group, directly or indirectly from employing or otherwise engaging the services of the Retained Employees at any time.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

12.3      Seconded Employees and Retained Employees

12.3.1      Without prejudice to Clause 12.3.2, the Purchaser agrees that the Seller may (at any time between the date of this Agreement and Closing) in its sole discretion, or may procure that any member of the Seller’s Group may make to any one or more Retained Employees an offer, in writing, to employ such Retained Employee(s) under a new contract of employment to take effect on or before Closing. Once an offer has been made by the Seller or member of the Seller’s Group and accepted by a Retained Employee, the Purchaser shall permit such Retained Employee to leave his or her employment at or prior to Closing without the employee having worked his or her full notice period. If the Seller or any member of the Seller’s Group does not make an offer of employment to any Retained Employee or if any Retained Employee does not accept an offer of employment made by the Seller or member of the Seller’s Group, such employee shall remain employed by the Target Group and all claims and liabilities in relation to such employee shall be a cost for the Target Group on and from Closing.

12.3.2      Notwithstanding Clause 12.3.1, the Seller agrees that the Purchaser may (at any time between the date of this Agreement and Closing) in its sole discretion, approach any Retained Employee with a proposal to stay employed within the Target Group following Closing.

12.3.3      During the period between the date of this Agreement and Closing, the Seller shall provide the Purchaser with confirmation of the Seller’s intentions for each Seconded Out Employee as set out below. The Seller shall, in its sole discretion, either:

(i)            make an offer of employment to any Seconded Out Employee in order that they become a Retained Employee on Closing and the Purchaser agrees that any such Seconded Out Employee shall be treated in accordance with the provisions of Clause 12.3.1; or

(ii)           terminate the Seconded Out Employee’s secondment and return the employee to the Target Group prior to Closing. [***]

12.3.4      During the period between the date of this Agreement and Closing, the Seller shall provide the Purchaser with confirmation of the Seller’s intentions for each Seconded In Employee as set out below. The Seller shall, in its sole discretion, either:

(i)            procure that a Target Group Company shall make an offer of employment to any Seconded In Employee in order that they become a transferring employee on Closing and the Purchaser agrees that any such Seconded Employee shall be treated as an employee who shall remain employed by the Target Group in accordance with the provisions of Clause 12.3.1; or

(ii)           terminate the Seconded In Employee’s secondment and return the employee to the Seller’s Group on or prior to Closing in order that they become a Retained Employee with effect from the date of such termination.

12.3.5      The Purchaser shall use its reasonable endeavours, working in co-operation with the Seller, to facilitate the Seller’s intentions for the Seconded Employees.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

12.4      Target Group Variable Pay Awards and International Sharesave Awards

12.4.1      [***]

12.4.2      [***]

12.4.3      The Purchaser undertakes that it shall, or that it shall procure that another member of the Purchaser’s Group (including a member of the Target Group) shall:

(i)            deduct and/or pay and account for any Tax (including any social security contributions or withholdings) payable or accountable for by an employer or former employer; and

(ii)           make all filings required with Governmental Entities and/or Tax Authorities,

in respect of each payment made pursuant to Clauses 1.1.1, 12.4.2 and 12.4.10 in each case in accordance with Applicable Law. If there is any conflict between the terms of this Clause 12.4.3 and any other term of this Agreement, this Clause 12.4.3 shall prevail.

12.4.4      10 (ten) Business Days prior to Closing, the Seller shall provide the Purchaser with details of all Prior Year Variable Pay Awards and International Sharesave Awards (including a vesting schedule) to Award Employees that: (i) are due to vest on or after Closing; and (ii) have vested prior to Closing but are not due and payable until or after Closing.

12.4.5      [***]

12.4.6      [***]

12.4.7      [***]

12.4.8      [***]

12.4.9      [***]

12.4.10    [***]

12.4.11    The Seller shall procure that, as soon as reasonably practicable following the settlement of any International Sharesave Awards, upon any member of the Purchaser’s Group becoming accountable to meet any Tax obligation of any Award Employee in relation to International Sharesave Awards for which it is liable to account under Clause 12.4.3, the Purchaser’s Group will be provided with sufficient funds to meet such liability prior to the date on which the payment of such Tax obligation falls due. To the extent that the Seller has not provided the Purchaser’s Group with sufficient funds before such date, the Seller shall indemnify and keep indemnified the Purchaser for any losses it incurs from performing such function and/or the Seller’s failure to provide such funds. None of the provisions of Schedule 7 (Limitations of Liability under Clause 10) shall apply to any Relevant Claim by the Purchaser against the Seller under this Clause 12.4.11 other than paragraph 4.1 of Schedule 7 (Limitations of Liability under Clause 10).

12.4.12    The Purchaser shall, and shall procure that the relevant member(s) of the Purchaser’s Group (including the Target Group Companies) shall, co-operate with and provide reasonable assistance to:

(i)            members of the Seller’s Group; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           persons who are employed by members of the Seller’s Group and who were employed by a Target Group Company or the Retained Subsidiary prior to Closing (including the Retained Employees),

in respect of:

(i)            the payment of any Taxation in Brazil that is payable or accountable by a member of the Seller’s Group or such employees of members of the Seller’s Group;

(ii)           any information reasonably required to fulfil reporting obligations of a member of the Seller’s Group; and

(iii)          reporting and administrative obligations of any member of the Seller’s Group or the Award Employee’s employer or former employer, in respect of Variable Pay Awards or International Sharesave Award made to such persons in respect of their employment by a Target Group Company or the Retained Subsidiary prior to Closing. For this purpose, at least 10 (ten) Business Days prior to Closing, the Purchaser shall provide the Seller with contact details for a main point of contact at the Purchaser who will have responsibility for providing co-operation and assistance to the Seller in accordance with this Clause 12.4.12.

12.5      Purchaser non-solicitation of employees

Subject to Clause 12.3.2, the Purchaser undertakes to the Seller that it shall not, and shall procure no member of the Seller’s Group shall, for the period starting on the date of this Agreement and ending [***] months after the earlier of the Closing Date or the date on which this Agreement is terminated pursuant to Clause 4.4, 4.5 or 4.6, directly solicit or entice away from the employment of any member of the Seller’s Group (or, prior to the Closing Date, any Target Group Company) any employee who is an employee of such member of the Seller’s Group or Target Group Company as of the date of this Agreement; provided that any member of the Purchaser’s Group may:

12.5.1       hire employees of the Seller’s Group or the Target Group who respond to a bona fide general public advertisement not directed at employees of the Seller;

12.5.2       hire employees of the Seller’s Group or the Target Group who respond to an approach made by a recruitment agent, provided that such employees were not identified to the recruitment agent by or on behalf of the Purchaser or any member of the Purchaser’s Group; or

12.5.3       hire employees of the Seller’s Group or the Target Group who approach the Purchaser or any member of the Purchaser’s Group without solicitation by the Purchaser.

12.6      Reasonableness of Restrictions

The Seller and the Purchaser acknowledge and agree that the restrictions contained in this Clause 12 are a reasonable and necessary protection of the immediate interests of the Seller and the Purchaser, as applicable, and any violation of these restrictions would cause substantial injury to the Seller and the Purchaser, as applicable, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable. In the event of a breach or a threatened breach by the Purchaser or any Target Group Company or the Seller or any member of the Seller’s Group, as the case may be, of these restrictions, the Seller or the Purchaser, as applicable, will be entitled to an injunction restraining the Purchaser, any member of the Purchaser’s Group, any Target Group Company, the Seller or any member of the Seller’s Group, as applicable, from such breach or threatened breach (without the necessity of proving the inadequacy as a remedy of money damages or the posting of a bond); provided, however, that the right to injunctive relief will not be construed as prohibiting the Seller or the Purchaser, as applicable, from pursuing any other available remedies, whether at law or in equity, for such breach or threatened breach.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

12.7      No Disposal of Shares

12.7.1      The Purchaser acknowledges and agrees that it shall not, within [***] from Closing, sell, assign or otherwise dispose of, or enter into any legally binding agreement to dispose of, directly or indirectly, any of the Shares or substantially all of the assets of any Target Group Company to any third party purchaser without the consent of the Seller, other than (i) to a member of the Purchaser’s Group, (ii) by way of a merger or other form of business combination, assignment of assets or other type of corporate reorganisation where the merged entity or combined business is wholly owned by the Purchaser or the Purchaser’s parent company (any such transferee in paragraphs (i) or (ii), a “Transferee”), (iii) as required by Applicable Law, or (iv) in the event of a change of control of the Purchaser’s ultimate holding company (and the Purchaser shall inform the Seller of any sale, assignment or disposal set out in paragraphs (i) to (iv) of this Clause 12.7.1).

12.7.2      If, within [***] from Closing, a Transferee ceases, for any reason, to be a member of the Purchaser’s Group, the Purchaser undertakes to procure that the Transferee shall, prior to ceasing to be a member of the Purchaser’s Group, immediately transfer back to the Purchaser or another member of the Purchaser’s Group all of the Shares and/or assets sold, assigned or otherwise transferred to it.

13          Confidentiality

13.1      Announcements

13.1.1      Prior to Closing, no public release or announcement concerning the Acquisition shall be issued by any member of the Seller’s Group or the Purchaser’s Group without the prior written consent of the Purchaser or Seller respectively (whose consent shall not be unreasonably withheld, conditioned or delayed) and after co-ordination with the Purchaser or the Seller (as applicable) as soon as practicable as to the form and content of such public release or announcement, except for (a) such release or announcement as may be required by Applicable Law or by a Governmental Entity (including any stock exchange on which the shares of any of the Parties or their holding company are listed), including those releases or announcements which are required to be made by any member of the Seller’s Group or the Purchaser’s Group (as applicable); or (b) such release or announcement as any member of the Seller’s Group or the Purchaser’s Group or any Target Group Company may be required to make pursuant to the policies and procedures generally applied by the Seller’s Group, the Purchaser’s Group or the Target Group from time to time.

13.1.2      In the event that a member of the Seller’s Group or the Purchaser’s Group is required to make a release or announcement in accordance with paragraph (a), or makes in accordance with paragraph (b) of Clause 13.1.1, the member of the Seller’s Group or the Purchaser’s Group that makes the release or announcement shall co-ordinate with the Seller (where a member of the Purchaser’s Group is required to make a release or announcement) or the Purchaser (where a member of the Seller’s Group is required to make a release or announcement) as soon as practicable as to the form and content of such release or announcement and allow the other Parties reasonable time, in accordance with Applicable Law or with the requirements of a Governmental Entity, to comment on such release or announcement in advance of such issuance; provided, however, that each of the Seller, the Target Group Companies and the Purchaser may make internal announcements to their respective employees that are consistent with the Seller’s and Purchaser’s prior public disclosures regarding the Acquisition after co-ordination with the Seller (where the Party making the internal announcement is the Purchaser) or the Purchaser (where the Party making the internal announcement is the Seller or any Target Group Company) as soon as practicable as to the form and content of such internal announcement and allow the Seller or the Purchaser (as applicable) reasonable time to comment on such announcement in advance of the issuance.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

13.2      Confidentiality

13.2.1      This Clause 13.2 shall be without prejudice to the Confidentiality Agreement, which agreement shall continue until Closing, at which time it shall automatically terminate.

13.2.2      Subject to Clauses 13.1 and 13.2.3, each of the Seller (and each member of the Seller’s Group and, prior to Closing, the Target Group Companies) and the Purchaser (and each member of the Purchaser’s Group) shall treat as strictly confidential any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) or in connection with the Acquisition which relates to:

(i)            the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement;

(ii)           the negotiations relating to this Agreement (and any such other agreements);

(iii)          (in the case of the Seller and the Seller’s Group) any information relating to the Target Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; or

(iv)         (in the case of the Purchaser and the Purchaser’s Group) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group or, prior to Closing, the Target Group Companies.

13.2.3      Clause 13.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)            the disclosure or use is required by Applicable Law or any Governmental Entity, including any stock exchange on which the shares of any of the Parties or their holding company are listed;

(ii)           the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchaser;

(iii)          the disclosure or use is required for the purpose of any judicial or arbitral proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iv)          the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)           the disclosure is made to professional advisers or auditors (or previous auditors) of any member of the Seller’s Group or the Purchaser’s Group or any Target Group Company on terms that such professional advisers or auditors are made aware of the provisions of Clause 13.2.2 in respect of such information as if they were a Party to this Agreement and the disclosing party remains responsible for any breach by its professional advisers of the terms hereof;

(vi)         the disclosure is made to any member of the Purchaser’s Group or the Seller’s Group or to any Target Group Company, or to a director, officer or employee of the disclosing party or another member of its Group, as applicable, on terms that such person is made aware of the provisions of Clause 13.2.2 in respect of such information as if it were a Party to this Agreement and the disclosing party remains responsible for any breach by such person of the terms hereof;

(vii)        the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); or

(viii)       the other Parties have given prior written approval to the disclosure or use, provided that prior to disclosure or use of any information pursuant to Clause 13.2.2 the Party concerned shall, where not prohibited by Applicable Law, promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

13.2.4      Without prejudice to Clause 13.2.3, the Purchaser agrees that it shall use its reasonable endeavours to seek confidential treatment of (i) the fact that Holdings is a party to this Agreement and (ii) [***].

14          Insurance

14.1      No cover under Seller Insurance Policies from Closing

The Purchaser acknowledges and agrees that from Closing:

14.1.1      the Target Group shall not have or be entitled to the benefit of any Seller Insurance Policy in respect of any event, act or omission that takes place after Closing and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Target Group with effect from Closing;

14.1.2      the Seller shall not be required to maintain any Seller Insurance Policy for the benefit of any Target Group Company; and

14.1.3      no Target Group Company shall make or be entitled to make or notify a claim under any Seller Insurance Policy in respect of any event, act or omission that occurred prior to Closing.

14.2      Existing claims under Seller Insurance Policies

The Seller shall, at the direction of the Purchaser, use reasonable endeavours after Closing to recover all monies due from insurers in respect of any claim which has been made before Closing by or on behalf of any Target Group Company under any Seller Insurance Policy and shall, save to the extent that:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

14.2.1      the Target Group has already recovered prior to Closing in respect of the Losses in respect of which the claim is made; or

14.2.2      the Losses in respect of which the claim is made have been taken into account in the Closing Statement, pay any monies received in respect of such claim (after taking into account the applicable proportion (by reference to other claims made in the time period to which it applies) of any deductible or excess and less any Taxation suffered on the proceeds and any reasonable out of pocket costs or expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with such claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Target Group Company as soon as practicable after receipt by the Seller.

15          Other Provisions

15.1      Further Assurances

15.1.1      Each of the Seller and the Purchaser shall, from time to time, execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

15.1.2      The Purchaser shall, and shall procure that the relevant Target Group Companies shall, retain for a period of 10 (ten) years from Closing (or such longer period as is required by Applicable Law) any books, records, data and documents of the Target Group Companies in the possession or control of the Target Group Companies immediately after Closing to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant Target Group Companies shall, if reasonably requested by the Seller, allow the Seller reasonable access to such books, records, data and documents, including the right to take copies, at the Seller’s expense.

15.1.3      To the extent that the provision of any information pursuant to Clause 15.1.2 is restricted by Applicable Laws, the Purchaser shall, and shall procure that the relevant Target Group Companies shall, upon the request of the Seller, take all steps available to enable the Purchaser or the relevant Target Group Companies to provide any such information to the Seller including, where reasonably necessary, seeking a specific dispensation from a Governmental Entity for the sharing of such information with the Seller and/or third parties (including, for the avoidance of doubt, any regulatory body) and/or facilitating all discussions in relation to the period prior to Closing between regulatory bodies and such relevant Governmental Entity.

15.1.4      For a period of 10 (ten) years following Closing, the Purchaser shall procure that no Shares are sold, assigned or otherwise disposed of and that the Target Group Companies do not otherwise transfer any of the books, records or documents, to any third party purchaser unless the relevant third party purchaser has agreed in writing to:

(i)            allow the Seller, for the period referred to in Clause 15.1.2, reasonable access to any books, records and documents of the Target Group Companies relating to the period prior to Closing, including the right to take copies, at the Seller’s expense; and

(ii)           to comply with the provisions of Clause 15.1.3 for the benefit of the Seller and the Seller’s Group.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.1.5      Subject to Applicable Law, the Seller shall be entitled to retain after Closing copies of all books, records, documents, data and information of or relating to the Target Group Companies which the Seller would customarily have received, or be entitled to receive, from the Target Group Companies prior to Closing, and to the extent that they relate to the period prior to Closing for the purposes of the Seller’s legal, regulatory, internal compliance, governance or tax procedure or obligations. For the avoidance of doubt, Seller shall not use any such retained books, records, documents, data or information (including customer information) for any commercial purpose and shall not disclose such books, records, data or documents to any person within the Seller’s Group whose function is not directly related to the legal, regulatory, internal compliance, governance, tax finance, risk, HR or M&A functions of the Seller’s Group.

15.2      Whole Agreement

15.2.1      The Transaction Documents contain the whole agreement between the Parties relating to the subject matter therein at the date of this Agreement to the exclusion of any terms implied by Applicable Law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in the Transaction Documents.

15.2.2      Each Party agrees and acknowledges that, in entering into the Transaction Documents, it is not relying on any warranty, representation or undertaking not expressly incorporated into it.

15.2.3      Except as expressly provided herein (and, in particular, without prejudice to Clauses 12.5 and 15.16), each of the Parties agrees and acknowledges that its only right and remedy in relation to any warranty, representation or undertaking made or given in connection with any Transaction Document shall be for breach of the terms of the relevant Transaction Document and each of the Parties waives all other rights and remedies, including those in tort (including negligence) or arising under statute, in relation to any such warranty, representation or undertaking.

15.2.4      If there is any inconsistency between the terms of any of the Transaction Documents, this Agreement shall prevail (as between the Parties and as between any other members of the Seller’s Group, any other members of the Purchaser’s Group and any Target Group Companies) to the extent of the inconsistency, unless otherwise expressly agreed.

15.2.5      Nothing in this Clause 15.2 excludes or limits any liability for fraud.

15.3      Reasonableness

Each of the Parties confirms that it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 12 and Clause 15.2 and agrees that the provisions of this Agreement (including the Disclosure Letter and the Trade Mark Licence) are fair and reasonable.

15.4      Assignment

15.4.1      No Party shall, without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

15.4.2      Notwithstanding Clause 15.4.1, each of the Parties (the “assignor”) may, without the need for consent, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement to any member of the Purchaser’s Group (in the case of the Purchaser) or the Seller’s Group (in the case of the Seller or Holdings) (the “assignee”).

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.4.3      If the assignee under Clause 15.4.2 ceases to be a member of the Purchaser’s Group or the Seller’s Group, as the case may require, it shall before ceasing to be so assign the benefit so far as assigned to it to another member of the Seller’s Group or the Purchaser’s Group, as the case may require.

15.5      Third Party Rights

15.5.1       A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement except to the extent set out in Clause 15.5.2.

15.5.2      Any member of the Seller’s Group or any Target Group Company may enforce and rely on Clauses 7.3.3, 7.4.2, 8.1.1, 8.1.3, 8.1.4, 8.3, 12, 13 and 15.7 to the same extent as if it were a Party.

15.6      Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

15.7      Method of Payment, Set Off and Withholding

15.7.1      The repayment of the Estimated Intra-Group Receivables and the Estimated Intra-Group Payables pursuant to Clause 6.4.3, and any adjustments in respect thereof pursuant to Clause 7.3.3, shall be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant Target Group Companies in the underlying currencies of the Estimated Intra-Group Receivables and Estimated Intra-Group Payables, and any such payments in the same currency may be set off against each other leaving a net sum for each currency.

15.7.2      The repayment of the Subordinated Debt (including any interest amount thereon) shall be settled by payments in the underlying currency of the Subordinated Debt from the Purchaser, on behalf of the relevant Target Group Companies, to the Seller, for itself and on behalf of the relevant members of the Seller’s Group.

15.7.3      Subject to Clause 15.7.4, any other payments payable pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding, save as may be required by Applicable Law and if any deduction or withholding is required by Applicable Law to be made from any payment pursuant to this Agreement, then the Party making the payment shall make the deduction or withholding in the minimum amount required by Applicable Law and shall promptly provide the other Party with such proof of the payment of any amounts so deducted or withheld as that other Party may reasonably require.

15.7.4

(i)            The Parties acknowledge and agree that current Brazilian Law (Law No. 10,833, of 29 December 2003, as amended) requires that the Purchaser (or, if the Purchaser is a non-Brazilian entity, a representative of the Purchaser in Brazil) withholds and pays on behalf of the Seller, as applicable, Brazilian income Tax on (a) any gains realised by the Seller levied on the sale of the Shares including any gains attributable to any payments under Clauses 6.3 and 7.3, and (b) any payments made by the Purchaser under Clause 7.4.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           The Seller shall, in its sole discretion, (a) calculate the amount of capital gains on the sale of the Shares (and taking into account the amount of its foreign investment registration with the BACEN), and the amount of the applicable withholding income Tax (including any income Tax on any capital gains attributable to any payments made under Clauses 6.3 and 7.3) and (b) calculate the amount of withholding income Tax on payments to be made by Purchaser under Clause 7.4, which in each case shall be denominated in BRL, and shall communicate such amounts to the Purchaser at least 2 (two) Business Days prior to the date on which payments of such withholding income Taxes is required to be made by the Purchaser (or the relevant representative thereof, as applicable) and furnish to the Purchaser at the same time drafts of the documents (DARFs) that will be used by Purchaser to make the payments of such withholding income Taxes.

(iii)          The Purchaser (or the relevant representative thereof, as applicable) shall withhold and pay (as applicable) over the amount of income Taxes as calculated by the Seller as described in Clause 15.7.4(ii) above to the relevant Brazilian Governmental Entities within the time provided by Brazilian law and shall furnish to the Seller within 5 (five) Business Days thereof the document evidencing such payments (DARFs) prepared based on the draft provided by Seller as described in Clause 15.7.4(ii).

(iv)         The Purchaser shall indemnify the Seller for any Losses incurred by the Seller if the Purchaser fails to pay such withholding income Tax or other Taxes in accordance with Clause 15.7.4(iii).

(v)          The Seller shall indemnify the Purchaser for any Losses incurred by the Purchaser if the relevant Brazilian Governmental Entities claim or demand any income Tax or difference of income Tax in relation to the gains and payments described in Clause 15.7.4(i) above, which income Tax has been calculated by the Seller as described in Clause 15.7.4(ii).

15.7.5      If any deductions or withholdings for or on account of Tax are required by Applicable Law from any payment made pursuant to this Agreement the Party making the payment (the “payor”) shall be obliged to pay to the recipient Party (the “payee”) such increased sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such deduction or withholding, provided that:

 (i)           the payor shall be under no obligation to pay an increased sum under this Clause 15.7.5 in relation to (a) the withholding for and on account of Taxes described in Clause 15.7.4(i) above, (b) any payment by the Purchaser under paragraphs 1.5, 6 and 7 of Schedule 4(Tax) and (c) any payment referred to in Clauses 15.7.1 and 15.7.2 to the extent that the relevant Target Group Company is not required to increase the sum payable for and on account of Taxes;

(ii)           if a Party shall have assigned the benefit in whole or in part of this Agreement then the liability of the payor under this Clause 15.7.5 shall be limited to that (if any) which it would have been had no such assignment taken place; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iii)         the payee shall take reasonable steps (including the filing of any claim for a Relief) either to minimise the extent to which the payment is subject to any withholding or deduction of Tax or to obtain a refund or credit in respect of such withholding or deduction and to the extent that such a refund or credit is obtained shall pay over to the payor such amount as will leave the payee in no better or worse position than if the refund or credit had not been obtained.

15.7.6      Any IOF Tax that may be levied on any remittance of funds or foreign exchange transaction in connection with the transactions contemplated by this Agreement shall be borne and payable by the Purchaser as taxpayer under Brazilian law and the Purchaser shall bear the economic cost of any such IOF Tax, provided that in the case of any IOF Tax applicable on foreign exchange transactions necessary to convert payments made by the Seller to the Purchaser under this Agreement into the lawful currency of Brazil, the Seller will be obliged to pay to the Purchaser such increased sum as will, after payment of the IOF Tax, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of application of such IOF Tax).

15.7.7      Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) by making an instruction to pay the account notified by the Party entitled to the payment (such notification to be provided reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

15.7.8      Payment of a sum in accordance with this Clause 15.7 shall constitute a payment in full of the sum payable and shall be a good discharge to the payor (and those on whose behalf such payment is made) of the payor’s obligation to make such payment and the payor (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

15.8      VAT

15.8.1      Where, under the terms of this Agreement one Party is liable to indemnify or reimburse another Party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other Party or any member of any VAT group of which it forms part, subject to that person or the VAT group member using all reasonable endeavours to recover such amount of VAT as may be practicable.

15.8.2      If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payor a valid VAT invoice or equivalent document; and (ii) subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payor shall pay to the recipient any VAT due.

15.9      Costs

15.9.1      Except as otherwise provided in this Agreement (including, without limitation, as provided in the Migration Schedule), the Seller shall bear all costs (including legal and financial adviser fees and expenses) incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.9.2       Except as otherwise provided in this Agreement (including, without limitation, as provided in the Migration Schedule), the Purchaser shall bear all costs (including legal and financial adviser fees and expenses) incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

15.10   Invoicing

Save as expressly provided pursuant to this Agreement, all invoices submitted by a Party for payment of an amount due in accordance with this Agreement shall be paid within 30 (thirty) days of receipt by the paying Party.

15.11   Stamp Duty, Fees and Taxes

The Seller or the Purchaser shall bear the cost of any stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents payable as a result of the execution of this Agreement or the Share Transfers or the transactions contemplated by this Agreement or the Share Transfers for which such Party is responsible under Applicable Law, save that any Party that brings an original of this Agreement or the Share Transfers into the United Kingdom shall be solely liable for any stamp duty or stamp duty reserve tax payable in the United Kingdom (if any) on such documents. The Party liable under this Clause 15.11 shall be responsible for arranging the declaration and payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. Each party agrees (a) to use all reasonable endeavours to avoid bringing the original of this Agreement or the Share Transfers into the United Kingdom (including, for the avoidance of doubt, seeking to use a copy rather than the original in any court or arbitral proceedings) and (b) not to argue that the original of this Agreement or the Share Transfers is required in any court or arbitral proceedings.

15.12   Interest

If the Seller or the Purchaser defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of:

15.12.1    in respect of payments made in any currency other than BRL, 5 (five) per cent. above LIBOR from time to time; or

15.12.2    in respect of payments made in BRL, 3 (three) per cent. above SELIC from time to time,

such interest to accrue from day to day and to be compounded monthly.

15.13   Notices

15.13.1    Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)            in writing in the English language provided that this clause shall not require any documents delivered with such Notice to be translated to, or summarised in, English; and

(ii)           delivered by hand, recorded delivery or courier using an internationally recognised courier company.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.13.2    Subject to Clause 15.13.3, a Notice to the Seller or Holdings shall be sent to the following address, or such other person or address as the Seller or Holdings may notify to the Purchaser from time to time:

HSBC Latin America Holdings (UK) Limited

8 Canada Square,
London E14 5HQ

Attention: Company Secretary

With a copy to (which shall not constitute notice):

HSBC Holdings plc

8 Canada Square,
London E14 5HQ

Attention: Company Secretary

15.13.3    A notice of a claim for the purposes of Clause 11.2 shall be sent to the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:

Pinheiro Guimaraes - Advogados

Av. Paulista 1842, 24o andar – Torre Norte
01310-923 São Paulo, SP
Brazil

Attention: Marcelo Lamy

15.13.4    A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:

Banco Bradesco S.A.

Cidade de Deus, s/nº, Vila Yara,
Prédio Vermelho - 4 Andar, Osasco,
SP - CEP: 06029-900
Brazil

Email: 4000.diretoria@bradesco.com.br

Attention: Alexandre da Silva Gluher and Domingos Figueiredo de Abreu

Title: Vice Presidents

15.13.5    A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)            at 12:00 p.m. (São Paulo time) on the fourth Business Day following the date of posting, in the case of recorded delivery; or

(ii)           at the time of delivery, if delivered by hand or courier.

15.13.6    The Parties shall send copies of any notices served pursuant to this Clause 15.13 (for informational purposes only) to the email addresses specified in Clause 15.13.2 above, on the date on which such notice is served.

15.14   Invalidity

15.14.1    If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.14.2    To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 15.14.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 15.14.1, not be affected.

15.15   Waiver

Except as expressly provided in this Agreement, no failure or delay by any Party in exercising any right or remedy relating to this Agreement or any other agreements entered into by the Parties in writing in respect of this Agreement shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy. No waiver by any Party of any of its rights or remedies under this Agreement shall be deemed to be a waiver of any of the other rights, remedies and obligations of any of the Parties under this Agreement.

15.16   Specific Performance

Each of the Parties hereto acknowledges that the other Parties shall be entitled to seek specific performance, injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity (without the requirement to prove monetary damages as an insufficient remedy).

15.17   HSBC Holdings plc

The Parties agree that Holdings is a party to this Agreement solely for the purpose of providing the indemnity in Clause 9.4.2 and has agreed to give the warranties in Part B of Schedule 6.

15.18   Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by executing any such counterpart. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means (including any documents in portable document format (“.pdf”)).

15.19   Arbitration

Other than any substantive points of disagreement with the Draft Closing Statement as set forth in Part 1 of Schedule 3 (Closing Statement (Clause 7)) (which shall be resolved exclusively in accordance with the provisions set out therein), any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this Clause 15.19 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration in London conducted in English by 3 (three) arbitrators pursuant to the rules of the International Chamber of Commerce, save that, unless the Seller and the Purchaser agree otherwise; (i) each of the Seller and the Purchaser shall nominate 1 (one) arbitrator and those 2 (two) shall nominate the third arbitrator, who will act as president of the arbitral tribunal; and (ii) the tribunal shall draw up, and submit to the Parties for signature, the Terms of Reference within 15 (fifteen) Business Days of receiving the file. The Terms of Reference shall not include a list of issues to be determined.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

15.20   Governing Law and Submission to Jurisdiction

15.20.1    This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with this Agreement and such documents shall be governed by and construed in accordance with English law. For the purposes of Article 9, paragraph 2, of Brazilian Decree-Law No. 4,657, dated 4 September 1942, as amended, and for no other purpose whatsoever, the transactions contemplated in this Agreement have been proposed by the Seller.

15.20.2    Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the courts of London, England to support and assist the arbitration process pursuant to Clause 15.19, including if necessary the grant of interlocutory relief (including the remedies of injunction, specific performance or other equitable relief) pending the outcome of that process.

15.21   Appointment of Process Agent

15.21.1    The Purchaser hereby irrevocably appoints Bradesco Securities UK Ltd of 110 Bishopsgate, 25th Floor EC2N 4AY as its agent to accept service of process in England and Wales in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

15.21.2    The Purchaser agrees to inform the Seller in writing of any change of address of such process agent within 10 (ten) Business Days of such change.

15.21.3    If such process agent ceases to be able to act as such or to have an address in England and Wales, the Purchaser irrevocably agrees to appoint a new process agent in England and Wales acceptable to the Seller and to deliver to the Seller within 10 (ten) Business Days a copy of a written acceptance of appointment by the process agent.

Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

In witness whereof this Agreement has been duly executed.

By: /s/ Alistair Hill

_________________________

as attorney for

HSBC LATIN AMERICA HOLDINGS (UK) LIMITED

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

State of New York           :

                                         : ss.

County of New York       :

The foregoing instrument was acknowledged before me on this 31 day of July 2015, by ____________________, who acknowledged himself/herself to be a ________________ of _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Witness my hand and seal the day and year aforesaid.

                                                                    ___________________________________

Notary Public

Printed Name:

Commission Expires: January 14, 2018

(NOTARY SEAL)

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

By: /s/ Alistair Hill

_________________________

as attorney for

HSBC HOLDINGS PLC

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

State of New York           :

                                         : ss.

County of New York       :

The foregoing instrument was acknowledged before me on this 31 day of July 2015, by ____________________, who acknowledged himself/herself to be a ________________ of _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Witness my hand and seal the day and year aforesaid.

                                                                    ___________________________________

Notary Public

Printed Name:

Commission Expires: January 14, 2018

(NOTARY SEAL)

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

BANCO BRADESCO S.A.

By:  /s/ DOMINGOS FIGUEIREDO DE ABREU

       Name: DOMINGOS FIGUEIREDO DE ABREU
       Title: DIRETOR VICE PRESIDENTE

By:  /s/ ALEXANDRE DA SILVA GLUHER

       Name: ALEXANDRE DA SILVA GLUHER
       Title: DIRETOR VICE PRESIDENTE

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

State of New York           :

                                         : ss.

County of New York       :

The foregoing instrument was acknowledged before me on this 31 day of July 2015, by ____________________, who acknowledged himself/herself to be a ________________ of _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Witness my hand and seal the day and year aforesaid.

                                                                    ___________________________________

Notary Public

Printed Name:

Commission Expires: January 14, 2018

(NOTARY SEAL)

State of New York           :

                                         : ss.

County of New York       :

The foregoing instrument was acknowledged before me on this 31 day of July 2015, by ____________________, who acknowledged himself/herself to be a ________________ of _______________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Witness my hand and seal the day and year aforesaid.

                                                                    ___________________________________

Notary Public

Printed Name:

Commission Expires: January 14, 2018

(NOTARY SEAL)

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

WITNESSES

_____________________________________

Name:

Id. or Passport No.:

_____________________________________

Name:

Id. or Passport No.:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 1
Target Group

Part 1
Particulars of the Target Companies

Name of Target Company: HSBC Bank Brasil S.A. – Banco Múltiplo
Registered holders and shares held: (i) 2,949,532,444 shares in the name of HSBC Latin America Holdings (UK) Limited; and (ii) 1 share in the name of HSBC Investment Bank Holdings BV (Netherlands).

Name of Target Company: HSBC Serviços e Participações Ltda.

Registered holders and quotas held:

(i)            14,922,283,001 quotas in the name of HSBC Latin America Holdings (UK) Limited; and

(ii)           1,882,326 quotas in the name of Credival Participações Administração e Assessoria Ltda.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Part 2
Particulars of the Subsidiaries

Name of Company: HSBC Participações e Investimentos Ltda.

Registered holders and quotas held:

(i)            16,226,446,288 quotas in the name of HSBC Serviços e Participações Ltda.; and

(ii)           200 quotas in the name of HSBC Software Development (Brasil) – Prestação de Serviços Tecnológicos.

Name of Company: HSBC Software Development (Brasil) – Prestação de Serviços Tecnológicos Ltda.
Registered holders and quotas held: (i) 11,493,171 quotas in the name of HSBC Serviços e Participações Ltda.; and (ii) 1 quota in the name of by Credival Participações Administração e Assessoria Ltda.

Name of Company: HSBC Corretora de Seguros (Brasil) S.A.
Registered holders and shares held: (i) 1,049,662,224 shares in the name of HSBC Serviços e Participações Ltda.; and (ii) 2,578,346 shares in the name of minority shareholders.

Name of Company: HSBC Vida e Previdência (Brasil) S.A.

Registered holders and shares held:

(i)            155,049,069 shares in the name of HSBC Participações e Investimentos Ltda.;

(ii)           77,307,104 shares in the name of HSBC Seguros (Brasil) S.A.; and

(iii)          10,000 shares in the name of HSBC Empresa de Capitalização (Brasil) S.A.

Name of Company: HSBC Corretora de Títulos e Valores Mobiliários S.A.
Registered holders and shares held: (i) 181,171,372 shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) 66,420 shares in the name of minority shareholders.

Name of Company: HSBC Seguros (Brasil) S.A.

Registered holders and shares held:

(i)            17,151,645 ordinary shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo;

(ii)           40,513 ordinary shares in the name of minority shareholders;

(iii)          9,597,513 preferred shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and

(iv)         484,685 preferred shares in the name of minority shareholders.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Name of Company: Banco Losango S.A. Banco Múltiplo

Registered holders and shares held:

(i)            135,008,539 shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo;

(ii)           1 share in the name of HSBC Serviços e Participações Ltda.; and

(iii)          4,675 shares in the name of minority shareholders.

Name of Company: HSBC Leasing Arrendamento Mercantil (Brasil) S.A.
Registered holders and shares held: (i) 120,534 shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo.

Name of Company: HSBC (Brasil) Administradora de Consórcio Ltda.
Registered holders and quotas held: (i) 2,047,322,040 quotas in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) 1,184 quotas in the name of HSBC Serviços e Participações Ltda.

Name of Company: HSBC Administração de Serviços para Fundos de Pensão (Brasil) Ltda.
Registered holders and quotas held: (i) 7,982,354,656 quotas in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) 1 quota in the name of HSBC (Brasil) Administradora de Consórcio Ltda.

Name of Company: HSBC Assistência Previdenciária
Registered holders and shares held: (i) 2,051,762 shares in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) 100 shares in the name of HSBC Serviços e Participações Ltda.

Name of Company: HSBC Gestão de Recursos Ltda.
Registered holders and quotas held: (i) 1,038,926 quotas in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and (ii) 1 quota in the name of HSBC Serviços e Participações Ltda.

Name of Company: Credival Participações Administração e Assessoria Ltda.

Registered holders and quotas held:

(i)            2,011,709,065 quotas in the name of HSBC Bank Brasil S.A. – Banco Múltiplo; and

(ii)           345 quotas in the name of HSBC Software Development (Brasil) Prestação de Serviços Tecnológicos Ltda.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Name of Company: HSBC Empresa de Capitalização (Brasil) S.A.
Registered holders and shares held: (i) 3,062,080,287 shares in the name of HSBC Seguros (Brasil) S.A.; and (ii) 1,068,409 shares in the name of minority shareholders.

Name of Company: Instituto HSBC Solidariedade

Non-profit association. The following entities hold equal participation rights:

(i)            HSBC Seguros (Brasil) S.A.;

(ii)           Banco Losango S.A. Banco Múltiplo;

(iii)          HSBC Leasing Arrendamento Mercantil (Brasil) S.A.;

(iv)         HSBC (Brasil) Administradora de Consórcio Ltda.;

(v)          HSBC Administração de Serviços para Fundos de Pensão (Brasil) Ltda.;

(vi)         HSBC Assistência Previdenciária;

(vii)        HSBC Gestão de Recursos Ltda.;

(viii)       Credival Participações Administração e Assessoria Ltda.;

(ix)         HSBC Bank Brasil S.A. – Banco Múltiplo;

(x)          HSBC Software Development (Brasil) – Prestação de Tecnológicos;

(xi)         HSBC Corretora de Seguros (Brasil) S.A.;

(xii)        HSBC Serviços e Participações Ltda;

(xiii)       HSBC Corretora de Titulos e Valores Mobiliários S.A.;

(xiv)       HSBC Empresa de Capitalização (Brasil) S.A.; and

(xv)        HSBC Vida e Previdência (Brasil) S.A.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Part 3
Allocation of Consideration Amount

1             The Offer Price attributable to the Shares is as follows:

(1)	(2)	(3)
Target Company	Attributable Offer Price	Attributable Percentage
HSBC Bank Brasil S.A. – Banco Múltiplo	[***]	[***]
HSBC Serviços e Participações Ltda.	[***]	[***]

2             Subject to paragraph 3, the Consideration Amount shall initially be allocated on the following basis:

2.1         The Offer Price shall initially be allocated on the basis of the amount set out in column (2) of paragraph 1 above.

2.2         The Estimated Adjustment Amount shall be allocated between the Shares attributable to each Target Company on the basis of the percentage set out in column 3 of paragraph 1 above.

3             The initial allocation set out in paragraph 2 shall be adjusted to reflect the payments made pursuant to Clause 3.3 and the Seller and the Purchaser shall adopt that allocation, as so adjusted, for all Tax purposes.

4             Failing agreement between the Seller and the Purchaser on the allocation in accordance with this Schedule, the allocation shall be determined by the Reporting Accountants on the application of the Seller or the Purchaser who shall allocate the Offer Price in accordance with this Schedule. Paragraphs 3.5 to 3.11 of Part 1 of Schedule 3 (Closing Statement (Clause 7)) shall apply mutatis mutandis to the engagement and determination of the Reporting Accountants pursuant to this paragraph 4.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 2
Closing Obligations
(Clause 6.2)

1             Seller’s Obligations

1.1         On Closing, the Seller shall deliver or make available to the Purchaser the following:

1.1.1        evidence that the Seller is authorised to execute this Agreement together with any related ancillary documents, duly certified and legalised if required, including:

(i)            true and complete copies of all corporate authorisations and resolutions of the Seller authorising the execution, delivery and performance of this Agreement and each other document to be entered into pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby; and

(ii)           a copy of any relevant power of attorney conferring the relevant authority or the certificate of existence and legal representation issued by the relevant authority;

1.1.2          the written resignations in the Agreed Form (in Portuguese, if required by Applicable Law) of each of the Directors and Officers from his or her office as a Director or Officer to take effect on the Closing Date subject to the appointment of new directors and officers (as applicable) of each Target Group Company, provided that the Purchaser shall not be entitled to request, and the Seller shall not be required to procure, the resignation of any employee of any Target Group Company;

1.1.3          a transfer order (Ordem de Transferência de Ações – OTA) authorising the transfer of ownership of the shares of HSBC Bank Brasil S.A. – Banco Múltiplo from the Seller to the Purchaser (together with the document referred to in paragraph 1.1.4 below, the "Share Transfers") to be carried out by Banco Bradesco S.A. as registration and depositary agent (agente escriturador e depositário) of the shares of HSBC Bank Brasil S.A. – Banco Múltiplo, in compliance with paragraph one of article 35 of the Brazilian Corporations Law;

1.1.4          the amendment to the articles of association (contrato social) of HSBC Serviços e Participações Ltda. evidencing the transfer of the shares of HSBC Serviços e Participações Ltda from the Seller to the Purchaser, together with evidence of filing (protocolo) of such amendment with the relevant board of trade;

1.1.5        all corporate books and records of each Target Group Company (to the extent not located at the premises of that Target Group Company); and

1.1.6        the Trade Mark Licence executed by, or on behalf of all members of the Seller’s Group or any Target Group Companies who are signatories thereto.

1.2         On Closing, the Seller shall procure in respect of each Target Group Company:

1.2.1        that a shareholders’ meeting and, as applicable, a meeting of the board of directors, in each case, of that Target Group Company (the “Board”) is held to consider and approve:

(i)            the amendment to the by-laws or the articles of association of each Target Group Company to change its company name to the new company name of the relevant Target Group Company (as earlier notified by the Purchaser pursuant to paragraph 2.1.6) with effect from Closing or, in the case of the Target Group Financial Companies and the Target Group Insurance Companies, the applicable Approval Date;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           the resignation of any resigning Directors and Officers from their office as from:

(a)           the date of such meeting, if the Target Group Company is not a Target Group Financial Company or Target Group Insurance Company; or

(b)           the date on which the appointment of the new directors and officers has been approved by BACEN and/or SUSEP, if the Target Group Company is a Target Group Financial Company or Target Group Insurance Company; and

(iii)          the appointment of new directors and/or officers of the Target Group Company as directed by the Purchaser subject to the approval of BACEN and/or SUSEP (if required); and

1.2.2         the payment by the relevant member of the Seller’s Group of the amount of the Estimated Intra-Group Finance Receivables in accordance with Clause 6.4.3(ii) and, to the extent practicable, the Estimated Intra-Group Trading Receivables in accordance with Clause 6.4.3(iv).

2             Purchaser’s Obligations

2.1         On Closing, the Purchaser shall:

2.1.1        pay the Closing Amount to the Seller in immediately available funds to a bank account notified to the Purchaser in writing not less than 5 (five) Business Days prior to Closing; and

2.1.2        deliver to the Seller evidence that the Purchaser are each authorised to execute this Agreement, duly certified and legalised if required, including:

(i)            true and complete copies of all corporate authorisations and resolutions of the Purchaser authorising the execution, delivery and performance of this Agreement and each other document to be entered into pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby; and

(ii)           if applicable, a copy of any relevant power of attorney conferring the relevant authority or the certificate of existence and legal representation issued by the relevant authority;

2.1.3          execute and deliver such other instruments, documents or certificates, if any, as may be reasonably required to consummate the Acquisition;

2.1.4          pay or procure the payment to the relevant member of the Seller’s Group the amount of the Estimated Intra-Group Finance Payables in accordance with Clauses 6.4.3(i) and, to the extent practicable, the Estimated Intra-Group Trading Payables in accordance with Clause 6.4.3(iii);

2.1.5          subscribe for new subordinated debt to be issued by the Target Companies in accordance with Clause 6.5;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

2.1.6        pay or procure the payment to the relevant member of the Seller’s Group the amount outstanding in respect of the Subordinated Debt (including any interest accrued thereon) in accordance with Clause 6.5;

2.1.7        deliver or make available at the shareholder’s meeting referred to in paragraph 1.2.1 details of the new corporate name of the Target Group Company;

2.1.8          deliver a letter in the Agreed Form (in Portuguese, if required by Applicable Law) from each Target Group Company to each of the resigning Directors, Officers and managers of each such Target Group Company granting such resigning Directors, Officers and managers full, general and irrevocable release in respect of any liabilities or losses which the Purchaser or any of its Affiliates (including the Target Group Companies) or any successors and assigns thereof may incur at any time in connection with any actions or omissions of such resigning Directors, Officers and managers in their capacity as directors, officers and managers of the Target Group Companies;

2.1.9        deliver an indemnity letter in the Agreed Form (in Portuguese, if required by Applicable Law) from each Target Group Company to each of the resigning Directors and Officers of each such Target Group Company agreeing to hold them harmless for the period between the Closing Date and the date when the new directors and officers are invested in their positions (upon execution of the respective instruments of investiture (termos de posse) as provided in Clause 8.5.3); and

2.1.10      deliver to the Seller the Trade Mark Licence executed by or on behalf of all members of the Purchaser’s Group who are signatories thereto.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 3
Part 1
Closing Statement (Clause 7)

1             Form and Content of the Closing Statement

The Closing Statement shall be drawn up in the form set out in Part 2 of this Schedule.

2             Accounting Policies

2.1         The Closing Statement shall be drawn up in accordance with:

2.1.1         the accounting policies, procedures, practices and estimation techniques set out in paragraphs 2.2 to 2.7 of this Part 1 of this Schedule;

2.1.2          to the extent not inconsistent with paragraph 2.1.1 of this Part 1 of this Schedule, the accounting principles, policies, procedures, practices and estimation techniques adopted in the IFRS Proforma Accounts of the Target Companies, applied on a consistent basis;

2.1.3          to the extent not inconsistent with paragraphs 2.1.1 and 2.1.2 of this Part 1 of this Schedule, the accounting principles, policies, procedures, practices and estimation techniques adopted in the IFRS Reconciliation Accounts of the Target Companies, applied on a consistent basis;

2.1.4          to the extent not inconsistent with paragraphs 2.1.1, 2.1.2 and 2.1.3 of this Part 1 of this Schedule, the accounting principles, policies, procedures, practices and estimation techniques applicable to the preparation of the consolidated accounts of the Target Group; and

2.1.5          to the extent not inconsistent with paragraphs 2.1.1, 2.1.2, 2.1.3 and 2.1.4 of this Part 1 of this Schedule, IFRS.

2.2            The Closing Statement shall include the aggregate value of the Shareholders Equity for the Target Companies which shall be calculated on the basis of the accounting policies, procedures and methodologies used in preparing the IFRS Proforma Accounts of the Target Companies (including, for the avoidance of doubt, the accounting policies, procedures and methodologies used in preparing the Accounts and the IFRS Reconciliation Accounts to the extent required to prepare the IFRS Proforma Accounts) applied on a consistent basis.

2.3            In accordance with paragraphs 2.1 and 2.2 of this Part 1 of this Schedule, the Closing Statement shall include a deferred tax asset consistent with the past practice of the Target Group Companies. The value of the deferred tax assets and deferred tax liabilities on the Closing Statement shall be calculated considering the tax rates applicable to the Target Companies as at 31 December 2014 and without any discounts and on the assumption that there will be sufficient future taxable profits to allow full utilisation of the deferred tax asset.

2.4         [***]

2.5            For the avoidance of doubt, the Closing Statement shall be prepared on the basis of continued ownership of the Shares by the Seller’s Group, and shall not take into account any event-driven write-downs resulting from or in connection with the sale or proposed sale of the Shares.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

2.6             The Closing Statement shall be drawn up as at 23:59 (São Paulo time) on the Closing Date provided that no account shall be taken of events taking place after 16:00 (São Paulo time) on the Closing Date and regard shall only be had to information available to the Seller and the Purchaser at that time.

2.7            The Closing Statement shall be expressed in BRL.

3             Preparation

3.1         The Seller shall deliver to the Purchaser, no later than 60 (sixty) days following the Closing Date, the Draft Closing Statement.

3.2             In order to enable the Seller to prepare the Draft Closing Statement, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available to the Seller’s representatives and to the Seller’s accountants all books and records and access to all relevant systems relating to the Target Group during normal office hours and co-operate with them with regard to the preparation, review, agreement or determination of the Closing Statement. The Purchaser agrees, in so far as it is reasonable to do so, to make available the employees of the Target Group to assist the Seller in the performance of its duties under this Schedule.

3.3             If the Purchaser does not within 30 (thirty) days of receipt (or deemed receipt) by it of the Draft Closing Statement give notice to the Seller that it disagrees with the Draft Closing Statement or any item thereof, such notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion, should be made to the Draft Closing Statement (the “Purchaser’s Disagreement Notice”), the Draft Closing Statement shall be final and binding on the Seller and the Purchaser for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 30 (thirty) days, the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Draft Closing Statement and, if they are unable to do so within 21 (twenty one) days of such notification, the Seller or the Purchaser may by notice to the other require that the Draft Closing Statement be referred to the Reporting Accountants. Upon such referral, all matters contained in the Draft Closing Statement other than those items which are the subject of the referral or which are affected thereby shall become final and binding on the Seller and the Purchaser.

3.4            The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in this paragraph 3 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this paragraph 3) refuse its agreement to terms proposed by the Reporting Accountants or by the other Party. If the terms of engagement of the Reporting Accountants have not been settled within 45 (forty five) days of their identity having been determined (or such longer period as the Seller and the Purchaser may agree) then, unless the Seller or the Purchaser is unreasonably refusing its agreement to those terms, those accountants shall be deemed never to have become the Reporting Accountants and new Reporting Accountants shall be selected in accordance with the provisions of this Agreement.

3.5            Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

3.5.1        apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)            whether any proposed alteration to the Draft Closing Statement put forward in any relevant Purchaser’s Disagreement Notice is correct in whole or in part; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           if so, what alterations should be made to the Draft Closing Statement in order to correct the relevant inaccuracy in it;

3.5.2        shall apply the accounting principles, policies, procedures, practices and estimation techniques set out in paragraph 2 of this Part 1 of this Schedule;

3.5.3        shall make their determination pursuant to paragraph 3.5.1 of this Part 1 of this Schedule as soon as is reasonably practicable;

3.5.4        the procedure of the Reporting Accountants shall:

(i)            give the Seller and the Purchaser a reasonable opportunity to make written and oral representations to them;

(ii)           require that the Seller and the Purchaser supply the other with a copy of any written representations at the same time as they are made to the Reporting Accountants; and

(iii)          permit the Seller and the Purchaser to be present while oral submissions are being made by the other Party; and

3.5.5        for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

3.6           The determination of the Reporting Accountants pursuant to paragraph 3.5.1 of this Part 1 of this Schedule shall be made available to the Seller and the Purchaser:

3.6.1        in writing; and

3.6.2        unless otherwise agreed by the Seller and the Purchaser shall include reasons for each relevant determination.

3.7            The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction). In particular, their determination shall be deemed to be incorporated into the Draft Closing Statement.

3.8            The expenses (including all relevant taxes) of the Reporting Accountants shall be borne equally between the Purchaser, on the one hand, and the Seller, on the other.

3.9            The Seller and the Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records and access to all relevant systems relating to the Target Group as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

3.10        Nothing in this Schedule shall entitle the Seller, the Purchaser or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

3.11        The Seller, the Purchaser and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Schedule confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the Draft Closing Statement, the proceedings of the Reporting Accountants or another matter arising out of this Agreement.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 3
Part 2
Form of Closing Statement

The Local GAAP and IFRS Reconciliation Accounts columns are included in the Closing Statement for illustrative purposes only.

	Local GAAP (BRL millions)	IFRS Reconciliation Accounts (BRL millions)	IFRS Pro forma Accounts (BRL millions)
Assets
Cash and balances at central banks	[●]	[●]	[●]
Items in course of collection	[●]	[●]	[●]
Trading assets	[●]	[●]	[●]
Financial assets at fair value	[●]	[●]	[●]
Derivative assets	[●]	[●]	[●]
Loans and advances to banks	[●]	[●]	[●]
Reverse repos	[●]	[●]	[●]
Loans and advances to customers	[●]	[●]	[●]
Impairment allowances	[●]	[●]	[●]
Financial investments	[●]	[●]	[●]
Assets held for sale	[●]	[●]	[●]
Other assets	[●]	[●]	[●]
Current tax assets	[●]	[●]	[●]
Prepayments and accrued Income	[●]	[●]	[●]
Interest in associates and joint ventures	[●]	[●]	[●]
Goodwill and intangible assets	[●]	[●]	[●]
Property, plant and equipment	[●]	[●]	[●]
Deferred tax assets	[●]	[●]	[●]
Other assets – pro forma	[●]	[●]	[●]
Total Assets	[●]	[●]	[●]
Liabilities
Deposits by banks	[●]	[●]	[●]
Customer accounts	[●]	[●]	[●]
Repo Balances	[●]	[●]	[●]
Items in course of transmission	[●]	[●]	[●]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

	Local GAAP (BRL millions)	IFRS Reconciliation Accounts (BRL millions)	IFRS Pro forma Accounts (BRL millions)
Trading Liabilities	[●]	[●]	[●]
Derivative Liabilities	[●]	[●]	[●]
Debt securities in issue	[●]	[●]	[●]
Other liabilities	[●]	[●]	[●]
Current tax liabilities	[●]	[●]	[●]
Liabilities under insurance contracts	[●]	[●]	[●]
Accruals and deferred income	[●]	[●]	[●]
Provisions	[●]	[●]	[●]
Deferred tax liabilities	[●]	[●]	[●]
Retirement benefit liabilities	[●]	[●]	[●]
Subordinated liabilities	[●]	[●]	[●]
Other liabilities – pro forma	[●]	[●]	[●]
Total Liabilities	[●]	[●]	[●]
Shareholders Equity
Total Equity (which shall constitute “Shareholders Equity” for the purposes of this Agreement and being Total Assets minus Total Liabilities)	[●]	[●]	[●]
Final Share Adjustment Amount
Base Amount	-	-	BRL 11,187,200,000
Final Share Adjustment Amount (being the Shareholders Equity as at the Closing Date minus the Base Amount)
expressed in BRL:	-	-	BRL [●]
expressed in USD (converted on the Closing Date in accordance with Clause 1.10 of this Agreement):	-	-	USD [●]
Intra-Group Payables and Receivables
Intra-Group Finance Payables which shall constitute:
an aggregate amount in [USD]:	[●]	[●]	[●]
an aggregate amount in [BRL]:	[●]	[●]	[●]
[aggregate amounts in other currencies to be itemised separately if applicable]	[●]	[●]	[●]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

	Local GAAP (BRL millions)	IFRS Reconciliation Accounts (BRL millions)	IFRS Pro forma Accounts (BRL millions)
Intra-Group Trading Payables which shall constitute:
an aggregate amount in [USD]:	[●]	[●]	[●]
an aggregate amount in [BRL]:	[●]	[●]	[●]
[aggregate amounts in other currencies to be itemised separately if applicable]	[●]	[●]	[●]
Intra-Group Finance Receivables which shall constitute:
an aggregate amount in [USD]:	[●]	[●]	[●]
an aggregate amount in [BRL]:	[●]	[●]	[●]
[aggregate amounts in other currencies to be itemised separately if applicable]	[●]	[●]	[●]
Intra-Group Trading Receivables which shall constitute:
an aggregate amount in [USD]:	[●]	[●]	[●]
an aggregate amount in [BRL]:	[●]	[●]	[●]
[aggregate amounts in other currencies to be itemised separately if applicable]	[●]	[●]	[●]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 3
Part 3
Example Calculation

The Parties acknowledge that the numbers below are indicative only and no reliance has been or shall be placed on them.

	Local GAAP (BRL millions)	IFRS Reconciliation Accounts (BRL millions)	IFRS Proforma Accounts (BRL millions)
Assets
Cash and balances at central banks	[***]	[***]	[***]
Items in course of collection	[***]	[***]	[***]
Trading assets	[***]	[***]	[***]
Financial assets at fair value	[***]	[***]	[***]
Derivative assets	[***]	[***]	[***]
Loans and advances to banks	[***]	[***]	[***]
Reverse repos	[***]	[***]	[***]
Loans and advances to customers	[***]	[***]	[***]
Impairment allowances	[***]	[***]	[***]
Financial investments	[***]	[***]	[***]
Assets held for sale	[***]	[***]	[***]
Other assets	[***]	[***]	[***]
Current tax assets	[***]	[***]	[***]
Prepayments and accrued Income	[***]	[***]	[***]
Interest in associates and joint ventures	[***]	[***]	[***]
Goodwill and intangible assets	[***]	[***]	[***]
Property, plant and equipment	[***]	[***]	[***]
Deferred tax assets	[***]	[***]	[***]
Other assets – pro forma	[***]	[***]	[***]
Total Assets	[***]	[***]	[***]
Liabilities
Deposits by banks	[***]	[***]	[***]
Customer accounts	[***]	[***]	[***]
Repo Balances	[***]	[***]	[***]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

	Local GAAP (BRL millions)	IFRS Reconciliation Accounts (BRL millions)	IFRS Proforma Accounts (BRL millions)
Items in course of transmission	[***]	[***]	[***]
Trading Liabilities	[***]	[***]	[***]
Derivative Liabilities	[***]	[***]	[***]
Debt securities in issue	[***]	[***]	[***]
Other liabilities	[***]	[***]	[***]
Current tax liabilities	[***]	[***]	[***]
Liabilities under insurance contracts	[***]	[***]	[***]
Accruals and deferred income	[***]	[***]	[***]
Provisions	[***]	[***]	[***]
Deferred tax liabilities	[***]	[***]	[***]
Retirement benefit liabilities	[***]	[***]	[***]
Subordinated liabilities	[***]	[***]	[***]
Other liabilities – pro forma	[***]	[***]	[***]
Total Liabilities	[***]	[***]	[***]
Shareholders Equity
Total Equity (which shall constitute “Shareholders Equity” for the purposes of this Agreement and being Total Assets minus Total Liabilities)	[***]	[***]	[***]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 4
Tax

1             Tax Liability of the Seller

1.1         From and after the Closing Date, the Seller shall be liable to pay to the Purchaser an amount equal to any liability of a Target Group Company to make or suffer an actual payment of Tax:

1.1.1        arising in respect of, by reference to or in consequence of:

(i)            any income, revenue, profits or gains earned, accrued or received (or deemed for Tax purposes to have been earned accrued or received) on or before Closing; or

(ii)           any Event which occurs or occurred (or which is deemed for Tax purposes to occur or to have occurred) on or before Closing, or

1.1.2        which is attributable to the loss, reduction, cancellation, or non-availability to any extent, or a reduction in the amount of, any Closing Statement Relief; or

1.1.3        for which the Target Group Company is liable as the result of the failure of a Seller's Group Company to pay Tax for which it is primarily liable.

1.2         From and after the Closing Date, the Purchaser shall be liable to pay to the Seller an amount equal to any liability of a Seller’s Group Company to make or suffer an actual payment of Tax for which a Seller’s Group Company is liable as the result of the failure of a member of the Purchaser’s Group to pay Tax for which it is primarily liable, save to the extent it is Tax which the Seller is liable for under paragraph 1.1 unless the Seller has paid such amount to the Purchaser under paragraph 1.1.

1.3         For the purpose of paragraphs 1.1.1 and 1.1.3 there shall be treated as an actual payment of Tax an amount equal to the amount of Tax saved in consequence of any use or set off of:

1.3.1        any Purchaser’s Relief; or

1.3.2        any Closing Statement Relief,

in circumstances where, but for such use or set off, the relevant Target Group Company would have been liable to make an actual payment of Tax to which paragraph 1.1.1 or 1.1.3 would apply and in such a case the amount which is treated as an actual payment of tax shall also be treated as having been paid to the relevant Tax Authority on the latest date or dates on which Tax would have actually been due and payable but for such use or set-off.

1.4            For the purposes of paragraph 1.1.2 there shall be treated as an actual payment of Tax an amount equal to any Tax which would have been repaid to a Target Group Company but for the loss, reduction, cancellation or non availability of a Closing Statement Relief which consists of a right to repayment of Tax.

1.5            The Seller shall be liable to pay the costs and expenses reasonably incurred or payable by the Purchaser or a Target Group Company in connection with or in consequence of any matter for which a successful claim is made by the Purchaser under this Schedule. The costs and expenses referred in this Schedule shall include without limitation the amount of any judicial deposits, and/or the cost of any bank guarantees or insurance bonds needed to litigate on tax matters, or court fees, opposing party fees (sucumbência) and attorney fees, provided that if any such judicial deposits, bank guarantees and insurance bonds needed to litigate on tax matters, court fees, opposing party fees and attorney fees are repaid by a person (the "Repayer") to the Purchaser, then the Purchaser shall pay the Seller an amount equal to such repayment plus the amount of interest (if any) which the Repayer paid on such a payment less any Tax suffered on such amounts and/or the payment of such amounts.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

1.6            In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) all Taxes shall be allocated for the purposes of paragraph 1.1 on the basis that the period beginning with the beginning of the Straddle Period and ending on Closing and the period beginning following Closing and ending with the end of the Straddle Period were each actual taxable periods and income, profits, gains, events, sales, transactions and Reliefs which actually arise (or are, for Tax purposes, treated as arising) in the Straddle Period shall be allocated accordingly.

1.7            Any payment in respect of a liability under paragraph 1.1 or 1.5 above, other than in relation to a liability arising under paragraph 1.1.2 (or treated as arising under paragraph 1.1.2 by virtue of paragraph 1.4) shall be due on the later of 15 (fifteen) Business Days after service by the Purchaser of a notice containing a written demand in respect of the matter for which the Seller is liable, or, where the actual payment of Tax has not yet been paid (or treated as paid pursuant to paragraph 1.3), 5 (five) Business Days prior to the latest date on which the relevant Taxes may be paid to the relevant Tax Authority without penalties and interest accruing, provided that if in the course of an appeal the date on which the Tax is due and payable is postponed following an application to the relevant Tax Authority, court or tribunal, the due date for payment by the Seller shall be 5 (five) Business Days before such later date when the amount of Tax becomes due and payable.

1.8            Any payment in respect of a liability arising as a result of the loss or non-availability of any Closing Statement Relief under paragraph 1.1.2 (other than where the liability arises in the circumstances referred to in paragraph 1.4), shall be due 15 (fifteen) Business Days after service by the Purchaser of a notice containing a written demand in respect of the matter for which the Seller is liable, or, where later on each date by when a Target Group Company or a member of the Purchaser’s Group must pay Tax to the relevant Tax Authority which would not have been payable had the loss, reduction, cancellation, or non-availability of the relevant Relief not occurred (and the amount payable to the Purchaser in that case shall be only an amount equal to the amount of Tax which is payable on such date but which would not have been payable had the loss, reduction, cancellation, or non-availability not occurred).

1.9             Any payment in respect of a liability arising as a result of the loss or non-availability of any Closing Statement Relief under paragraph 1.1.2 where the liability arises in the circumstances referred to in paragraph 1.4, shall be due 15 (fifteen) Business Days after service by the Purchaser of a notice containing a written demand in respect of the matter for which the Seller is liable, or, where later on the date on which the Tax would have been repaid to the Target Group Company but for the loss, reduction, cancellation or non-availability of the Closing Statement Relief.

1.10         If a payment in respect of a liability under paragraph 1.1, 1.2 or (in respect of a payment by the Seller) under paragraph 1.5 above will be or has been subject to Tax, the payor shall pay to the payee the amount (after taking into account Tax payable in respect of the amount and any Relief available to the payee’s group in respect of the matter giving rise to the payment, which gives rise to a saving of Tax) that will ensure that the payee receives and retains a net sum equal to the sum it would have received had the payment not been subject to Tax.

1.11         Payments under paragraphs 1.7, 1.8 and 1.9 above will accrue interest daily at a rate per annum of SELIC from time to time for the period commencing on the date:

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

1.11.1       in respect of a payment under paragraph 1.7 or 1.8 (other than in respect of a liability treated as arising by virtue of paragraph 1.3 or 1.4), any payment of Tax was made or suffered by the relevant Target Group Company;

1.11.2        in respect of a payment under paragraph 1.7 in respect of a liability treated as arising by virtue of paragraph 1.3, that is the latest date on which Tax would have actually been due and payable by the relevant Target Group Company but for the use or set off referred to in paragraph 1.3; or

1.11.3        in respect of a payment under paragraph 1.9, on which the Tax would have been repaid to the relevant Target Group Company but for the loss, reduction, cancellation or non-availability of the Closing Statement Relief, in each case as specified in the notice served by the Purchaser containing a written demand and ending on the date of actual payment by the Seller to the Purchaser.

1.12      The provisions of paragraphs 1.7, 1.10 and 1.11.1 shall apply to payments in respect of liability under paragraph 1.2 mutatis mutandis.

2             Limitations on liability

2.1         The Seller shall not be liable under paragraph 1 above or under paragraph 18 of Schedule 5 (Warranties given by the Seller under Clause 9.1) in respect of any Tax Liability to the extent that:

2.1.1          that Tax Liability was paid or discharged before Closing;

2.1.2          that Tax Liability would not have arisen or would have been reduced but for a failure or omission on the part of the Purchaser and/or any Target Group Company after Closing to make an election or claim any Relief:

(i)            the making or claiming of which was taken into account in computing any provision or reserve for Tax in the Closing Statement;

(ii)           the need for the making or claiming of which is notified to the Purchaser in writing at least fifteen Business Days prior to the last date on which the election can be made or Relief claimed; and

(iii)          the making or claiming of which could not have been procured by the Seller under paragraph 4 below;

2.1.3        that Tax Liability has been made good without cost to any Target Group Company or to any other member of the Purchaser’s Group; and/or

2.1.4           any income, profits or gains to which that Tax Liability is attributable were actually earned or received by or actually accrued to a Target Group Company on or before Closing and were not (in either such case) reflected in the Closing Statement but should have been so reflected.

2.2            The provisions of Schedule 7 (Limitations of Liability under Clause 10) contain further limitations which, to the extent provided for in that Schedule, apply to limit the Seller’s liability under this Schedule (including setting certain financial and time limits).

3             Mitigation

The Purchaser shall, at the direction in writing of the Seller, procure that a Target Group Company take all such steps as the Seller may reasonably require to make all such claims and elections specified by the Seller in respect of any Pre-Closing Tax Period or in respect of any Event occurring on or before Closing as have the effect of reducing or eliminating any Tax Liability in respect of which the Purchaser would have been able to make a claim against the Seller under this Schedule, provided that any such claim or election (i) shall not require any Target Group Company to utilise any Purchaser’s Relief, Closing Statement Relief or any other Relief which has already been taken into account under paragraphs 6 or 7 and no Relief which has been taken into account in mitigating the Seller’s liability under this paragraph 3 shall be subsequently taken into account under either of these paragraphs.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4             Tax Returns

4.1            The Purchaser shall, or shall cause each Target Group Company to, timely prepare and file with the relevant Tax Authorities all Tax Documents relating to each Target Group Company the due date for filing of which, taking into account extensions, is after the Closing Date. To the extent that any Tax Document prepared and filed by the Purchaser or any Target Group Company after Closing relates to a Pre-Closing Tax Period or may affect the liability to Taxation of a member of the Seller’s Group or the Seller’s liability under this Schedule or paragraph 18 of Schedule 5 (Warranties given by the Seller under Clause 9.1), the Purchaser shall ensure that such Tax Document is prepared on a basis consistent with Applicable Law and the past practices of the relevant Target Group Company, provided that, other than in respect of any Tax Document that relates to a Pre-Closing Tax Period, such past practices are consistent with practices adopted by the Purchaser.

4.2            To the extent that any Tax Document to be filed by the Purchaser or any Target Group Company after Closing relates to a Pre-Closing Tax Period and will or may affect the liability to Taxation of a member of the Seller’s Group or the Seller’s liability under this Schedule or in paragraph 18 of Schedule 5 (Warranties given by the Seller under Clause 9.1), the Purchaser shall procure that the Seller receives drafts of any such Tax Documents which are to be submitted. If a time limit applies in relation to the submission of any such Tax Document, the Purchaser shall ensure that the Seller receives the draft Tax Document no later than 10 (ten) days before the expiry of the time limit if the Purchaser (acting reasonably) has sufficient time to prepare and deliver such Tax Document at that time or otherwise as soon as reasonably practicable prior to the expiry of the time limit. The Purchaser shall ensure that the Seller is consulted fully in relation to the progress of matters referred to in this paragraph 4.2, that any reasonable written comments of the Seller are taken into account in the preparation of the relevant Tax Documents, and that the Seller receives copies of all such Tax Documents filed, and all correspondence received in relation thereto from a Tax Authority.

4.3            The Seller shall, or shall cause each Target Group Company to, timely prepare and file with the relevant Tax Authorities all Tax Documents for any taxable periods of any Target Group Company the due date for filing of which, taking into account extensions, is on or before the Closing Date. Any such Tax Documents shall be prepared on a basis consistent with Applicable Law and the past practices of each Target Group Company. All Tax Returns for a taxable period including the Closing Date shall be filed on the basis of Applicable Law.

4.4            The Purchaser agrees to devote reasonable resources to dealing with the Taxation affairs of the Target Group Companies in relation to the Pre-Closing Tax Periods, and shall use reasonable endeavours to ensure that such Taxation affairs are finalised as soon as reasonably practicable.

5             Co-operation

5.1         The Purchaser shall procure that the Seller and its duly authorised agents are (on reasonable notice in writing to the Purchaser) afforded such reasonable access to the books, accounts, personnel, correspondence and documentation of the Target Group Companies and such other reasonable assistance as may be reasonably required to enable the Seller to discharge its obligations or exercise its rights under this Schedule and to enable the Seller's Group to comply with its own Tax obligations or facilitate the management or settlement of its own Tax affairs.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

5.2            The Seller shall procure that the Purchaser and its duly authorised agents are (on reasonable notice in writing to the Seller) afforded such reasonable assistance as may be reasonably required to enable the Purchaser to discharge its obligations or exercise its rights under this Schedule.

6             Refunds and Credits etc.

6.1            Any refund, repayment (including any interest received in respect of any period before Closing) or credit in respect of Taxes of any Target Group Company for any Pre-Closing Tax Period other than to the extent it is (a) a Closing Statement Relief or (b) attributable to any matter referred to in paragraph 8.3 of Schedule 7 (Limitations of Liability under Clause 10) (and, for the avoidance of doubt, any decision in relation to judicial proceedings giving rise to PIS/COFINS will not constitute such a matter for these purposes) or (c)  attributable to the use or set-off of any Purchaser’s Relief or Closing Statement Relief (a “Seller’s Refund”) shall be for the account of the Seller.

6.2         Any refund, repayment or credit in respect of Taxes of any Target Group Company for any Post-Closing Tax Period shall be for the account of the Purchaser.

6.3            Subject to paragraph 6.1 above, any refund, repayment or credit in respect of Taxes of any Target Group Company for any Straddle Period shall be allocated between the Seller and the Purchaser by applying the basis of allocation outlined in paragraph 1.6 above.

6.4            Subject to paragraph 6.5, if any Party or any of its Affiliates is in receipt of an amount of a refund, repayment or credit to which another Party is entitled under this paragraph 6, that Party shall pay, or shall procure that its Affiliate pays such amount  to that other Party within 10 (ten) Business Days after such refund or repayment is received or, in respect of such credit, within 10 (ten) Business Days after the credit is effectively used or monetized by the relevant person to reduce a liability for Tax (provided that the Purchaser shall not be required to pay or procure the payment to the Seller of any amount in respect of a credit which has been utilized to reduce a liability to Tax of a Target Group Company for which the Seller would otherwise have been liable under this Schedule); provided, however, that, notwithstanding any other provision of this Agreement, any such amounts shall be net of any Tax cost or benefit to the payor party attributable to the receipt of such refund or repayment or credit and/or the payment of such amounts to the payee party. If any such refund or repayment or credit is subsequently withdrawn or denied, the payee party shall either (i) within 10 (ten) Business Days of the tax assessment being made on the payor refund the amount of the payment to the payor party plus an amount equal to any interest, fine or penalty arising as a result of the withdrawal or denial or (ii) subject to the payee indemnifying the payor (A) against the amount referred to in (i) above from the time that such amount becomes payable or is paid and (B) to its reasonable satisfaction against any Losses incurred by the payor as a result, the payee shall be entitled at its own expense and in its absolute discretion, by notice in  writing to the payor, to take such reasonable action as it shall deem necessary or appropriate (including requesting the Purchaser or Target Group Companies to take any action reasonably required) to pursue, dispute, appeal or contest the withdrawal or denial of the refund, repayment or credit in the name of and on behalf of the payor, subject to the provisions of Clause 11.6. Provided that, for the avoidance of doubt, Schedule 7 (Limitations of Liability under Clause 10) shall not operate to limit any obligation on the Seller to pay amounts under this paragraph 6.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

6.5            Where the Seller is entitled to a payment from the Purchaser under paragraph 6.4 above in relation to a PIS/COFINS Credit the Purchaser shall be required to pay the Seller only 90 (ninety) per cent. of the amount which it would otherwise be required to pay but for this paragraph 6.5.

6.6            If the Purchaser or either of the Target Companies becomes aware that any Target Group Company is entitled to a Seller’s Refund, the Purchaser shall, or shall cause such Target Group Company to, as soon as reasonably practicable, give full details of the Seller’s Refund to the Seller (including such information as the Seller may require to verify the amount of the Seller’s Refund) and, if not already recovered, shall, and shall cause any Target Group Company to use its reasonable endeavours, (i) in relation to any part of a Seller’s Refund which is not a PIS/COFINS Credit to recover such Seller’s Refund, and (ii) in relation to any part of a Seller’s Refund which is a PIS/COFINS Credit to utilise or monetise any such PIS/COFINS Credit. Subject to the provisions of Clause 11.7 which apply in relation to the conduct of PIS/COFIN claims, if the Seller, acting reasonably, considers that a Target Group Company is entitled to a Seller’s Refund, then the Purchaser shall, and shall cause the relevant Target Group Company to, take such action as the Seller may reasonably request, at the reasonable expense of the Seller, to recover such Seller’s Refund and in relation to any PIS/COFINS Credit forming part of a Seller’s Refund, to utilise any such PIS/COFINS Credit or sell or otherwise dispose for value of any such PIS/COFINS Credit.

6.7            Subject to the provisions of Clause 11.7 which apply in relation to the conduct of PIS/COFINS claims, the Purchaser and the Target Group Companies will not be required to recover a Seller’s Refund or take action against any Governmnental Entity to recover a Seller’s Refund where the action that would be required is not part of a process commenced before Closing, provided that the Seller may request the Purchaser and the Target Group Companies to take such action as it reasonably requests to recover any Seller’s Refund arising in respect of a Straddle Period (where a process of recovery has not already commenced prior to Closing) if the matter giving rise to the Seller’s Refund is not speculative and is listed in a schedule agreed between the Seller and Purchaser annexed to the Closing Statement.

7             Overprovisions

7.1            If the Purchaser becomes aware that any allowance, provision or reserve for Tax in the Closing Statement is an overprovision, other than an overprovision which is attributable to (a) the utilisation or availability of any Closing Statement Relief or Purchaser’s Relief or (b) any matter referred to in paragraph 8.3 of Schedule 7 (Limitation of Liabilty under Clause 10) (and, for the avoidance of doubt, any decision in relation to judicial proceedings giving rise to PIS/COFINS will not constitute such a matter for these purposes) (an “Overprovision”), or becomes aware that any Tax Liability which has resulted in a payment being made by (or becoming due from) the Seller under this Schedule has given rise to a Corresponding Saving for any Target Group Company, then the Purchaser shall within 14 (fourteen) days give written details thereof to the Seller and the Seller may, upon receiving such notice, or in the absence of such notice, at any time request the auditors for the time being of the relevant Target Group Company to certify (at the expense of the Seller) the amount of such Overprovision and/or a Corresponding Saving, and the amounts so certified shall, be dealt with in accordance with paragraph 7.2 below.

Subject to the provisions of Clause 11.7 which apply in relation to the conduct of PIS/COFINS claim, the Purchaser and the Target Group Companies will not be required to recover a Corresponding Saving or to determine that a matter is an Overprovision or take action against any Governmnental Entity to recover a  Corresponding Saving or determine that a matter is an Overprovision unless the Purchaser agrees.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

7.2         Where it is provided under paragraph 7.1 above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 7.2:

7.2.1           the Relevant Amount shall first be set off against any payment then due from the Seller in respect of a Relevant Claim related to Taxes;

7.2.2           to the extent that there is an excess, a refund shall be made to the Seller of any previous payment or payments made in respect of a Relevant Claim related to Taxes and not previously refunded under this paragraph 7.2.2 up to the amount of such excess; and

7.2.3           to the extent that the excess referred to in paragraph 7.2.2 above is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Seller in respect of a Relevant Claim related to Taxes, provided however that, notwithstanding any other provision of this Agreement, any such Relevant Amount shall be net of any Tax cost to the Purchaser or the Target Group Company attributable to the receipt of the Corresponding Saving and/or the payment of such Relevant Amount to the Seller by way of set off or refund.

7.3            The Purchaser undertakes to supply and undertakes to procure that any Target Group Company shall supply to the Seller all documents, accounts, notices, papers and other necessary information as may be reasonably required for the purposes of making any such determination as to whether there is or has been any Overprovision and/or Corresponding Saving for the purposes of this paragraph 7.

7.4             A Relevant Amount shall only be set off against any claims referred to in paragraph 7.2 above or refunded under paragraph 7.2.2 to the extent a final and non appealable decision related to each and every claim underlying the Relevant Claim concerned is issued by the Governmental Entity.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 5
Warranties given by the Seller under Clause 9.1

For the purposes of this Schedule, the following definitions apply:

“Associated Person” has the meaning set out in Section 8 of the UK Bribery Act 2010;

“CMN” means the Brazilian National Monetary Council (Conselho Monetário Nacional);

“Credit Transactions” means the loans, facilities, overdrafts, commitments and other advances in respect of the Target Group’s business carried on prior to the date of this Agreement howsoever described whether or not contingent or irrevocable and all interest accrued or deferred on such loans, facilities, overdrafts, commitments and other advances;

“Deposits” means all deposits and savings of whatsoever nature made with the Target Group, and all interest accrued or deferred on such deposits.

1             Organisation, Standing and Power

1.1           The Seller is duly organised, validly existing and in good standing under the laws of England and Wales and has been in continuous existence since incorporation.

1.2           The Seller and the other members of the Seller’s Group that hold Shares have full corporate power and authority and possess all Consents necessary to enable them to own the Shares set out against their name in Part 1 of Schedule 1 (Target Group).

2             Authority, Execution and Delivery and Enforceability

2.1            The Seller has full power and authority to execute this Agreement and each Transaction Document and to consummate the Acquisition. The execution and delivery by the Seller of this Agreement, the performance of its obligations hereunder and each Transaction Document and the consummation by the Seller of the Acquisition have been, or when executed will have been, duly authorised by all necessary corporate action. This Agreement has been duly executed by the Seller and constitutes, and each Transaction Document will, when executed, constitute a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Applicable Law affecting the enforcement of creditors’ rights generally.

3             No Conflicts, Consents

The execution and delivery by the Seller of this Agreement does not, and the consummation of the Acquisition and compliance by the Seller with the terms of this Agreement will not, contravene, conflict with, or result in any violation of (i) the memorandum and articles of association of the Seller, or (ii) any judgment or Applicable Law applicable to the Seller or its properties or assets, except where, in the case of subparagraph (ii) above, any such contravention, conflict or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of the Seller to consummate the Acquisition. No Consent or Filing with any Governmental Entity is required to be obtained or made by or with respect to the Seller prior to the Closing Date in connection with the execution, delivery and performance hereof or the consummation of the Acquisition, other than those expressly contemplated in this Agreement.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4             Shares

4.1           Save as set out in Part 1 of Schedule 1 (Target Group), the Seller is the sole legal and beneficial owner of the Shares and the Shares comprise the entire issued capital of the Target Companies.

4.2            The Seller shall transfer to, or shall procure the transfer to, the Purchaser on Closing good and valid title to the Shares, free and clear of any and all Encumbrances and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the Shares and so far as the Seller is aware, no person has alleged that he is entitled to such an Encumbrance. The Shares have been duly authorised, have been properly allotted and validly issued, are fully paid or credited as fully paid and non-assessable, not subject to cancellation or rescission, and are not subject to and were not issued in violation of any pre-emptive right, purchase option, call option, right of first refusal or similar right.

4.3         Other than this Agreement, and except as permitted by Clause 5 of this Agreement, there is no agreement, arrangement or obligation:

(i)            requiring the creation, allotment, issue, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, redemption or repayment of, a share in the capital of any Target Group Company (other than, in each case, to another Target Group Company) or requiring the transfer or granting to a person the right (conditional or not) to require the transfer of any Shares or share in any Target Group Company other than, in each case, those owned by minority shareholders set out in Part 1 or Part 2 of Schedule 1(Target Group) other than pursuant to or in connection with the Pre-Closing Reorganisation; or

(ii)           which constitutes any shareholders’ or voting agreement restricting or otherwise relating to the voting or dividend rights of the Shares or the shares in any Target Group Company held by any member of the Seller’s Group (other than, in each case, with another Target Group Company).

5             Subsidiary Undertakings

5.1            No Target Group Company has any subsidiary undertaking other than the Subsidiaries, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Subsidiaries.

5.2            Save as set out in Part 2 of Schedule 1 (Target Group), each issued share in the capital of each Subsidiary is legally and beneficially owned by a Target Group Company alone, has been properly issued and is fully paid or credited as fully paid. There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any share in the capital of a Subsidiary held by a member of the Seller’s Group or any unissued share in the capital of a Subsidiary. So far as the Seller is aware, no person has claimed to be entitled to an Encumbrance in relation to any of those shares.

6             Seller Legal Proceedings

There are not any (i) outstanding judgments against or affecting the Seller or any Target Group Company; (ii) proceedings pending or threatened against or affecting the Seller, or any Target Group Company; (iii) investigations by any Governmental Entity that are pending or threatened against or affecting the Seller, or any Target Group Company, and no fact or circumstance exists which may be reasonably expected to give rise to such proceedings or investigations, that, in any case, individually or in the aggregate, have or would reasonably be expected to have a material effect on the ability of the Seller to consummate the Acquisition.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

7             Organisation, Standing and Power

7.1           Each Target Group Company is duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is organised.

7.2           Each Target Group Company has full corporate power and authority and possesses all Consents necessary to enable it to carry out its business and to own the assets it currently owns, other than the Consents whose lack thereof, individually or in the aggregate, has not had and would not reasonably be expected to have a material effect on the Target Group. All of the directors and officers of each Target Group Company have been appointed in accordance with the requirements of Applicable Law in Brazil and the relevant Target Group Company’s constitutional documents.

8             Capital of the Target Group

8.1          Since the Accounts Date, the Target Companies have not paid, declared or agreed to declare or otherwise approve, the payment of any dividend or other distribution.

8.2           The amount of the issued and outstanding capital and the registered holders of the outstanding capital stock of the Target Group Companies are as disclosed in Schedule 1 (Target Group). In respect of each Target Group Company, there are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments to issue shares. There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments (other than this Agreement or pursuant to or in connection with the Pre-Closing Reorganisation) given by any member of the Seller Group or any Target Group Company to sell any of the shares, other equity interests or securities convertible into or exchangeable for its shares or other equity interests that it holds in any Target Group Company.

8.3           Save as Fairly Disclosed at items 2.19.2 and 2.19.3 of the Data Room, the Target Group Companies do not own, directly or indirectly, any shares or other equity interests in any entity other than (i) those shares issued by the Subsidiaries listed in Part 2 of Schedule 1 (Target Group) of this Agreement which are held by a Target Group Company; and (ii) shares and equity acquired in the ordinary course of the Target Group’s business.

9             Accounts

9.1            The Accounts are contained in items 12.1.1.4.1 and 12.1.2.4.1 of the Data Room.

9.2            The Accounts of each Target Company give a true and fair view of the consolidated financial position of the relevant Target Company as at the Accounts Date and of the consolidated financial performance and consolidated cash flows of the relevant Target Company for the year ended on the Accounts Date in accordance with (i) in relation to HSBC Bank Brasil S.A. – Banco Múltiplo, the accounting practices and principles generally accepted in Brazil at the Accounts Date and applicable to financial institutions authorised by BACEN; and (ii) in relation to HSBC Serviços e Participações Ltda., the accounting practices and principles generally accepted in Brazil at the Accounts Date.

9.3            To the best of the Seller’s knowledge, no material change in accounting policies has been made in preparing the accounts of each Target Company for each of the three financial years of such Target Company ended on the Accounts Date, except as stated in the audited balance sheets and profit and loss accounts for those years.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

9.4           The Accounts include reserves, to the extent required, for contingent and deferred liabilities for Tax calculated in accordance with applicable standards, principles and practices generally accepted in Brazil.

10          Changes Since the Accounts Date

Since the Accounts Date, each Target Company’s business has been operated in the ordinary course of business so as to maintain it as a going concern, in a manner materially consistent with past practice in the [***] years prior to the date of this Agreement.

11          Real Property

11.1        Items 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.15, 26.3.1.1, 26.3.1.2, 26.3.1.3 and 26.3.1.4 of the Data Room set forth a list of all Properties in which any Target Group Company holds an interest (other than land or premises acquired on the enforcement of any Encumbrance in the ordinary course of the Target Group’s business).

11.2      So far as the Seller is aware:

11.2.1      the relevant Target Group Company, as the case may be, is the sole legal and beneficial owner of title to each of the Owned Properties free of any Encumbrance and each of them, as the case may be, has a valid leasehold interest in each of the Leased Properties free of any Encumbrance;

11.2.2      except in relation to the Properties, none of the Target Group Companies has any material liability arising out of or in connection to any land or premises or an interest in land or premises (other than land or premises acquired on the enforcement of any Encumbrance in the ordinary course of the Target Group’s business);

11.2.3      all leases and subleases for the Leased Property under which a Target Group Company is a lessee or sub-lessee are in full force and effect and are enforceable, in all material respects, in accordance with their respective terms and are valid and have not expired, subject to the effect of any Applicable Laws in Brazil relating to bankruptcy, reorganisation, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Applicable Laws in Brazil relating to or affecting creditors’ rights generally; and

11.2.4      no written notice of default under any such lease or sublease has been sent or received by any Target Group Company.

12          Material Assets

Each Target Group Company owns or has the right to use each material asset used in and necessary for the effective operation of its business, and, save for any assets the subject of any intra-group agreements and arrangements between the Target Group Companies (on the one hand) and any member of the Seller’s Group (on the other hand), no fact or circumstance exists which may reasonably be expected to give rise to the loss of the right to use any such material asset.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

13          Information Technology

13.1      A list of the Target Group’s computer systems is set out in items 2.9, 23.1.15 and 37.4.2 of the Data Room. Except as set out in item 23.1.5 of the Data Room, the material computer systems of the Target Group are legally and beneficially owned by the relevant Target Group Company free from any Encumbrances. So far as the Seller is aware, no fact or circumstance exists which may reasonably be expected to, give rise to any Target Group Company losing the right to use such material computer systems.

13.2      No part of the computer systems has materially failed to function at any time in the [***] years prior to the date of this Agreement, and adequate disaster recovery and security arrangements are in force in relation to the computer systems.

14          Agreements

14.1       No Target Group Company is in material default or material breach of a Material Agreement.

14.2       So far as the Seller is aware, no other party (other than a Target Group Company) to a Material Agreement is in material default or material breach of such Material Agreement.

14.3       So far as the Seller is aware, there is no event, fact, circumstance, condition or omission that would constitute a material default or material breach (whether by lapse of time or notice or both) under any Material Agreement.

14.4        None of the terms and conditions of any Material Agreement, including any charge or commission, violates any Applicable Law in Brazil in any material respect.

14.5        So far as the Seller is aware, no party with whom a Target Group Company has entered into a Material Agreement has terminated, or has given written notice of its intention to terminate any such Material Agreement.

15          Effect of Sale

Neither the execution nor the performance of this Agreement nor any Transaction Document to be executed at or before Closing will result in any Target Group Company losing the benefit of a material asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement. To the best of the Seller’s knowledge, no fact or circumstance exists which may be reasonably expected to give rise to the loss of a material asset, grant, subsidy, right or privilege which any Target Group Company enjoys at the date of this Agreement.

16          Validity of Security

In relation to the banking facilities provided by each Target Group Company to its customers, each Target Group Company has materially acted in accordance with the regulations and/or guidelines issued from time to time by the CMN and BACEN in determining the extent of security that is required to be taken in order to adequately secure such facilities.

17          Credit Transactions and Deposits

17.1      Substantially all Credit Transactions and their related collateral were, in all material respects, made (and in the case of collateral, perfected) in accordance with Applicable Law, the relevant Target Group Company’s standard documentation guidelines for loans made through the business as in effect at the time of its origination and has been administered in all material respects substantially in accordance with the relevant Target Group Company’s standard loan servicing and operating procedures for loans in effect from time to time.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

17.2        Substantially all of the Deposits were established and maintained with the relevant Target Group Company (i) in the ordinary course of business and (ii) in accordance with the respective deposit agreements and other documents relating to such deposit.

18          Taxes

18.1         In the [***] years prior to the date of this Agreement, each Target Group Company has complied with its obligations in connection with the payment of Taxes in all material respects and has timely filed with the appropriate Tax Authorities all Tax Returns required to be filed by it. All such Tax Returns were in all material respects, accurate and properly completed.

18.2        Save for the Cayman Business, none of the Target Group Companies (i) is treated for any Tax purpose as resident in a country other than the country of its incorporation; (ii) has a branch, agency or permanent establishment in a country other than the country of its incorporation; or (iii) is subject to Tax in any country other than its country of incorporation.

18.3        Except as Fairly Disclosed at items 22.21.2.1, 22.21.2.2, 22.21.3 to 22.21.16, 22.12.15 to 22.12.18,  22.15, 22.21.7, 22.21.8, 22.21.10 and 22.21.11.5 of the Data Room, each of the Target Group Companies has not, in the [***] years prior to the date of this Agreement, been liable to pay a material penalty, surcharge, fine or interest in connection with Taxes.

18.4        In the [***] years prior to the date of this Agreement, each of the Target Group Companies has paid and remitted to the Taxing Authority any amounts of Tax required by law on account of withholding Tax.

18.5        Except as Fairly Disclosed at items 22.21.2.1, 22.21.2.2, 22.21.3 to 22.21.16, 22.12.15 to 22.12.18,  22.15, 22.21.7, 22.21.8, 22.21.10 and 22.21.11.5 of the Data Room, none of the Target Group Companies is or has, in the [***] years prior to the date of this Agreement, been involved in any material dispute or non-routine audit or investigation in relation to Taxes with a Taxing Authority.

18.6        None of the Target Group Companies is a Party to any tax sharing arrangements with any company other than a Target Group Company which will have any operative effect after Closing.

18.7        Each Target Group Company has complied with its obligations in respect of FATCA in all respects.

19          Proceedings

19.1        There is no material outstanding judgment, order, decree, injunction, arbitral award or decision of a Governmental Entity against the Target Group Company, and no fact or circumstance exists which may be reasonably expected to give rise to any such judgment, order, decree, injunction, arbitral award or decision.

19.2        No material civil, criminal, arbitration, administrative or other proceeding or claim is pending or threatened with respect to a Target Group Company, and no fact or circumstance exists which may be reasonably expected to give rise to any such civil, criminal, arbitration, administrative or other proceeding or claim.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

20          Compliance with Laws

In the [***] years prior to the date of this Agreement, each Target Group Company has complied in all material respects with all Applicable Laws in Brazil applicable thereto and affecting its businesses, assets and properties. Except as Fairly Disclosed at items 2.4, 6.3.1.1.2.68, 37.6.1 and 37.7.1 of the Data Room, there is not, and during the 12 (twelve) months prior to the date of this Agreement, there has not been, any governmental, enquiry, injunction, enforcement or disciplinary proceeding or other material investigation concerning a Target Group Company and, so far as the Seller is aware, none is pending or threatened. No fact or circumstance exists which might reasonably be expected to give rise to an investigation, enquiry, injunction, enforcement or disciplinary proceeding of that type.

21          Consents

Each Target Group Company has obtained, and is in compliance in all material respects with, the terms of the Consents material to the conduct of its business and all such Consents are in full force and effect and no suspension, modification or revocation of any of them is pending or threatened.

22          Sanctions legislation

In the [***] years prior to the date of this Agreement, each Target Group Company has at all times been and is in compliance in all material respects with any applicable export control and economic sanctions laws and regulations of the United States of America, the United Kingdom, the European Union (or any Member State thereof), the United Nations and each other jurisdiction in which it operates or to which it is subject, including, without limitation, the US Export Administration Regulations, the US International Traffic in Arms Regulations, the US Department of Treasury Office of Foreign Asset Control’s economic sanctions regulations, sanctions programmes maintained by Her Majesty’s Treasury and any applicable European Union restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union’s Common Foreign and Security Policy

23          Anti-Bribery Laws

In the [***] years prior to the date of this Agreement, none of the Target Group Companies and none of their respective Associated Persons have taken any action, directly or indirectly, in violation of Anti-Bribery Laws and each of them conducts its business in compliance with Anti-Bribery Laws. Each Target Group Company has instituted and maintained policies and procedures designed to ensure continued compliance by it with Anti-Bribery Laws and to prevent any breach of Anti-Bribery Laws by the Target Group Company.

24          Anti Money Laundering

Each Target Group Company has adopted and implemented an anti-money laundering program that contains customer identification procedures in accordance with Applicable Law in Brazil and has in the [***] years prior to the date of this Agreement complied with anti-money laundering Applicable Laws in Brazil.

25          Intellectual Property

25.1        Item 23.2 of the Data Room lists the material Intellectual Property in respect of which a Target Group Company is registered as owner or is the applicant for registration as at the date of this Agreement. Each Target Group Company owns, or has a licence to use, all Intellectual Property necessary for such Target Group Company to operate its business as operated at the date of this Agreement, and, so far as the Seller is aware, other than the Intellectual Property licensed from other members of the Seller Group (other than the Target Group) no fact or circumstance exists which may be reasonably expected to give rise to any Target Group Company losing ownership with respect to, or otherwise not having the right to use, such Intellectual Property.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

25.2        So far as the Seller is aware, there is no civil, criminal, arbitration, administrative or other proceeding or dispute pending or threatened in any jurisdiction concerning any of the Intellectual Property owned by a Target Group Company and, so far as the Seller is aware, the activities of the Target Group Companies do not infringe or misappropriate any third party Intellectual Property, nor has a Target Group Company received any notice relating to such proceedings in the [***] years prior to the date of this Agreement. To the best of the Seller’s knowledge, no fact or circumstance exists which may reasonably be expected to give rise to a proceeding of that type.

26          Employment

26.1      The Disclosure Letter contains details of the salary and other benefits of each Key Employee.

26.2        Except as disclosed in the Data Room, (i) the Target Group Companies are not a party to any collective bargaining, works council or similar employee representative agreements; (ii) no employee strike, work stoppage or lock-out is pending or threatened against or involving a Target Group Company; (iii) no material unfair labour practice charge or complaint against a Target Group Company is pending or threatened; (iv) no collective bargaining agreement has expired within the last 12 (twelve) months or is currently being negotiated or is currently subject to negotiation or renegotiation by a Target Group Company with respect to any of their respective employees; and (v) no action, suit or complaint, by or before any Governmental Entity, notice of which has been served, has been brought or threatened against a Target Group Company by or on behalf of any employee of that Target Group Company, and, so far as the Seller is aware, no fact or circumstance exists that may reasonably be expected to give rise to such action, suit or complaint.

27          Pensions

The pension schemes disclosed at item 4.15 in the Data Room are the only schemes to which the Target Group Companies make, or could become liable to make, payments for providing, or have any other liability in connection with retirement, death, disability or life assurance benefits and the Target Group Companies have complied in all material respects with all relevant legal obligations in relation to such schemes. All material documents which contain the material terms of the Target Group’s pension schemes, have been disclosed in the Data Room. The Target Group’s pension schemes comply with and have at all times complied with the provisions of Applicable Law. Details of all amounts due under the scheme have been supplied to the Purchaser. All amounts due under the Company Schemes have been duly paid.

28          Brokers

So far as the Seller is aware, no broker, investment banker, financial adviser or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with this Agreement based upon arrangements made by or on behalf of the Seller, except those for which a member of the Seller’s Group will be solely responsible.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

29          Loans entered into by the Target Group Companies

29.1        The Accounts fairly represent, in all material respects, the level of reserves for defaults and loan impairments with respect to the loan and investment portfolios of the Target Group Companies (the “Portfolios”) in accordance with accounting policies, procedures and methodologies used in preparing the Accounts applied on a consistent basis.

29.2        The Portfolios have been administered in all material respects in accordance with the applicable loan servicing and operating procedures and policies of the Target Group Companies and with Applicable Laws in Brazil.

30          Insolvency

No order has been made, petition presented, resolution passed or meeting convened, by any of the Target Group Companies, for the winding up, judicial restructuring or out-of-court restructuring of any of the Target Group Companies or for the appointment of an administrator or provisional judicial administrator. The Target Group Companies are able to pay their debts as they fall due and are not insolvent under the laws of their respective jurisdictions of incorporation. No Target Group Company has by reason of actual or anticipated financial difficulties commenced negotiations with its creditors with a view to rescheduling any of its indebtedness.

31          Deferred Prosecution Agreement

Following Closing, the terms of the Deferred Prosecution Agreement are not binding on, and do not impose any limitations on, any Target Group Company.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 6
Warranties given by the Purchaser and Holdings under Clause 9.3

PART A

1             Organisation, Standing and Power

The Purchaser is duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is organised and has full corporate power and authority and possesses all Consents necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its business as currently conducted.

2             Authority, Execution and Delivery and Enforceability

The Purchaser has full power and authority to execute this Agreement and to consummate the Acquisition. The execution and delivery by the Purchaser of this Agreement, the performance of its obligations hereunder and the consummation by the Purchaser of the Acquisition have been duly authorised by all necessary corporate action required to empower it to perform its obligations under this Agreement and any other document to be executed by it pursuant to this Agreement, where failure to obtain them would adversely affect to a material extent the Purchaser’s ability to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by the Purchaser and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Applicable Law affecting the enforcement of creditors’ rights generally.

3             No Conflicts, Consents

The execution and delivery by the Purchaser of this Agreement does not, and the consummation of the Acquisition and compliance by the Purchaser with the terms of this Agreement will not:

3.1.1        contravene, conflict with, or result in any violation of (i) the by-laws or constitutional documents of the Purchaser; or (ii) any judgment, or Applicable Law, applicable to the Purchaser or its properties or assets, except where, in the case of paragraph (ii) above, any such contravention, conflict or violation, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the Acquisition;

3.1.2        require any Consent or Filing with any Governmental Entity to be obtained or made by or with respect to the Purchaser prior to the Closing Date in connection with the execution, delivery and performance hereof or the consummation of the Acquisition, other than those expressly contemplated in this Agreement; or

3.1.3        require the consent of any person other than the shareholders of the Purchaser.

4             Proceedings

There are not any (i) outstanding judgments against or affecting the Purchaser; (ii) proceedings pending or, so far as the Purchaser is aware, threatened against or affecting the Purchaser; or (iii) investigations by any Governmental Entity that are pending or, so far as the Purchaser is aware, threatened against or affecting the Purchaser that, in any case, individually or in the aggregate, have or would reasonably be expected to materially and adversely impair the ability of the Purchaser to consummate the Acquisition.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

5             Compliance with Laws

5.1            In connection with the entry into of this Agreement, the transactions contemplated by this Agreement and/or any matter pertaining directly or indirectly to this Agreement, including the negotiation of this Agreement and the fulfilment of the Purchaser’s obligations hereunder:

5.1.1        the Purchaser has not, and no Purchaser’s Associate has, and the Purchaser undertakes for itself and on behalf of the Purchaser’s Associates that neither it nor they shall, engage in or in any way induce, the following conduct: making of payments or transfers of value, offers, promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, which have or may have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, facilitation payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; and

5.1.2        the Purchaser has not violated, and none of the Purchaser’s Associates have violated, and the Purchaser undertakes that it will not, and that none of the Purchaser’s Associates will, violate: (i) any Anti-Bribery Law; (ii) any Economic Sanctions Law; (iii) the US Export Administration Regulations or the US International Traffic in Arms Regulations; (iv) any applicable anti-money laundering or anti-terrorist financing law or regulation of any country; or (v) any other law applicable to the Purchaser or the Purchaser’s Associates (as applicable).

6             Insolvency

6.1         The Purchaser is not insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

6.2         There are no winding up, bankruptcy or other insolvency proceedings concerning the Purchaser.

6.3         The Purchaser has not by reason of actual or anticipated financial difficulties commenced negotiations with its creditors with a view to rescheduling any of its indebtedness.

7             Availability of Funds

The Purchaser has available cash or cash equivalents or has existing borrowing facilities that together are sufficient to enable it to consummate the Acquisition.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

PART B

1             Organisation, Standing and Power

Holdings is duly organised, validly existing and in good standing under the laws of the jurisdiction in which it is organised and has full corporate power and authority and possesses all Consents necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its business as currently conducted.

2             Authority, Execution and Delivery and Enforceability

Holdings has full power and authority to execute this Agreement. The execution and delivery by Holdings of this Agreement and the performance of its obligations hereunder have been duly authorised by all necessary corporate action required to empower it to perform its obligations under this Agreement and any other document to be executed by it pursuant to this Agreement, where failure to obtain them would adversely affect to a material extent Holdings’ ability to enter into and perform its obligations under this Agreement. This Agreement has been duly executed by Holdings and constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Applicable Law affecting the enforcement of creditors’ rights generally.

3             No Conflicts, Consents

The execution and delivery by Holdings of this Agreement does not, and the compliance by Holdings with the terms of this Agreement will not:

3.1.1        contravene, conflict with, or result in any violation of (i) the by-laws or constitutional documents of Holdings; or (ii) any judgment, or Applicable Law, applicable to Holdings or its properties or assets;

3.1.2        require any Consent or Filing with any Governmental Entity to be obtained or made by or with respect to Holdings prior to the Closing Date in connection with the execution, delivery and performance hereof, other than those expressly contemplated in this Agreement; or

3.1.3        require the consent of any person.

4             Compliance with Laws

4.1            In connection with the entry into of this Agreement, the transactions contemplated by this Agreement and/or any matter pertaining directly or indirectly to this Agreement, including the negotiation of this Agreement and the fulfilment of Holdings’ obligations hereunder:

4.1.1        Holdings has not, and no Holdings’ Associate has, and Holdings undertakes for itself and on behalf of Holdings'Associates that neither it nor they shall, engage in or in any way induce, the following conduct: making of payments or transfers of value, offers, promises or giving of any financial or other advantage, or requests, agreements to receive or acceptances of any financial or other advantage, either directly or indirectly, which have or may have the purpose or effect of public or commercial bribery or acceptance of or acquiescence in bribery, extortion, facilitation payments or other unlawful or improper means of obtaining or retaining business, commercial advantage or the improper performance of any function or activity; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

4.1.2        Holdings has not violated, and none of the Holdings' Associates have violated, and the Purchaser undertakes that it will not, and that none of the Holdings' Associates will, violate: (i) any Anti-Bribery Law; (ii) any Economic Sanctions Law; (iii) the US Export Administration Regulations or the US International Traffic in Arms Regulations; (iv) any applicable anti-money laundering or anti-terrorist financing law or regulation of any country; or (v) any other law applicable to Holdings or the Holdings' Associates (as applicable).

5             Insolvency

5.1         Holdings is not insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

5.2         There are no winding up, bankruptcy or other insolvency proceedings concerning Holdings.

5.3         Holdings has not by reason of actual or anticipated financial difficulties commenced negotiations with its creditors with a view to rescheduling any of its indebtedness.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 7
Limitations of Liability under Clause 10

1             Time Limitation for Claims

The Seller shall not be liable under this Agreement in respect of any Relevant Claim unless a notice of the Relevant Claim is given by the Purchaser to the Seller in accordance with Clauses 11.2 and 11.3:

(i)            in the case of any Relevant Claim under Clause 8.6, 11.7, 15.7.4(v), Schedule 4(Tax), paragraph 18 of Schedule 5(Warranties given by the Seller under Clause 9.1), or, to the extent it arises as a result of the Seller’s breach of a Fundamental Warranty, within [***] years following Closing; and

(ii)           in the case of any other Relevant Claim, within [***] months following Closing.

For the avoidance of doubt, subject to the Purchaser notifying the Seller of any Relevant Claim and bringing proceedings in accordance with the terms of Clauses 11.1 to 11.3, the Seller shall remain liable for such Relevant Claim after the relevant time period specified in this paragraph 1 to the extent it remains otherwise liable pursuant to this Agreement.

2             Minimum Claims

2.1            The Seller shall not be liable in respect of any individual Relevant Claim (or a series of Relevant Claims arising from substantially identical facts or circumstances) unless the liability agreed or determined (disregarding the provisions of this paragraph 2) in respect of any such claim or series of Relevant Claims exceeds [***].

2.2            Where the liability agreed or determined in respect of any such Relevant Claim or series of related Relevant Claims exceeds [***], subject as provided elsewhere in this Schedule, the Seller shall be liable for the full amount of the Relevant Claim or series of Relevant Claims as agreed or determined and not just the excess.

3             Aggregate Minimum Claims

3.1         The Seller shall not be liable in respect of any Relevant Claim unless the aggregate amount of all Relevant Claims for which the Seller would otherwise be liable under this Agreement exceeds [***].

3.2         Where the liability agreed or determined in respect of all Relevant Claims referred to in paragraph 3.1 exceeds [***], the liability of the Seller shall be limited to the amount of the excess.

4             Maximum Liability

4.1         The aggregate liability of the Seller and Holdings in respect of:

4.1.1        all Relevant Claims relating to all Fundamental Warranties and Clauses 5, 11.7 and 15.7.4(v), shall not exceed [***];

4.1.2        all other Relevant Claims shall not exceed [***]; and

4.1.3        all claims under Clause 9.4.2 shall not exceed [***].

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

5             Contingent Liabilities

Except in the case of a Relevant Claim under paragraph 1 of Schedule 4 (Tax), the Seller shall not be liable under this Agreement in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, provided that this paragraph 5 shall not operate to avoid a Relevant Claim made in respect of a contingent liability within the time limit specified in paragraph 1, specifying the matters set out in Clause 11.2 and, if applicable, to the extent proceedings are commenced, in accordance with Clause 11.3.

6             Losses

The Seller shall not be liable under this Agreement in respect of any loss of production, loss of profit, loss of revenue, loss of contract, loss of goodwill, loss of claim, loss of reputation or any punitive, indirect or consequential losses.

7             Provisions

The Seller's liability to pay an amount to the Purchaser pursuant to a Relevant Claim shall be reduced to the extent that a specific allowance, provision or reserve was made in the Closing Statement for the relevant matter which gave rise to such Relevant Claim.

8             Matters Arising Subsequent to this Agreement

The Seller shall not be liable under this Agreement in respect of any matter to the extent that the same would not have occurred but for:

8.1         Agreed matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement (except the Pre-Closing Reorganisation and the Acquisition) or otherwise at the request in writing or with the approval in writing of the Purchaser or any member of the Purchaser’s Group (including, after Closing, any of the Target Group Companies);

8.2         Acts of the Purchaser

any act, omission or transaction (other than any act, omission or transaction carried out pursuant to a legally binding commitment created on or before Closing or otherwise required by Applicable Law in existence on or prior to Closing) of the Purchaser or any member of the Purchaser’s Group (including, after Closing, any of the Target Group Companies), or their respective directors, officers, employees or agents or successors in title, after Closing outside the ordinary course of business of a Target Group Company as at Closing and where it is reasonably foreseeable that such act, omission or transaction would give rise to a Relevant Claim;

8.3         Changes in Law

8.3.1        the passing of, or any change in, after the Closing Date, any law, rule or regulation of any Governmental Entity, Tax Authority or stock exchange including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of Relief from Taxation not actually (or prospectively) in effect at the Closing Date;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

8.3.2        any decision of the Federal Supreme Court (Supremo Tribunal Federal), the Superior Court of Justice (Superior Tribunal de Justiça) or the Superior Labor Court (Tribunal Superior do Trabalho)after the Closing Date that reverses an earlier decision of any such tribunal in relation to which a Target Group Company was not a party but the facts and circumstances of which would have been applicable to the Target Group’s actual case and such that it has general repercussion (repercussão geral) or is a binding precedent (súmula vinculante); or

8.3.3        any change after the Closing Date in financial reporting or accounting standards as prescribed by BACEN and the Comissão de Valores Mobiliarios – CVM (if applicable);

8.4         Accounting and Taxation Policies

any change in accounting or Taxation policy, bases or practice of the Purchaser or any member of the Purchaser’s Group or any of the Target Group Companies introduced or having effect after Closing other than any change required by Applicable Law to be made to correct such policies or practices utilised prior to Closing.

9             Insurance

Without prejudice to Clause 14, the Seller shall not be liable in respect of any Relevant Claim to the extent that the Losses or amounts in respect of which such claim is made (a) are recovered under a policy of insurance (having deducted any reasonable out-of-pocket costs incurred in making such recovery and any Tax suffered thereon); or (b) are (after taking into account any Tax that would be suffered thereon) recoverable under any Target Group Insurance Policy.

10          Net Financial Benefit

Except in the case of a Relevant Claim under paragraph 1 of Schedule 4 (Tax), the Seller shall not be liable under this Agreement in respect of any Losses suffered by the Purchaser or any Target Group Company to the extent of any corresponding savings by or net quantifiable financial benefit to any member of the Purchaser’s Group arising from such Losses or the facts giving rise to such Losses, save for any savings or benefit in respect of Taxation.

11          Purchaser’s Breach

The Seller shall not be liable in respect of any Relevant Claim to the extent that such Relevant Claim arises as a result of, or is increased by, the failure of the Purchaser to comply with any of its obligations under this Agreement.

12          Tax Savings

All Losses shall be calculated on a Net After-Tax Basis.

13          Purchaser’s Right to Recover

13.1      Prior to Recovery from the Seller etc.

If, before the Seller pays an amount in discharge of any Relevant Claim, the Purchaser or any Target Group Company recovers or is entitled to recover or has a right of recovery or an indemnity (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Target Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the claim, the Purchaser shall procure that, before steps are taken to enforce a claim against the Seller following notification under Clause 11.2 of this Agreement, all reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less any reasonable costs, including Tax, incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

13.2      Following Recovery from the Seller etc.

If the Seller has paid an amount in discharge of any Relevant Claim and the Purchaser or any Target Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Target Group Company (in whole or in part) in respect of the loss or liability which is the subject matter of the Relevant Claim, the Seller shall be subrogated to all rights that the Purchaser or Target Group Company has or would otherwise have in respect of the claim against the third party or, if subrogation is not possible, the Purchaser shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Target Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses, including Tax, reasonably incurred in obtaining such recovery or if less (ii) the amount previously paid by the Seller to the Purchaser.

13.3      Double Recovery and Double Counting

The Purchaser shall not be entitled to recover from the Seller under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the Purchaser is otherwise entitled to claim (or part of any such Losses or amount) and no amount (or part of any amount) shall be taken into account, set off or credited more than once under this Agreement or otherwise, with the intent that there will be no double counting.

14          Mitigation of Losses

Except in the case of paragraph 1 of Schedule 4 (Tax), the Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Agreement.

15          Fraud

None of the limitations contained in this Schedule shall apply to any Relevant Claim to the extent it arises or is increased as a result of fraud or wilful concealment by the Seller.

16          Seller’s Right to Remedy Breaches

If a breach of this Agreement (including any breach of a Seller’s Warranty) is capable of remedy, the Purchaser shall only be entitled to bring a Relevant Claim in respect of such breach if it gives the Seller written notice of the breach and the breach is not remedied within 30 (thirty) days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser’s Group shall) provide all reasonable assistance to the Seller to remedy any such breach.

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 8
Parties’ Knowledge

Part A Seller’s Knowledge

With respect to the Target Group:

[***]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Part B Purchaser’s Knowledge

[***]

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 9
Migration Plan

1             Background and Effectiveness

1.1         Between the date of this Agreement and Closing, the Seller and the Purchaser shall co-operate in good faith to develop and implement a plan for the orderly migration of the Target Group on Closing (the “Migration Plan”).

1.2         The terms of this Schedule and this Agreement will govern performance of the Seller and the Purchaser in respect of the Migration Plan. At Closing, save as set out in the Migration Plan (as amended from time to time in accordance with paragraph 5 of this Schedule or as otherwise agreed in writing by the Seller and the Purchaser), the effectiveness of this Schedule (other than paragraph 4) shall cease.

1.3         The Migration Plan, all documents prepared in connection with it and all discussions between the Seller and the Purchaser with regard to it, shall be in the English language.

1.4         For the avoidance of doubt, if this Agreement terminates in accordance with its terms, this Schedule shall also terminate, and’ obligations of the Seller and the Purchaser in respect of the Migration Plan shall cease, save in relation to any fees or costs that have not been invoiced or paid as at the date of termination, in respect of which the relevant provisions of this Schedule shall continue to apply.

2             Governance

2.1         As soon as practicable after the date of this Agreement, and by no later than 5 (five) Business Days thereafter, the Seller and the Purchaser will constitute a joint project steering committee (the “JESC”) consisting of 3 (three) representatives of the Seller and 3 (three) representatives of the Purchaser to agree and oversee the Migration Plan in accordance with paragraph 1 above, provided that the Purchaser and the Seller will each be entitled to replace any of their respective representatives with suitably qualified individuals at any time by written notice served on the other.

2.2         The Seller and the Purchaser acknowledge and agree that the JESC will:

(i)            meet fortnightly or more regularly if the JESC deems necessary; and

(ii)           have the power to require the Seller and the Purchaser to take such actions as are reasonably required to ensure that there are no operational impediments to Closing, provided that this will not require either of them to take any action which it would in its opinion, acting in good faith, be unreasonable to expect it to take.

2.3         In order to manage and execute the Migration Plan, as soon as practicable after the date ofthis Agreement, and by no later than 5 (five) Business Days following the date of this Agreement, the Seller and the Purchaser shall establish a joint programme management office (the “JPMO” and, together with the JESC, the “Governance Function”) consisting of the lead programme manager from the Purchaser and the Seller and other key workstream leads or personnel appointed by the Seller and the Purchaser.

2.4         The JPMO shall:

(i)            review the workstream level status reports provided by the workstream leads and be a point of escalation for any unresolved joint workstream issues;

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(ii)           escalate any unresolved issues to be resolved by the Seller or the Purchaser’s respective transaction programme steering committees and where necessary the JESC;

(iii)          maintain and manage the Migration Plan as developed by the relevant workstreams; and

(iv)          meet at least weekly or at a frequency mutually agreed by the Seller and the Purchaser.

2.5         As soon as reasonably practicable following the date of this Agreement, and by no later than 30 (thirty) Business Days following the date of this Agreement, the JPMO shall prepare and submit the Migration Plan to the JESC.

3             Information security review

The Seller shall be entitled to conduct, in accordance with the relevant procedures of the Seller’s Group, a review of the information security procedures, policies and practices of the Purchaser’s Group as soon as reasonably practicable after the date of this Agreement and the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, provide to the Seller and the Seller’s representatives such access (on reasonable notice) to premises, personnel and to all relevant documents, records and information within the possession or control of the Purchaser’s Group as the Seller may reasonably require for the purpose of conducting such review. The Purchaser shall use all reasonable endeavours to procure that any changes to the information security procedures, policies and practices of the Purchaser’s Group as are reasonably required by the Seller following such review are implemented by the Purchaser’s Group as soon as reasonably practicable prior to Closing.

4             Fees

The Purchaser shall bear all reasonably incurred costs and expenses (including, for the avoidance of doubt and without limitation, any costs incurred by any third party and any costs incurred by any member of the Seller’s Group) (including any internal time based costs) incurred in connection with development and execution of the Migration Plan and the other activities contemplated by this Schedule, including for the avoidance of doubt and without limitation:

(i)            customer and/or client communication including development, supplies, production, postage and distribution charges;

(ii)           the process of de-branding (including the removal and, where applicable, destruction of branded materials) all branches, office spaces, ATM and POS machines, including but not limited to physical building fascia, furniture, walls, windows and imagery which, for the avoidance of doubt, shall include the removal and destruction of any other branded and/or proprietary items, including but not limited to leaflets, letterhead, business cards, billboards and public spaces and such de-branding activities shall, at all times, be undertaken in compliance with the Seller’s branding standards and policies;

(iii)          debit and credit card reissuance activities including but not limited to card development, supplies, production, postage distribution charges and BINs transfer; and

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

(iv)          internet token distribution including, but not limited to, development, supplies, production, postage and distribution charges.

To the extent such costs and expenses comprise internal time based costs, the Seller shall, before any such costs are incurred, provide a reasonable estimate of such costs in advance to the Purchaser for its approval. The Purchaser shall consider such estimates acting reasonably and in good faith.

5             Change Control

The Seller and the Purchaser, through the Governance Function, shall document requests for changes to the Migration Plan in a written change request setting forth the requirements that are new or have changed, an analysis of the impact on the Migration Plan and, if such request is made by the Purchaser, a request to the Seller for an evaluation of any applicable fees, and if such request is made by the Seller, a statement of the impact on fees payable. The Seller and the Purchaser shall act reasonably in evaluating and consenting or not consenting to any such request.

6             Compliance with Policies and Procedures

The Seller and the Purchaser shall, and shall cause its Affiliates to, comply, and cause its personnel participating in the Governance Function and/or the development and execution of the Migration Plan to comply, with the other Party’s (i) security policies and procedures provided to it in advance in writing when accessing such other Party’s computing resources, and (ii) security, conduct and workplace safety rules and policies.

7             Supplemental Agreements

The Seller and the Purchaser may enter into supplemental agreements to facilitate the Migration Plan as deemed reasonably necessary by either the Seller or the Purchaser, and the Seller and the Purchaser shall not unreasonably withhold their consent to enter into such agreements. Without limiting the generality of the foregoing, such supplemental agreements may include non-disclosure agreements, licence agreements and agreements with third parties, such as vendors.

8             Access

The Purchaser shall, and shall procure that the Target Group Companies shall, following Closing, allow the Seller and its agents, upon reasonable notice, such access to the premises, personnel and systems of the Purchaser and/or any Target Group Company as may be necessary in order to carry out agreed steps under the Migration Plan (including, inter alia, ensuring that relevant hardware is purged of any Seller’s Group proprietary data or systems (including systems architecture)).

Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.

Schedule 10
Sale Branches

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Banco Bradesco S.A. has requested confidential treatment of the information in [***], which has been filed separately with the SEC.